Exhibit 4.3

FINAL FORM

WOLFSPEED, INC.

as Issuer

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Subsidiary Guarantors

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

INDENTURE

Dated as of September 29, 2025

7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031

THIS INDENTURE IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR

AGREEMENTS (AS DEFINED HEREIN).

WOLFSPEED, INC.

Reconciliation and tie between Trust Indenture Act of 1939 and

Indenture, dated as of September 29, 2025

§ 310(a)(1)	10.09
(a)(2)	10.09
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	10.09
(b)	10.09
§ 311(a)	10.10
(b)	10.10
(c)	Not Applicable
§ 312(a)	2.08
(b)	2.08
(c)	2.08
§ 313(a)	10.10
(b)(1)	10.10
(b)(2)	10.10
(c)	10.10
(d)	10.10
§ 314(a)	3.03, 13.01, 13.03
(b)	Not Applicable
(c)(1)	13.02
(c)(2)	13.02
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	13.03
(f)	Not Applicable
§ 315(a)	10.01
(b)	10.05
(c)	10.01
(d)	10.01
(e)	7.04
§ 316(a)(last sentence)	2.16
(a)(1)(A)	7.07
(a)(1)(B)	7.05
(a)(2)	Not Applicable
(b)	7.09
(c)	2.05
§ 317(a)(1)	7.09
(a)(2)	7.11
(b)	2.07
§ 318(a)	13.16

Note: This reconciliation and tie shall not, for any purpose, be deemed to be part of the Indenture.

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- ii -

- iii -

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Exhibits

Exhibit A: Form of Note	A-1

Exhibit B: Form of Global Note Legend	B2-1

Exhibit C: Form of Supplemental Indenture	C-1

Exhibit D: Agreed Security Principles	D-1

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Schedules

Schedule 1.01(A)	Certain Excluded Equity Interests

Schedule 1.01(B)	Dispositions

Schedule 1.01(C)	Immaterial Subsidiaries

Schedule 1.01(D)	Investments

Schedule 1.01(E)	Liens

Schedule 3.12(B)	Existing Indebtedness

Schedule 3.18	Existing Affiliate Transactions

Schedule 3.22	Post-Closing Actions

- vi -

INDENTURE, dated as of September 29, 2025, among Wolfspeed, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (as defined below) party hereto from time to time and U.S. Bank Trust Company, National Association, a national banking association, not in its individual capacity but solely as the trustee hereunder (the “Trustee”) and as the collateral agent (the “Collateral Agent”) hereunder.

RECITALS

WHEREAS, on June 30, 2025, the Issuer and its wholly owned subsidiary, Wolfspeed Texas LLC, commenced voluntary cases, jointly administered under the caption In re Wolfspeed, Inc., et al., Case No. 25-90163 (CML) (the “Chapter 11 Cases”), under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”);

WHEREAS, pursuant to the terms and conditions of the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate (Docket No. 8), dated June 27, 2025 (as the same may be amended, modified or restated from time to time, and together with all appendices, exhibits and supplements thereto, the “Bankruptcy Plan”) relating to the reorganization under Chapter 11 of Title 11 of the United States Code of the Issuer and its wholly owned subsidiary, Wolfspeed Texas LLC, which Bankruptcy Plan was confirmed by order, dated September 8, 2025, of the Bankruptcy Court (the “Confirmation Order”), certain holders of Convertible Notes Claims (as defined in the Bankruptcy Plan) are to be issued the Notes (as defined herein) in an initial aggregate principal amount equal to $296,401,000 (the “Initial Notes”);

WHEREAS, (a) all acts and things necessary to make (i) the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Issuer; (ii) the Guarantees of the Subsidiary Guarantors hereunder the valid, binding and legal obligations of the Subsidiary Guarantors; and (iii) this Indenture a valid agreement of the Issuer and the Subsidiary Guarantors, according to its terms, have been done and performed, and (b) the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises set forth herein, the Issuer and the Subsidiary Guarantors covenant and agree with the Trustee and Collateral Agent for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

Article 1. DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. DEFINITIONS.

“Account Control Agreement” means (a) with respect to any Deposit Account or Securities Account held or located in the United States, a customary account control agreement which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the Uniform Commercial Code or Section 8-106 of the Uniform Commercial Code, as applicable) of Deposit Accounts or Securities Accounts, as applicable and (b) with respect to any other Deposit Account or Securities Account, such agreement as is necessary to obtain a perfected security interest under the laws of the applicable jurisdiction over such Deposit Account or Securities Account and which provides for the Collateral Agent to have the equivalent of “control” (as defined in Section 9-104 of the Uniform Commercial Code or Section 8-106 of the Uniform Commercial Code, as applicable) (to the extent such equivalent concept exists under the laws of the jurisdiction where such Deposit Account or Securities Account, as applicable, is held or located) of such Deposit Accounts or Securities Accounts, as applicable.

“Acquired Indebtedness” means, with respect to any specific Person: (a)(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or any Subsidiary of such Person; and (b) Permitted Refinancing Indebtedness in respect of the foregoing.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreed Security Principles” means the principles set forth in Exhibit D.

“Asset Disposition” means: (i) any sale, lease, conveyance or other Disposition (in one transaction or in a series of related transactions) by the Issuer or any Subsidiary of all or any part of its assets, whether now owned or hereafter acquired (including by way of a Sale and Lease-Back Transaction, or by operation of law) (provided that the sale, lease, conveyance or other Disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, shall not be an “Asset Disposition” but instead shall be governed by Section 6.01) or (ii) the issuance or sale of Equity Interests of any Subsidiary of the Issuer, or the sale by the Issuer or any of its Subsidiaries of Equity Interests in any Subsidiary of the Issuer, in each case, in one transaction or in a series of related transactions (in each case, other than directors’ qualifying shares and shares to be held by third parties to meet applicable legal requirements); provided that the term “Asset Disposition” shall not include any of the following:

(A) (i) the Disposition of inventory in the ordinary course of business by the Issuer or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Issuer or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Issuer), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Issuer or any Subsidiary, (iv) the Disposition of tools, equipment and similar property in exchange for, or the proceeds of the Disposition of which will be applied towards the purchase price of, new or replacement tools, equipment or similar property or (v) the Disposition of Cash Equivalents in the ordinary course of business;

(B) the Specified IP Disposition; provided that the net proceeds in respect thereof are applied in accordance with the First Lien Notes Indenture as in effect on the Issue Date;

(C) Dispositions (i) to the Issuer or a Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) [reserved] or (iii) by any Subsidiary that is not a Note Party to the Issuer or any Subsidiary;

(D) so long as no Event of Default exists or would result therefrom, Sale and Lease-Back Transactions permitted by Section 3.14; provided that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, such Capitalized Lease Obligation is permitted by Section 3.12 and any Lien made the subject of such Capitalized Lease Obligation is permitted by Section 3.13;

(E) any Restricted Payments permitted by Section 3.15 and any Permitted Investments;

(F) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(G) other Dispositions of assets to a person that is not an Affiliate of any Note Party; provided that (i) at the time of the execution of the definitive documentation for such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the requirements of Section 3.16(A) shall apply to such Disposition and (iii) the Net Proceeds thereof, if any, are applied in accordance with Section 3.16(B);

(H) [Reserved];

(I) leases or subleases or licenses or sublicenses of any real or personal property (including licenses of Intellectual Property) in the ordinary course of business and consistent with past practice or industry practices;

(J) Dispositions or abandonment of Intellectual Property of the Issuer and its Subsidiaries determined in good faith by the management of the Issuer to be no longer useful or necessary in the operation of the business of the Issuer or any of the Subsidiaries;

(K) commencing with the Issuer’s fiscal year ending June 30, 2027, other Dispositions for fair market value as determined in good faith by the Issuer (acting in its reasonable discretion) with an aggregate value per fiscal year not in excess of the greater of (x) $12,000,000 and (y) 6.0% of EBITDA for the Test Period then most recently ended; provided that this clause (K) may not be used in combination with any other clause of this definition of “Asset Disposition” in connection with any Disposition (or portion thereof) or series of related Dispositions (or portion thereof);

(L) dedications or dispositions of roads constituting Real Property, or the granting of easements, rights of way, rights of access and/or similar rights in Real Property, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project that, would not reasonably be expected to interfere in any material respect with the operations of the Issuer and its Subsidiaries; provided that upon request by the Issuer accompanied by the documents required by Section 11.05, the Collateral Agent shall (i) release its Mortgage on the portions of such Real Property dedicated or disposed of or (ii) subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement, in each case, in such form as is reasonably satisfactory to Collateral Agent and the Issuer;

(M) Dispositions contractually committed as of, or contemplated as of, the Issue Date and set forth on Schedule 1.01(B); and

(N) to the extent constituting an Asset Disposition, any termination, settlement or extinguishment of Hedging Agreements or other contractual obligations.

For purposes of determining compliance with Section 3.16 or the definition of “Asset Disposition”, other than with respect to clause (K) of the definition of “Asset Disposition”, a Disposition need not be permitted solely by reference to one category of permitted Dispositions (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1.00 or any integral multiple of $1.00 in excess thereof.

“Bankruptcy Law” means Title 11 of the United States Code or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Issuer or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City (and in respect of payments, the place of payment) are authorized or required by law to remain closed.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Issuer or its Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Issuer as capital lease or finance lease obligations and were subsequently recharacterized as capital lease or finance lease obligations or, in the case of a special purpose or other entity becoming consolidated with the Issuer and its Subsidiaries were required to be characterized as capital lease or finance obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease or finance lease obligations but would not have been required to be treated as capital lease or finance lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” shall mean:

(A) direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year from the date of acquisition thereof;

(B) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or other financial institution that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $500,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(C) repurchase obligations with a term of not more than 185 days for underlying securities of the types described in clause (A) above entered into with a bank meeting the qualifications described in clause (B) above;

(D) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P or F1 or higher by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(E) securities with maturities of six months or less from the date of acquisition, issued and fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(F) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (A) through (E) above;

(G) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s or AAA by Fitch and (iii) have portfolio assets of at least $500,000,000;

(H) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of Consolidated Total Assets;

(I) any Investments permitted by the Issuer’s investment policy (other than any Investment permitted by Section IX thereof), as in effect on the Issue Date; and

(J) instruments equivalent to those referred to in clauses (A) through (I) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Note Party or any Subsidiary, in each case, organized in such jurisdiction.

“Cash Interest” means interest payable on the Notes in the form of cash.

“Cash Management Agreement” means any agreement to provide to the Issuer or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or property (including any improvements thereon) to replace or repair such equipment, assets or property or as compensation for such casualty or condemnation event.

“Change of Control” means any of the following events:

(A) the consummation of any transaction (including, without limitation, any merger or consolidation) pursuant to which a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Issuer or its Wholly Owned Subsidiaries, or their respective employee benefit plans, or Renesas, becomes the direct or indirect “beneficial owner” (as defined below) of Common Stock representing more than fifty percent (50%) of the voting power of all of the Common Stock; provided, however, that, for purposes of this clause (A), no person or group will be deemed to be a beneficial owner of any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange in such offer;

(B) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person, other than solely to one or more of the Issuer’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) (other than changes solely resulting from a subdivision or combination of the Common Stock or solely a change in the par value or nominal value of the Common Stock) all of the shares of Common Stock are exchanged for, converted into, acquired for, or constitute solely the right to receive, other securities, cash or other property; provided, however, that any transaction described in clause (B)(ii) above pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Issuer’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-a-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (B);

(C) the Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of the Issuer;

provided, however, that notwithstanding the foregoing, the distribution of securities pursuant to the Bankruptcy Plan shall in no event be deemed a Change of Control.

For the purpose of this Indenture, whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Change of Control Repurchase Date” means the date fixed for the repurchase of any Notes by the Issuer pursuant to a Repurchase Upon Change of Control.

“Change of Control Repurchase Notice” means a notice (including a notice substantially in the form of the “Change of Control Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Change of Control Repurchase Price” means the cash price payable by the Issuer to repurchase any Note upon its Repurchase Upon Change of Control, calculated pursuant to Section 4.02(D).

“CHIPS Act” means Title XCIX — Creating Helpful Incentives to Produce Semiconductors for America of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021 (Pub. L. 116-283), as amended by the CHIPS Act of 2022 (Division A of Pub. L. 117-167).

“CHIPS Program Office” means United States Department of Commerce, CHIPS Program Office.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all the “Collateral” (or similar term) as defined in any Security Document and shall also include the Mortgaged Properties, and all other property that is subject to any Lien in favor of the Trustee, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” means the Collateral Agreement, dated as of the Issue Date, and as may be amended, restated, supplemented or otherwise modified from time to time, among the Issuer, each Domestic Subsidiary Guarantor and the Collateral Agent.

“Collateral and Guarantee Requirement” means the requirement that (in each case subject to the Agreed Security Principles, Sections 3.21(A)(iii), (iv) and (vii), Section 3.22 and any applicable Intercreditor Agreement):

(A) on the Issue Date, (x) the Collateral Agent shall have received from the Issuer and each Domestic Subsidiary Guarantor an executed counterpart to the Collateral Agreement and each other Security Documents required to be executed by the Issuer and each Domestic Subsidiary Guarantor pursuant to the Collateral Agreement on the Issue Date in order to secure the Note Obligations thereunder and (y) the Trustee shall have received from each Subsidiary Guarantor, an executed counterpart to this Indenture, in each case duly executed and delivered on behalf of such person;

(B) on the Issue Date, (i)(x) all outstanding Equity Interests directly owned by the Issuer or any Domestic Subsidiary Guarantor, in each case, other than Excluded Securities, and (y) all Indebtedness owing to the Issuer or any Domestic Subsidiary Guarantor, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and such notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(C) in the case of any person that becomes a Subsidiary Guarantor after the Issue Date, the Collateral Agent or the Trustee, as applicable, shall have received (i) a supplemental indenture to this Indenture substantially in the form of Exhibit C, duly executed and delivered by such Subsidiary Guarantor, (ii) in the case of a Domestic Subsidiary Guarantor, a supplement to the Collateral Agreement and supplements to the other Security Documents, if applicable, substantially in the form specified therefor, in each case, duly executed and delivered on behalf of such Domestic Subsidiary Guarantor and (iii) in the case of a Foreign Subsidiary Guarantor, such other Security Documents governed by the law of any Foreign Collateral Jurisdiction as are necessary for the grant of a perfected security interest in the Equity Interests of, and assets of, such Subsidiary Guarantor, which shall include, among other things, security over substantially all assets in any jurisdiction where all-asset/floating security is customary, duly executed and delivered on behalf of such Foreign Subsidiary Guarantor;

(D) after the Issue Date, (i) (x) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor after the Issue Date and (y) subject to Section 3.21(A)(vii), all Equity Interests directly acquired by the Issuer or a Subsidiary Guarantor after the Issue Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement or other applicable Security Documents, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(E) on the Issue Date, except as otherwise contemplated by Section 3.22, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office (including any Notice of Grant of Security Interest in Intellectual Property), and all other actions reasonably necessary (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded concurrently with, or promptly following, the execution and delivery of each such Security Document;

(F) subject to Section 3.21(A)(vii), within the time periods set forth in Section 3.21 with respect to Mortgaged Properties encumbered pursuant to said Section 3.21, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that may be necessary or reasonably desirable to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel in favor of the Collateral Agent regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions and customarily given in similar financing transactions, (iii) with respect to each such Mortgaged Property, the Flood Documentation and (iv) such other customary certificates, affidavits and similar deliverables that are customarily given in similar financing transactions in connection with the delivery of a Mortgage reasonably necessary that are available to the Issuer without material expense with respect to any such Mortgage or Mortgaged Property;

(G) [Reserved];

(H) [Reserved]; and

(I) after the Issue Date, the Collateral Agent or the Trustee, as applicable, shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 3.21 or the Collateral Agreement, and (ii) evidence of compliance with any other requirements of Section 3.21.

“Common Stock” means the common stock of the Issuer, par value $0.00125 per share, at the date of this Indenture.

“Consolidated Interest Expense” means, with respect to any person for any period, all interest expense, including the amortization of debt discount and premium, the amortization or expensing of all fees and expenses payable in connection with the incurrence of indebtedness, the interest component under Capitalized Lease Obligations, capitalized interest, interest paid in kind and net payments and receipts (if any) pursuant to interest rate Hedging Agreements, in each case, of such person and its subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Net Income” means for any period, the aggregate of the Net Income of the Issuer and its Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP, but excluding:

(A) extraordinary gains or losses;

(B) net earnings of any business entity (other than a Subsidiary) in which any Note Party or any Subsidiary thereof has an ownership interest unless such net earnings shall have actually been received by the Issuer or its Subsidiaries in the form of cash distributions;

(C) any gain or loss from Dispositions not in the ordinary course of business during such period; and

(D) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Note Parties.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt of the Issuer and its Subsidiaries on the date of determination less the aggregate amount of cash and Cash Equivalents of the Issuer and its Subsidiaries on a consolidated basis as of such date, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Issuer and its Subsidiaries as of such date as of the last day of the Test Period most recently ended on or prior to such date of determination, in an amount not to exceed $1,000,000,000 (other than any cash that is “restricted” in favor of the First Lien Notes, the Second Lien Non-Renesas Notes, the Second Lien Renesas Notes and the Notes) to (b) EBITDA for the Test Period then most recently ended.

“Consolidated Total Assets” means, as of any date, the total assets of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Issuer delivered pursuant to Section 3.03.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries outstanding on such date, determined on a consolidated basis consisting of (a) Indebtedness for borrowed money (including the Notes), (b) Capitalized Lease Obligations, (c) purchase money debt, (d) debt obligations evidenced by promissory notes or similar debt instruments, (e) all obligations issued, undertaken or assumed as the deferred purchase price with respect to acquisitions, including, subject to the limitation below, earn-outs (but excluding (i) customary working capital and purchase price adjustments and trade accounts payables and other accrued trade obligations entered into in the ordinary course of business and (ii) all earn-out obligations and other similar contingent consideration not yet due and payable), (f) all outstanding Disqualified Stock of the Issuer and all preferred stock of the Subsidiaries of the Issuer, in each case issued to third parties, with the amount of such Disqualified Stock or preferred stock equal to the greater of its voluntary or involuntary liquidation preference and its Maximum Fixed Repurchase Price (as defined below) and (g) guarantees of the foregoing; provided, however, that Consolidated Total Debt shall not include Permitted Warrant Transactions. For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the price at which such Disqualified Stock or preferred stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or preferred stock cannot be so redeemed or repurchased, the fair market value of such preferred stock, in each case, determined on any date on which Consolidated Total Debt shall be required to be determined.

“Contribution Debt” means Indebtedness of the Issuer or any Subsidiary in an aggregate outstanding principal amount not greater than 100% (or 50% in the case of Permitted Disqualified Stock) of the aggregate net amount of cash proceeds received by the Issuer after the Issue Date in excess of $240,000,000 in the aggregate from (x) the issuance or sale of the Issuer’s Qualified Equity Interests and Permitted Disqualified Stock or (y) a contribution to the Issuer’s common equity, in each case after the Issue Date (in each case of (x) and (y), other than proceeds (i) from the sale of Equity Interests by the Issuer to any Subsidiary or contributions to the common equity of the Issuer by any of its Subsidiaries or (ii) from the conversion of any Convertible Notes or the exercise of any Renesas Warrants), in each case, to the extent such proceeds have not otherwise been applied to voluntarily redeem the Notes pursuant to Section 4.03, make any Restricted Payments pursuant to Section 3.15 or any Permitted Investments. Notwithstanding anything to the contrary set forth herein, (A) Contribution Debt may only be allocated to Section 3.12(B)(xi) and (B) Section 3.12(B)(xi) may not be used to incur any other Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Notes” means, collectively, (i) the Second Lien Non-Renesas Notes, (ii) the Second Lien Renesas Notes and (iii) any other debt securities issued by the Issuer from time to time permitted to be incurred under the terms of this Indenture that are convertible into, or exchangeable for, equity interests of the Issuer (and cash in lieu of any fractional interests), cash or any combination thereof (in an amount determined by reference to the price of such equity interests).

“Core Assets” means any (i) MVF Assets, Siler City Assets or Durham Assets, in each case, excluding any immaterial ordinary course assets utilized in the applicable facility or campus or (ii) Equity Interests of any direct or indirect Subsidiary of the Issuer that directly or indirectly owns any of the foregoing. Notwithstanding anything to the contrary set forth herein, it is understood and agreed that there is no limitation on any MVF Asset, Siler City Asset or Durham Asset moving to and from such locations.

“Corporate Trust Office” means the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 333 Commerce Street, Suite 900, Nashville, Tennessee 37201, Attention: Global Corporate Trust – Wolfspeed, Inc., or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means one or more credit agreements, indentures or debt facilities to which the Issuer and/or one or more of its Subsidiaries is party from time to time (including without limitation the First Lien Notes Indenture), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Default” means any event or condition that is (or, after notice, passage of time or both, would be) an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any transfer, exchange or other transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such transfer, exchange or transaction.

“Designated Sale and Lease-Back Transaction” means a Sale and Lease-Back Transaction entered into pursuant to Section 3.12(B)(xviii), so long as (i) the economic terms of such Sale and Lease-Back Transaction, taken as a whole, are no less favorable to the Issuer and its Subsidiaries than the economic terms of the First Lien Notes Indenture, as reasonably determined in good faith by the Issuer and (ii) the proceeds of such Designated Sale and Lease-Back Transaction, regardless of whether such arrangement is structured as a Capitalized Lease Obligation or an obligation under an operating lease, are used to prepay Credit Facilities secured by a first-priority Lien and to pay reasonable and documented fees and expenses incurred in connection with such Designated Sale and Lease-Back Transaction.

“Discharged Indebtedness” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligor thereof); provided, however, that such Indebtedness shall be deemed Discharged Indebtedness if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit; provided, further, however, that if the conditions referred to in the immediately preceding proviso are not satisfied within 95 days after such prepayment or deposit, such Indebtedness shall cease to constitute Discharged Indebtedness after such 95-day period.

“Disinterested Director” means, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” means to convey, sell, lease, sub-lease, license, sub-license, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset, in one transaction or a series of transactions, including any Sale and Lease-Back Transaction and any sale or issuance of Equity Interests of a Subsidiary, and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior redemption or repurchase in full of the Notes and payment in full of all other Note Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holder thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case of the preceding clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Issuer or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“DOE Borrower” means any borrower of any DOE Financing.

“DOE Financing” means any Indebtedness of any DOE Borrower owing to (x) the United States Department of Energy Loan Programs Office or (y) any financial institution acting as an administrator, facilitator, agent, trustee, servicer, conduit, instrumentality or similar capacity with respect to the United States Department of Energy Loans Programs Office.

“DOE Parent Entity” means the Issuer or any other Subsidiary which is a direct or indirect parent company of any DOE Borrower.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Guarantor” means (a) Wolfspeed Texas LLC and (b) each Domestic Subsidiary of the Issuer that is not an Excluded Subsidiary (unless the Issuer has elected to cause such Domestic Subsidiary to become a Subsidiary Guarantor).

“Durham Assets” means any assets of the Issuer or its Subsidiaries (i) located at, or used in, as of the Issue Date, Durham, North Carolina and (ii) located at, or used in, Durham, North Carolina from and after the Issue Date (it being understood and agreed that such assets in clauses (i) and (ii) shall at all times constitute “Durham Assets” even if subsequently removed from, or no longer used in, Durham, North Carolina).

“EBITDA” means, for any period, in each case for the Issuer and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (other than amounts specifically excluded from Consolidated Net Income under clauses (A) through (C) of the definition of Consolidated Net Income): (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, (iv) all non-recurring expenses and charges which do not represent a cash item in such period, (v) expenses in connection with the issuance of stock options or other equity as compensation to employees and/or management of the Issuer or any Subsidiary, (vi) costs and expenses, in an amount not to exceed $6,000,000 in the aggregate during any four (4) fiscal quarter period, incurred in connection with any investment, acquisition, asset disposition, equity issuance or incurrence, payment, prepayment, refinancing or redemption of Indebtedness (including fees and expenses related to this Indenture and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated) and (vii) all adjustments used in the calculation of non-GAAP net loss by the Issuer as reported in its filings with the SEC for the relevant period, minus (b) to the extent included in calculating Consolidated Net Income, (i) all non-recurring, non-cash items increasing net income for such period and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred plus (or minus) (c) non-cash losses (or gains) arising from the impact of mark-to-market valuation of the Note Parties’ Investment in Lextar Electronics Corporation; provided that (x) in no event shall any fees, costs or expenses of the type referred to as “Start-up and Underutilization Costs” in the Issuer’s filings with the SEC be added back in the calculation of EBITDA, (y) if any Disposition occurs during such period, any EBITDA attributable to the property, business or assets of such Disposition shall be excluded from the calculation of EBITDA and such Disposition shall be deemed to have occurred as of the first day of the relevant Test Period and (z) if any acquisition or Investment occurs during such period, any EBITDA attributable to the property, business or assets so acquired or invested in shall be included in the calculation of EBITDA and such acquisition or Investment shall be deemed to have occurred as of the first day of the relevant Test Period.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing; provided that Equity Interests shall not include any Convertible Notes, Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

“Escrowed Indebtedness” means Indebtedness (i) issued to refinance in full any Indebtedness, (ii) in a principal amount no greater than the outstanding principal amount of such Indebtedness to be so refinanced (plus unpaid accrued interest thereon, underwriting discounts and fees, commissions and expenses related to such offering) and (iii) the proceeds of which are funded into an escrow account (pursuant to customary escrow arrangements) pending the release thereof for such refinancing; provided that, for the avoidance of doubt, proceeds released from the escrow account and used to refinance the outstanding Indebtedness shall reduce dollar for dollar the amount of “Escrowed Indebtedness” permitted hereunder.

“Excluded Account” means (a) any Deposit Account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of any Note Party, (b) any tax account (including any sales tax account), (c) any fiduciary, pension, 401(k) or similar trust account holding employee funds, (d) any impound, escrow, trust, cash collateral (including any Deposit Account or Securities Account holding only cash collateral for letters of credit or Hedging Agreements secured by Liens permitted by clauses (AA) or (EE) of the definition of “Permitted Liens”) or similar account and (e) any Deposit Account and Securities Account that has cash or Permitted Investments that do not have a balance at any time exceeding $20,000,000 individually and $50,000,000 in the aggregate for all such accounts constituting Excluded Accounts; provided that no account held by any Note Party over which a Lien has been granted to secure any obligations under the First Lien Notes Indenture, the Second Lien Non-Renesas Notes Indenture or the Second Lien Renesas Notes Indenture (or, in each case, any Permitted Refinancing Indebtedness in respect thereof), or any other Indebtedness for borrowed money (other than Specified Indebtedness) shall be an Excluded Account.

“Excluded Securities” means any of the following:

(A) any Equity Interests or Indebtedness with respect to which the Issuer reasonably determines in good faith that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are excessive to the Issuer in relation to the value to be afforded to the Holders thereby;

(B) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law or would require governmental or other regulatory consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received);

(C) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (i) that a pledge thereof to secure the Note Obligations is prohibited by any organizational documents, joint venture agreement or stockholder agreement of such Subsidiary with an unaffiliated third party without the consent of such third party; provided that this clause (i) shall not apply if (1) such other party is a Note Party or a Subsidiary of any Note Party or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Issuer or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or stockholder agreement or replacement or renewal thereof is in effect, or (ii) a pledge thereof to secure the Note Obligations would give any other party (other than a Note Party or a Subsidiary of a Note Party) to any organizational document or stockholder agreement governing such Equity Interests the right to terminate its obligations thereunder (so long as, in each case of subclause (i) and (ii) of this clause (C), such provision prohibits the granting of a security interest over such Equity Interests generally (and not solely a pledge to secure the Note Obligations));

(D) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Issuer or any Subsidiary as reasonably determined in good faith by the Issuer;

(E) any Equity Interests that are set forth on Schedule 1.01(A); and

(F) any Margin Stock;

provided that no Equity Interest or Indebtedness held by any Note Party over which a Lien has been granted to secure any obligations under the First Lien Notes Indenture, the Second Lien Non-Renesas Notes Indenture or the Second Lien Renesas Notes Indenture (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) or any other Indebtedness for borrowed money (other than Specified Indebtedness) shall be Excluded Securities.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of Subsidiary Guarantor):

(A) each Immaterial Subsidiary;

(B) each Subsidiary that is prohibited from Guaranteeing the Note Obligations by a contractual obligation (to the extent such prohibition exists as of the Issue Date or at the time of the acquisition of such Subsidiary (or is a renewal or replacement thereof); provided that such contractual obligation was not entered into or created in contemplation of this Indenture and only for so long as such prohibition exists);

(C) each Subsidiary that is prohibited from Guaranteeing the Note Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee the Note Obligations (unless such consent, approval, license or authorization has been received and is in effect);

(D) [reserved];

(E) [reserved];

(F) each not-for-profit Subsidiary or political action committee;

(G) each Subsidiary which is a foreign sales office, to the extent such Subsidiary does not own any material assets;

(H) any other Subsidiary with respect to which, the providing of a Guarantee of the Note Obligations could reasonably be expected to result in material adverse tax consequences to the Issuer or any Subsidiary as reasonably determined in good faith by the Issuer; and

(I) any other Subsidiary with respect to which the Issuer reasonably determines in good faith that the cost or other consequences of providing a Guarantee of the Note Obligations are excessive to the Issuer in relation to the value to be afforded to the Holders thereby.

Notwithstanding anything to the contrary set forth herein or in any Note Document, in no event shall any Subsidiary that (x) is a borrower or guarantor of any DOE Financing, (y) owns any Material IP or (z) is a borrower, issuer or guarantor of any First Lien Notes, Second Lien Non-Renesas Notes or Second Lien Renesas Notes (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) or any other Indebtedness for borrowed money (other than Specified Indebtedness), be an Excluded Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Lien Notes” means $1,259,210,128 aggregate principal amount of First Lien Senior Secured Notes due 2030 issued by the Issuer pursuant to the First Lien Notes Indenture, and any additional notes which may be issued pursuant to and in accordance with the terms of the First Lien Notes Indenture, as may be further amended and supplemented from time to time.

“First Lien Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as the collateral agent for the First Lien Notes, and/or any successor collateral agent, additional collateral agent and/or any other supplemental collateral agent appointed pursuant to the terms of First Lien Notes Indenture.

“First Lien Notes Indenture” means, an indenture, dated as of the Issue Date, among the Issuer, the Subsidiary Guarantors named therein, and U.S. Bank Trust Company, National Association, as the trustee and the collateral agent, in relation to the First Lien Notes, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Notes Trustee” means U.S. Bank Trust Company, National Association, as trustee for First Lien Notes, or its successors or assignees appointed pursuant to the terms of First Lien Notes Indenture.

“First-Lien/Second-Lien Intercreditor Agreement” means the intercreditor agreement, dated on or about the Issue Date, made between, among others, the Issuer, the Subsidiary Guarantors, the Trustee, the First Lien Notes Trustee, the Second Lien Non-Renesas Notes Trustee, the Second Lien Renesas Notes Trustee, the Collateral Agent, the First Lien Notes Collateral Agent, the Second Lien Non-Renesas Notes Collateral Agent, the Second Lien Renesas Notes Collateral Agent and the other parties named therein, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First-Priority Debt Documents” shall have the meaning set forth in the First-Lien/Second-Lien Intercreditor Agreement.

“First-Priority Obligations” shall have the meaning set forth in the First-Lien/Second-Lien Intercreditor Agreement.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area (as defined below), together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Issuer and the applicable Note Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in an area within the United States identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”), the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in customary form and substance (as reasonably determined by the Issuer).

“Foreign Collateral Jurisdiction” means, as of any date of determination, any jurisdiction in which a Foreign Subsidiary Guarantor is formed or incorporated.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary Guarantor” means each Foreign Subsidiary of the Issuer that is not an Excluded Subsidiary (unless the Issuer has elected to cause such Foreign Subsidiary to become a Subsidiary Guarantor).

“GAAP” means generally accepted accounting principles in effect in the United States of America on the Issue Date, applied on a consistent basis, subject to the provisions of Section 1.03.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Issuer and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B.

“Governmental Authority” means any federal, state, local or foreign government, court, governmental, regulatory or administrative agency, department, commission, board, bureau, tribunal agency, other authority, instrumentality or regulatory or legislative body.

“Gross Cash Proceeds” means the gross cash proceeds received by the Issuer from the applicable event; provided that, to constitute “Gross Cash Proceeds,” the net cash proceeds received by the Issuer from such applicable event may not be less than 95.00% of the gross cash proceeds received by the Issuer from the applicable event.

“Guarantee” of or by any person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or Disposition of assets permitted by this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by such person in good faith.

“Hedging Agreement” means any agreement entered into with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any of the Subsidiaries shall be a Hedging Agreement.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that does not have (i) revenue, determined on a consolidated basis with its Subsidiaries, as of the last day of the most recently ended Test Period as of such date, in excess of 1% of the aggregate revenue of the Issuer and its Subsidiaries, on a consolidated basis, for such period or (ii) total assets, determined on a consolidated basis with its Subsidiaries, at any time, in excess of 1% of the Consolidated Total Assets; provided that (x) the aggregate amount of revenue of all Subsidiaries constituting

Immaterial Subsidiaries, as of the last day of the most recently ended Test Period, shall not exceed 5% of the aggregate revenue of the Issuer and its Subsidiaries, on a consolidated basis, for such period and (y) the total assets of all Subsidiaries constituting Immaterial Subsidiaries shall not at any time exceed 5% of the Consolidated Total Assets; provided, further, that (A) the Issuer may elect in its sole discretion to exclude from classification as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof and (B) for the avoidance of doubt, the Issuer may at any time designate any Subsidiary that complies with the terms of this definition as an “Immaterial Subsidiary”. Notwithstanding anything to the contrary set forth in this definition, no Subsidiary shall be an Immaterial Subsidiary if such Subsidiary, directly or indirectly, owns any Core Asset or is a borrower or guarantor under any Indebtedness for borrowed money (other than Specified Indebtedness) (it being understood and agreed that any such Subsidiary, if applicable, may otherwise be deemed an Excluded Subsidiary in accordance with the definition thereof). Each Immaterial Subsidiary as of the Issue Date shall be set forth in Schedule 1.01(C).

“Indebtedness” of any person means, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations (to the extent permitted hereunder) until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations in respect of Third Party Funds incurred in the ordinary course of business, (F) in the case of the Issuer and its Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations of the Issuer and the Subsidiaries, in each case, in the ordinary course of business and consistent with past practice, (G) completion guarantees or (H) any Permitted Warrant Transaction. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means the First-Lien/Second-Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement, and any Additional Intercreditor Agreement, collectively.

“Interest Payment Date” means, with respect to a Note, each June 15 and December 15 of each year, commencing on December 15, 2025 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Interest Period” means the applicable period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date (or, with respect to the last Interest Period prior to the Stated Maturity of the Notes, the day immediately preceding the Stated Maturity of the Notes), with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date.

“Investment” means (i) the purchase or acquisition (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) of any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) the making of any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Issuer and the Subsidiaries) or (iii) the purchase or acquisition, in one transaction or a series of related transactions, of (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person.

If the Issuer or any Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or Disposition, such person is no longer a Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or Disposition equal to the fair market value of the Issuer’s Investments in such Subsidiary that were not sold or Disposed of. The acquisition by the Issuer or any Subsidiary of a person that holds an Investment in a third person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means September 29, 2025.

“Issuer” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Issuer Order” means a written request or order signed on behalf of the Issuer by one (1) of its Officers and delivered to the Trustee.

“Junior Financing” means (i) any Indebtedness for borrowed money that is subordinated in right of payment to the Note Obligations (other than intercompany Indebtedness) or (ii) any Indebtedness for borrowed money that is either unsecured or secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Note Obligations. Notwithstanding the foregoing, in no event shall any Indebtedness incurred pursuant to Section 3.12(B)(xii) constitute Junior Financing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests, Indebtedness or otherwise) the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Majority Holders” means, at any applicable time and subject to Section 2.16 and Section 2.18, Holders owning more than 50.0% of the aggregate principal amount of the Notes then outstanding.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Issuer and its Subsidiaries, taken as a whole, excluding in any event the effect of filing the Chapter 11 Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Chapter 11 Cases, the effects thereof and any action required to be taken under the Chapter 11 Cases or the Bankruptcy Plan themselves, (b) a material adverse effect on the ability of the Issuer and the Subsidiary Guarantors (taken as a whole) to fully and timely perform any of their payment obligations under any Note Document to which the Issuer or any of the Subsidiary Guarantors is a party or (c) a material adverse effect on the validity or enforceability of any of the Note Documents or the rights and remedies of the Trustee, the Collateral Agent or the Holders thereunder.

“Material IP” means any intellectual property (including any trade secrets) of the Issuer or any Subsidiary (and excluding commercial off the shelf products) that is material to any Product Family of the Issuer and its Subsidiaries; provided that Material IP does not include (i) the intellectual property subject to the Specified IP Disposition or (ii) any other expiring intellectual property that the Issuer determines is no longer material to the Issuer or any of its Subsidiaries (as determined in good faith by the Issuer).

“Material Real Property” means any parcel or parcels of Real Property now or hereafter owned in fee by the Issuer or any Subsidiary Guarantor and having a fair market value (on a per-property basis) of at least $5,000,000, as reasonably determined by the Issuer in good faith on the Issue Date (or, if acquired after the Issue Date, the date of acquisition); provided that “Material Real Property” shall not include (i) any Real Property in respect of which the Issuer or a Subsidiary Guarantor does not own the land in fee simple or (ii) any Real Property which the Issuer or a Subsidiary Guarantor leases to a third party.

“Maturity Date” means June 15, 2031.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Mortgaged Properties” means each Material Real Property encumbered by a Mortgage pursuant to Section 3.21.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each, (i) in the case of Material Real Property located in the United States, in a form customary for financing transactions similar to this Indenture and reasonably satisfactory to the Issuer or (ii) in the case of Material Real Property located outside of the United States in such form as is customary for the applicable jurisdiction and reasonably satisfactory to the Issuer, in each case, as amended, supplemented or otherwise modified from time to time.

“MVF” means the Mohawk Valley Fab facility and campus in Marcy, New York.

“MVF Assets” means (i) any assets of the Issuer or its Subsidiaries located at, or used in, as of the Issue Date, MVF and (ii) any additional assets located at, or used in, MVF from and after the Issue Date (it being understood and agreed that such assets in clauses (i) and (ii) shall at all times constitute “MVF Assets” even if subsequently removed from, or no longer used in, MVF).

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

“Net Proceeds” means 100% of the cash proceeds actually received by the Issuer or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition of, or Casualty Event with respect to, (x) any Core Asset (other than any Disposition under clause (A) of the definition of “Asset Dispositions”), (y) any Non-Core Assets pursuant to clause (G) of the definition of “Asset Dispositions” or (z) any assets or property pursuant to clause (B)(i) of the definition of “Asset Dispositions”, in each case, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Note Documents), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) [reserved], (iii) Taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated Taxes exceeds the amount of Taxes actually required to be paid in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such Taxes are actually paid) and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iii) above) (A) related to any of the applicable assets and (B) retained by the Issuer or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, with respect to any Net Proceeds arising from any Casualty Event with respect to any Core Assets, if no Default or Event of Default exists and the Issuer intends to use such proceeds within 12 months of such receipt to acquire assets that reasonably replace or remediate the property or assets subject to such Casualty Event to a similar level of such property or assets as prior to such Casualty Event, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used (it being understood that if any portion of such proceeds are not so used within such 12 month period, such remaining portion shall constitute Net Proceeds as of the date of such expiry without giving effect to this proviso).

“Non-Core Assets” means any assets owned by the Issuer or any Subsidiary that do not constitute Core Assets.

“Note Agent” means any Registrar or Paying Agent.

“Note Documents” means (i) this Indenture, (ii) the Notes, (iii) the Security Documents, (iv) any Intercreditor Agreement and (v) all other fee letters, documents, certificates, instruments or agreements executed and delivered by or on behalf of a Note Party for the benefit of the Collateral Agent, the Trustee, the Holders or any other person in connection herewith.

“Note Obligations” means (a) the due and punctual payment by the Issuer of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes issued by the Issuer under this Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption or otherwise and (ii) all other monetary obligations of the Issuer owed under or pursuant to this Indenture and each other Note Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Note Party under or pursuant to each of the Note Documents.

“Note Parties” means, collectively, the Issuer and each Subsidiary Guarantor and each of them is an “Note Party”.

“Notes” means (i) the Initial Notes, (ii) following the issuance of any Additional Notes pursuant to the terms of this Indenture, such Additional Notes and (iii) the PIK Notes, treated as a single class. For the avoidance of doubt, Initial Notes, Additional Notes and PIK Notes shall vote together on all matters as one class, and except as where expressly provided otherwise, shall be deemed to constitute a single class or series for all purposes under this Indenture.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Group Treasurer, any Treasury Director, the Controller, the Secretary or any Vice-President of the Issuer.

“Officer’s Certificate” means a certificate that is signed on behalf of the Issuer by one (1) of its Officers and that meets the requirements of Section 13.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Issuer or any of its Subsidiaries) reasonably acceptable to the Trustee, and, when applicable, the Collateral Agent, that meets the requirements of Section 13.03, subject to customary qualifications and exclusions.

“Parallel Debt Creditor” means the Collateral Agent in its capacity as creditor of the Parallel Debt.

“Pari Passu Intercreditor Agreement” means the intercreditor agreement, dated on or about the Issue Date, made between, among others, the Issuer, the Subsidiary Guarantors, the Trustee, the Second Lien Non-Renesas Notes Trustee, the Second Lien Renesas Notes Trustee, the Collateral Agent, the Second Lien Non-Renesas Notes Collateral Agent, the Second Lien Renesas Notes Collateral Agent and the other parties named therein, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Issuer’s common stock purchased by the Issuer in connection with the issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Disqualified Stock” means Preferred Stock of the Issuer that constitutes Disqualified Stock solely due to clause (c) of the definition thereof; provided that (i) such Preferred Stock has been broadly marketed to potential investors and (ii) such Preferred Stock does not provide for scheduled payments of dividends in cash in an amount in excess of 10.00% per annum (with variable interest rates converted to fixed rates based on implied forward interest rate curve for purposes of such determination).

“Permitted First Lien PIK Interest Cap” means an amount equal to the sum of (a) on or prior to June 22, 2026, 4.00% per annum and thereafter, 0.00% per annum plus (b) 300 basis points per annum.

“Permitted Investments” shall mean:

(A) any Investment in a Person if, as a result of such Investment, (i) such Person becomes a Note Party, or (ii) such Person (other than the Issuer except as permitted under Section 6.01) either (a) is merged, consolidated or amalgamated with or into a Note Party and a Note Party is the surviving Person, or (b) transfers or conveys substantially all of its assets to, or is liquidated into, a Note Party;

(B) (i) Investments by the Issuer or any Subsidiary in the Equity Interests of the Issuer or any Subsidiary; (ii) intercompany loans from the Issuer or any Subsidiary to the Issuer or any Subsidiary; and (iii) Guarantees by the Issuer or any Subsidiary of Indebtedness or other obligations permitted pursuant to Section 3.12 (except to the extent such Guarantee is expressly subject to Section 3.15); provided that (x) the aggregate amount of Investments made pursuant to this clause (B) by Note Parties in Subsidiaries that are not Note Parties and Guarantees made pursuant to this clause (B) by any Note Party of Indebtedness or other obligations of any Subsidiary that is not a Note Party in any fiscal year shall not exceed the greater of (x) $12,500,000 and (y) 6.25% of EBITDA for the Test Period then most recently ended and (y) any Investment by any Note Party in any Subsidiary in the form of cash or Cash Equivalents shall only be permitted to the extent such Investment was made in reliance on the foregoing clause (x) of this proviso;

(C) any Investments in Cash Equivalents;

(D) Investments arising out of the receipt by the Issuer or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 3.16 (other than clause (C) of the definition of “Asset Disposition”);

(E) loans and advances to officers, directors, employees or consultants of the Issuer or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $6,000,000 and (y) 3.0% of EBITDA for the Test Period then most recently ended, (ii) in respect of payroll payments and expenses in the ordinary course of business and consistent with past practice or industry practice and (iii) in connection with such person’s purchase of Equity Interests of the Issuer solely to the extent that the amount of such loans and advances shall be contributed to the Issuer in cash as common equity;

(F) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and consistent with past practice or industry practices and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(G) Hedging Agreements entered into for non-speculative purposes in the ordinary course of business;

(H) Investments existing on, or contractually committed as of, or contemplated as of, the Issue Date and set forth on Schedule 1.01(D) and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (H) is not increased at any time above the amount of such Investment existing, committed or contemplated on the Issue Date;

(I) Investments resulting from pledges and deposits under clauses (F), (G), (N), (O), (R), (S), (U), (AA), (BB), (EE) and (LL) of the definition of “Permitted Liens”;

(J) Investments in the ordinary course of business and consistent with past practice by Note Parties into Subsidiaries that are not Note Parties on a transfer pricing basis to fund expenses of such Subsidiaries;

(K) [Reserved];

(L) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, to the extent constituting Investments;

(M) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business and consistent with past practice or industry practices or Investments acquired by the Issuer or a Subsidiary as a result of a foreclosure by the Issuer or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(N) Investments of a Subsidiary acquired after the Issue Date or of a person merged into the Issuer or merged into or consolidated with a Subsidiary after the Issue Date, in each case, to the extent that such Investments of the acquired Subsidiary were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(O) other Investments in an aggregate amount at any one time outstanding not to exceed the greater of (x) $62,500,000 and (y) 31.25% of EBITDA for the Test Period then most recently ended; provided that no Investments may be made pursuant to this clause (O) in any non-Wholly Owned Subsidiary, unless such Investment constitutes the acquisition of additional Equity Interests in such non-Wholly Owned Subsidiary;

(P) Guarantees by the Issuer or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices;

(Q) Investments to the extent that payment for such Investments is made with (or that are received in exchange for) Equity Interests of the Issuer or the cash proceeds of Equity Interests of the Issuer;

(R) [Reserved];

(S) Investments consisting of Restricted Payments permitted under Section 3.15 (and without duplication of any baskets thereunder);

(T) Investments in the ordinary course of business and consistent with past practice or industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(U) [Reserved];

(V) [Reserved];

(W) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or such Subsidiary; and

(X) to the extent constituting Investments, (i) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or non-exclusive licenses or leases of Intellectual Property in each case in the ordinary course of business and consistent with past practice and not constituting all or substantially all of the assets of another person and (ii) development and expansion Capital Expenditures (which shall exclude, for the avoidance of doubt, any acquisition of Equity Interests of any person).

“Permitted Liens” means:

(A) Liens on property or assets of the Issuer and the Subsidiaries existing on the Issue Date and set forth on Schedule 1.01(E) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Issue Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 3.12(B)(i)) and shall not subsequently apply to any other property or assets of the Issuer or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(B) any Lien created under the Note Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage filed in connection with the Note Documents;

(C) [Reserved];

(D) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(E) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Subsidiary shall have set aside on its books reserves in accordance with GAAP or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(F) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (ii) Liens pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Section 7d of the German Social Law Act No. 4 (Sozialgesetzbuch IV) and (iii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(G) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, completion guarantees, bids, leases, subleases, licenses and sublicenses, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(H) zoning and other land use restrictions, easements, survey exceptions, servitudes, trackage rights, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, reservations of rights, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property or liens incidental to the conduct of the business of such Person or to the ownership of its Real Property, servicing agreements, development agreements, site plan agreements and other similar non-monetary encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Subsidiary;

(I) Liens securing Indebtedness incurred under Section 3.12(B)(ix); provided that such Liens (i) only apply to assets permitted under Section 3.12(B)(ix) and (ii) do not apply to any property or assets of the Issuer or any Subsidiary other than (A) the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness, (B) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (C) proceeds and products thereof; provided, further, that individual financings provided by one lender (and its Affiliates) may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(J) (i) first-priority Liens on the Siler City Assets securing DOE Financing permitted under Section 3.12(B)(xii)(x) and (ii) first-priority Liens on the Siler City Assets representing a federal interest and security interest in favor of the United States Department of Commerce, the CHIPS Program Office or any other Governmental Authority of the United States securing obligations permitted under Section 3.12(B)(xii)(y), so long as, in each case, the Note Obligations are secured on a third-priority basis on such assets and such Indebtedness or other obligations is subject to an Intercreditor Agreement (for the avoidance of doubt the parties agree that if first-priority Liens on the Siler City Assets were granted pursuant to either of the foregoing clauses, the Lien securing the First-Priority Obligations would be permitted to be secured on a second-priority basis as it relates to the Siler City Assets);

(K) Liens securing judgments that do not constitute an Event of Default under Section 7.01(A)(x);

(L) Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date and pursuant to the Collateral and Guarantee Requirement, Section 3.21 or Section 3.22 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(M) any interest or title of a lessor or sublessor, licensor or sublicensor under any leases or subleases, licenses or sublicenses entered into by the Issuer or any Subsidiary in the ordinary course of business;

(N) Liens in the ordinary course of business and consistent with past practice that are contractual rights of set-off and/or pledges of cash collateral (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Issuer or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practice, including with respect to credit card charge-backs and similar obligations, (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Issuer or any Subsidiary or (iv) relating to any other Cash Management Agreement permitted by this Indenture;

(O) Liens incurred in the ordinary course of business and consistent with past practice or industry practice (i) arising solely by virtue of any statutory or common law provision or customary standard terms relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(P) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 3.12(B)(vi) or (xv) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(Q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business and consistent with past practice or industry practices;

(R) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice or industry practice;

(S) Liens solely on any cash earnest money deposits made by the Issuer or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted to be made hereunder;

(T) Liens with respect to property or assets of any Subsidiary that is not a Note Party securing obligations of a Subsidiary that is not a Note Party permitted under Section 3.12;

(U) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions to the extent the relevant Indebtedness is permitted to be incurred and discharged, redeemed or defeased, as applicable, hereunder;

(V) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(W) (i) Liens on Collateral securing Indebtedness incurred under Section 3.12(B)(xviii) (other than Indebtedness in connection with any Designated Sale and Lease-Back Transaction); provided that such Liens under this clause (i) shall be subject to an Intercreditor Agreement; and (ii) Liens securing Indebtedness in connection with any Designated Sale and Lease-Back Transaction; provided that such Liens under this clause (ii) are limited to the assets or property that is the subject of with such Designated Sale and Lease-Back Transaction;

(X) Liens on Collateral securing Indebtedness incurred under Section 3.12(B)(xix); provided that such Liens shall be pari passu to the Liens securing the Note Obligations or junior to the Liens securing the Note Obligations and in each case shall be subject to the Intercreditor Agreements;

(Y) Liens arising from precautionary Uniform Commercial Code financing statements (and similar instruments under the laws of any other jurisdiction) regarding operating leases or other obligations not constituting Indebtedness;

(Z) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (C) of the definition thereof;

(AA) Liens on cash or Cash Equivalents securing letters of credit permitted by Section 3.12(B)(xv) or (xvi); provided that such cash and Cash Equivalents do not exceed 105% of the stated face amount of such letters of credit secured thereby;

(BB) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(CC) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(DD) [Reserved];

(EE) Liens on deposits securing Hedging Agreements entered into for non-speculative purposes in an aggregate outstanding principal amount not more than the greater of (x) $240,000,000 and (y) 120.0% of EBITDA for the Test Period then most recently ended;

(FF) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Issuer or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices; provided that such Lien secures only the obligations of the Issuer or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 3.12;

(GG) [Reserved];

(HH) Liens securing Guarantees permitted to be secured by Section 3.12(B)(xiii); provided that any such Liens on any Collateral shall be pari passu with or expressly junior to the Liens securing the Note Obligations and such Liens shall be subject to the Intercreditor Agreements;

(II) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(JJ) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Issuer or any of the Subsidiaries in the ordinary course of business;

(KK) customary payment in lieu of tax arrangements and other similar structures customary in the applicable jurisdiction in which assets or properties are located;

(LL) other Liens with respect to property or assets of the Issuer or any Subsidiary securing obligations in an aggregate outstanding principal amount that, immediately after giving effect to the incurrence of the obligations secured by such Liens, would not exceed the greater of (x) $30,000,000 and (y) 15.0% of EBITDA for the Test Period then most recently ended; provided that any such Liens on any Collateral shall be pari passu with or expressly junior to the Liens securing the Note Obligations and shall be subject to an Intercreditor Agreement;

(MM) Liens pursuant to Section 1136 (alone or in conjunction with 1192(1)) of the German Civil Code (Bürgerliches Gesetzbuch); and

(NN) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under the Indenture due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance” or “Refinancing”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the sum of (i) the principal amount of the Indebtedness so Refinanced, (ii) plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs and fees, commissions and expenses) (any amounts under the subclause (ii), the “Incremental Refinancing Amounts”), (b) the final maturity date of such Permitted Refinancing Indebtedness is after the final maturity date of the Indebtedness being Refinanced and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness (excluding customary amortization) is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment and/or in lien priority to the Note Obligations under this Indenture, such Permitted Refinancing Indebtedness shall be subordinated in right of payment and/or in lien priority, as applicable, to such Note Obligations on terms not materially less favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced (it being understood that secured Indebtedness may be Refinanced with unsecured Indebtedness), (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced as of the Issue Date (provided that any Note Party may be an obligor for the Permitted Refinancing Indebtedness of any other Note Party to the extent otherwise permitted under this Indenture), (e)(i) no Permitted Refinancing Indebtedness may be secured by any Indebtedness if the Indebtedness being Refinanced is unsecured Indebtedness as of the Issue Date, (ii) no Permitted Refinancing Indebtedness may be secured by any collateral that did not secure the Indebtedness being Refinanced as of the Issue Date and (iii) no Permitted Refinancing Indebtedness may have a higher payment or Lien priority than the Indebtedness being Refinanced, (f) the other terms of such Permitted Refinancing Indebtedness (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms) are substantially similar to, or not more restrictive to the Issuer and its Subsidiaries than, the terms applicable to the Notes (except for (1) covenants or other provisions applicable only to periods after the Maturity Date or (2) those that are otherwise reasonably acceptable to the Issuer (or, if more restrictive, the Note Documents are amended, prior to or concurrently with such Refinancing, to contain such more restrictive terms to the extent required to satisfy the foregoing standard)); provided, however, this clause (f) shall not apply to any First-Priority Obligations (or any Permitted Refinancing Indebtedness thereof) and (g) at the time of such Refinancing, no Default or Event of Default shall have occurred or be continuing. Subject to the foregoing conditions, Permitted Refinancing Indebtedness may also be incurred in respect of any Indebtedness that constitutes Discharged Indebtedness. For the avoidance of doubt, the outstanding principal amount of any Permitted Refinancing Indebtedness that directly or indirectly Refinances (including any previous refinancings) Indebtedness incurred under a fixed dollar basket shall be deemed to utilize capacity under such original fixed dollar basket (other than with respect to Incremental Refinancing Amounts).

“Permitted Second Lien PIK Cushion” means 300 basis points per annum.

“Permitted Second Lien PIK Interest Cap” means (i) with respect to Indebtedness incurred under Section 3.12(B)(ii), an amount equal to the sum of (a) 12.00% per annum plus (b) the Permitted Second Lien PIK Cushion and (ii) with respect to any Indebtedness incurred under Section 3.12(B)(xix), the Permitted Second Lien PIK Cushion.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Issuer’s common stock sold by the Issuer substantially concurrently with any purchase by the Issuer of a related Permitted Bond Hedge Transaction.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Indenture.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Issuer and authenticated by the Trustee.

“PIK Interest” means interest payable on the Notes by increasing the aggregate principal amount of an outstanding Global Note or issuing PIK Notes under this Indenture having the same terms as the Initial Notes, subject to the terms of this Indenture and the Notes.

“PIK Payment” means any payment of PIK Interest on any Interest Payment Date for the Interest Period ending on and including the day immediately preceding such Interest Payment Date.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Product Family” means (a) each product family (as referred to in the Issuer’s most recent Form 10-K or Form 10-Q filings prior to the Issue Date or in any of the Issuer’s Form 10-K or Form 10-Q filings after the Issue Date) and (b) shall also include (i) within the “materials” product family, each of (x) the bare wafers and (y) the epitaxial wafers, lines of business and (ii) within the “power devices” product family, each of (w) dies, (x) the Schottky diodes, (y) the metal oxide semiconductor field effect transistors (MOSFETs) and (z) the power modules, lines of business.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Qualified Successor Entity” means, with respect to a Business Combination Event, a corporation; provided, however, that a limited liability company, limited partnership or other similar entity shall also constitute a Qualified Successor Entity with respect to such Business Combination Event if either (x) such limited liability company, limited partnership or other similar entity, as applicable, is treated as a corporation or is a direct or indirect, wholly owned subsidiary of, and disregarded as an entity separate from, a corporation, in each case for U.S. federal income tax purposes or (y) the Issuer has received an opinion of a nationally recognized tax counsel to the effect that such Business Combination Event will not be treated as an exchange under Section 1001 of the Code, for Holders or beneficial owners of the Notes.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Note Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Redemption Date” means the date fixed, pursuant to Section 4.03(E), for the settlement of the redemption of any Notes by the Issuer pursuant to a Redemption.

“Redemption Notice Date” means the date on which the Issuer sends the Redemption Notice for a Redemption pursuant to Section 4.03(G).

“Redemption Price” means the cash price determined and payable by the Issuer to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(F).

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on June 15, the immediately preceding June 1; (B) if such Interest Payment Date occurs on December 15, the immediately preceding December 1; and (C) if such Interest Payment Date occurs on the Maturity Date, the date falling 15 calendar days prior to the Maturity Date.

“Renesas” means Renesas Electronics Corporation and its wholly-owned subsidiaries.

“Renesas Warrants” means those certain warrants to purchase shares of Common Stock issued to Renesas Electronics America Inc. by the Issuer on the Issue Date.

“Repurchase Upon Change of Control” means the repurchase of any Note by the Issuer pursuant to Section 4.02.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” means (A) any officer within the corporate trust department of the Trustee (or any successor group of the Trustee); and (B) with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“S&P” means S&P Global Ratings, and any successor to the ratings business thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Non-Renesas Notes” means $331,375,000 aggregate principal amount of 2.5% Convertible Second Lien Senior Secured Notes due 2031 issued by the Issuer pursuant to the Second Lien Non-Renesas Notes Indenture, and any additional notes which may be issued pursuant to and in accordance with the terms of the Second Lien Non-Renesas Notes Indenture, as may be further amended and supplemented from time to time.

“Second Lien Non-Renesas Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as the collateral agent for the Second Lien Non-Renesas Notes, and/or any successor collateral agent, additional collateral agent and/or any other supplemental collateral agent appointed pursuant to the terms of Second Lien Non-Renesas Notes Indenture.

“Second Lien Non-Renesas Notes Indenture” means an indenture, dated as of the Issue Date, among the Issuer, the Subsidiary Guarantors party thereto from time to time, the Second Lien Non-Renesas Notes Collateral Agent and the Second Lien Non-Renesas Notes Trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Non-Renesas Notes Trustee” means U.S. Bank Trust Company, National Association, as trustee for Second Lien Non-Renesas Notes or its successors or assignees appointed pursuant to the terms of Second Lien Non-Renesas Notes Indenture.

“Second Lien Renesas Notes” means $203,599,000 aggregate principal amount of 2.5% Convertible Second Lien Senior Secured Notes due 2031 issued by the Issuer pursuant to the Second Lien Renesas Notes Indenture, and any additional notes which may be issued pursuant to and in accordance with the terms of the Second Lien Renesas Notes Indenture, as may be further amended and supplemented from time to time.

“Second Lien Renesas Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as the collateral agent for the Second Lien Renesas Notes, and/or any successor collateral agent, additional collateral agent and/or any other supplemental collateral agent appointed pursuant to the terms of Second Lien Renesas Notes Indenture.

“Second Lien Renesas Notes Indenture” means an indenture, dated as of the Issue Date, among the Issuer, the Subsidiary Guarantors party thereto from time to time, the Second Lien Renesas Notes Collateral Agent and the Second Lien Renesas Notes Trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Renesas Notes Trustee” means U.S. Bank Trust Company, National Association, as trustee for Second Lien Renesas Notes or its successors or assignees appointed pursuant to the terms of Second Lien Renesas Notes Indenture.

“Second-Priority Obligations” shall have the meaning set forth in the First-Lien/Second-Lien Intercreditor Agreement.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent (including as the Parallel Debt Creditor), each Holder and each Subagent appointed pursuant to Section 11.02 by the Trustee with respect to matters relating to the Note Documents or by the Collateral Agent (including as the Parallel Debt Creditor) with respect to matters relating to any Security Document.

“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Mortgages, the Collateral Agreement, each foreign collateral agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement), each Account Control Agreement and each of the security agreements, pledge agreements and other instruments and documents executed and delivered at any time pursuant to any of the foregoing or pursuant to Section 3.21.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, if a Subsidiary meets the criteria of clause (1)(iii), but not clause (1)(i) or (1)(ii), of the definition of “significant subsidiary” in Rule 1-02(w) (or, if applicable, the respective successor clauses to the aforementioned clauses), then such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $20,000,000.

“Siler City Assets” means (i) any tangible personal or real property of the Issuer or its Subsidiaries located at, or used in, as of the Issue Date, the Siler City Facility and (ii) any tangible personal or real property purchased after the Issue Date and located at, or used in, the Siler City Facility from and after the Issue Date which did not fall into any other definition under this Indenture prior to such movement or use; provided that, for the avoidance of doubt, Siler City Assets shall not include any intangible assets or property of the Issuer or its Subsidiaries.

“Siler City Facility” means the materials facility and campus in Siler City, North Carolina.

“Special Interest” means all amounts, if any, payable pursuant to Section 7.03, as applicable.

“Specified Indebtedness” means Indebtedness incurred pursuant to, Section 3.12(B)(ix), Section 3.12(B)(xii) and/or Section 3.12(B)(xxix) or that is secured by a Lien incurred pursuant to paragraph (LL) of the definition of Permitted Liens.

“Specified IP Disposition” means the Disposition of (whether in a single transaction or multiple transactions) of the assets and property described in item 1 of Schedule 1.01(B).

“Stated Interest” means (a) with respect to interest payable in cash, the Cash Interest Rate and (b) with respect to interest payable in the form of PIK Notes, the PIK Interest Rate.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise or (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Issuer.

“Subsidiary Guarantee” means the joint and several guarantee pursuant to Article 12 by a Subsidiary Guarantor of its Guaranteed Obligations.

“Subsidiary Guarantor” means (a) each Subsidiary of the Issuer that is not an Excluded Subsidiary and (b) any other Subsidiary of the Issuer that may be designated by the Issuer (by way of delivering to the Trustee a supplemental indenture to this Indenture substantially in the form of Exhibit C, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Guaranteed Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 3.21(A)(iv) as if it were newly acquired.

“Supermajority Holders” means, at any applicable time and subject to Section 2.16 and Section 2.18, Holders owning more than 66 2/3% of the aggregate principal amount of the Notes then outstanding.

“Taxes” means any and all present or future federal, state, local and non-U.S. taxes, duties, levies, imposts, charge assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” means the date on which the principal of and interest on each Note, all Note Obligations, all fees and all other expenses or amounts payable under any Note Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Issuer then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 3.03; provided that prior to the first date financial statements have been delivered pursuant to Section 3.03, the Test Period in effect shall be the four fiscal quarter period ended June 30, 2025.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Issuer or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Issuer or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Transactions” means, collectively, the transactions to occur pursuant to the Note Documents, including (a) the execution, delivery and performance of the Note Documents, the creation of the Liens pursuant to the Security Documents, and the issuance of the Notes hereunder and (b) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Issuer that is a Wholly Owned Subsidiary of the Issuer.

Section 1.02. OTHER DEFINITIONS.

Term	Defined in Section

“Additional Intercreditor Agreement”	14.02(A)
“Additional Notes”	2.03(B)
“Agent”	11.02(A)
“AHYDO Redemption Date”	4.04
“Applicable Terrorism Law”	13.11
“Asset Disposition Offer Purchase Date”	3.16(E)
“Asset Disposition Offer Trigger Date”	3.16(D)
“Asset Sale Prepayment Date”	3.16(B)
“Business Combination Event”	6.01(B)
“Cash Interest Rate”	2.22(A)
“Change of Control Notice”	4.02(E)
“Change of Control Repurchase Right”	4.02(A)
“Corresponding Debt”	11.09(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)
“Event of Default”	7.01(A)
“Excess Proceeds”	3.16(C)
“Excluded Property”	3.21(A)(vii)
“Executed Documentation”	13.01
“Foreign Collateral”	11.01(R)
“Guaranteed Obligations”	12.01(A)(ii)
“Guarantor Business Combination Event”	6.01(B)
“Indemnified Parties”	10.06(B)
“Initial Notes”	2.03(A)
“Issuer Business Combination Event”	6.01(A)
“LCT Election”	1.05
“LCT Test Date”	1.05
“Legal Defeasance Option”	9.01(B)
“Mandatory Principal Redemption”	4.04
“Parallel Debt”	11.09(B)
“Paying Agent”	2.06(A)
“PIK Interest Rate”	2.22(A)
“PIK Notes”	2.22(A)
“Redemption”	4.03(B)
“Redemption Notice”	4.03(G)
“Register”	2.06(B)

Term	Defined in Section

“Registrar”	2.06(A)
“Restricted Payments”	3.15(A)
“Sale and Lease-Back Transaction”	3.14
“Security Document Order”	11.01(K)
“Specified Courts”	13.07
“Subagent”	11.02(A)
“Successor Entity”	6.01(A)(i)
“Successor Guarantor”	6.01(B)(i)

Section 1.03. RULES OF CONSTRUCTION.

For purposes of this Indenture:

(A) “or” is not exclusive and “includes”, “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

(B) except as otherwise expressly provided herein, any reference in this Indenture or any other Note Document or other agreement or document shall mean such agreement as amended, supplemented or otherwise modified from time to time.

(C) “will” expresses a command;

(D) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I) the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture;

(J) notwithstanding anything to the contrary in this Indenture, solely for purposes of determining whether any notice, direction, action to be taken or consent to be given under this Indenture or the other Note Documents is authorized, provided or given (as the case may be) by Holders of a sufficient aggregate principal amount of Notes, a beneficial owner of an interest in a Note shall be treated as a Holder, and the Trustee shall be permitted to rely in good faith on customary certificates of such beneficial ownership as evidence of holdings of Notes, which may be in the form of “screenshots” or other reasonable or customary electronic or other evidence of such beneficial owner’s position (and shall not require the provision of DTC proxies, medallion-stamped guarantees or other similar evidence) in connection with any determination with respect to the Holders of Notes giving any notice, direction, action to be taken or consent;

(K) the term “interest,” when used with respect to a Note, includes any Default Interest and Special Interest, unless the context requires otherwise;

(L) except as otherwise expressly provided herein, any reference herein to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(M) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, applied on a consistent basis with that used in preparing the audited financial statements for the fiscal year ended 2025, as in effect on the Issue Date. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Issuer and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded; and

(N) references to “principal amount” of the Notes includes any increase in the principal amount of outstanding Global Notes and any PIK Notes issued as a result of a PIK Payment.

Section 1.04. CONFLICT WITH TRUST INDENTURE ACT.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Trust Indenture Act to be part of and govern this Indenture, the Trust Indenture Act provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the Trust Indenture Act provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be. The following Trust Indenture Act terms used in this Indenture have the following meanings:

(A) “Commission” means the SEC;

(B) “default” means Event of Default;

(C) “indenture securities” means the Notes;

(D) “indenture security holder” means a Holder;

(E) “indenture to be qualified” means this Indenture;

(F) “indenture trustee” or “institutional trustee” means the Trustee; and

(G) “obligor” on the indenture securities means each Note Party and any successor obligor upon the Securities.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act and not otherwise defined herein are used herein as so defined.

Section 1.05. LIMITED CONDITION TRANSACTIONS.

When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction, any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments), and determining compliance with Defaults and Events of Default, in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including, without limitation, as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments) on a pro forma basis, the Issuer or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes under the indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or otherwise incurred at the LCT Test Date or at any time thereafter); provided that compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments).

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Consolidated Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Article 2. THE NOTES

Section 2.01. FORM, DATING AND DENOMINATIONS.

The Initial Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. Any Additional Notes and PIK Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear each legend, if any, required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.

Except to the extent otherwise provided in an Issuer Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes. Physical Notes may be exchanged for Global Notes, and Global Notes may be exchanged for Physical Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02. EXECUTION, AUTHENTICATION AND DELIVERY.

(A) Due Execution by the Issuer. At least one (1) duly authorized Officer will sign the Notes on behalf of the Issuer by manual, electronically (including “.pdf” or DocuSign or other electronic signature platform) or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Issuer.

(B) Authentication by the Trustee and Delivery.

(i) No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii) The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Issuer delivers such Note to the Trustee; (2) such Note is executed by the Issuer in accordance with Section 2.02(A); and (3) the Issuer delivers a Issuer Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Issuer Order also requests the Trustee to deliver such Physical Note to any Holder, then the Trustee will promptly electronically deliver such Note in accordance with such Issuer Order.

(iii) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Issuer as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03. INITIAL NOTES, ADDITIONAL NOTES AND PIK NOTES

(A) Initial Notes. On the Issue Date, there will be originally issued (i) $296,401,000 aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B) At any time and from time to time after the execution and delivery of this Indenture and only so long as permitted by the terms of this Indenture, the Issuer may deliver (i) additional notes (the “Additional Notes”) executed by the Issuer to the Trustee for authentication or (ii) the PIK Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officer’s Certificate for the authentication and delivery of such Additional Notes and PIK Notes, as the case may be, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Additional Notes and PIK Notes, as the case may be. The Additional Notes shall have the same terms and conditions as the Initial Notes and PIK Notes issued pursuant to Section 2.03(A) (including the benefit of the Subsidiary Guarantees and the Collateral) in all respects except for the issue date, the issue price, the date of the first payment of interest, and, if applicable, restrictions on transfer in respect of such Additional Notes, and upon issuance, the Additional Notes shall be consolidated with and form a single class with the previously outstanding Notes and vote together as one class on all matters with respect to the Notes; provided that if the Additional Notes and any Notes that are resold after such Notes have been purchased or otherwise acquired by the Issuer or its Subsidiaries are not fungible with the Initial Notes and any PIK Notes for U.S. federal income tax purposes, the Additional Notes will be assigned a separate CUSIP and ISIN number or no CUSIP number.

(C) For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the Register) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of any PIK Payments.

Section 2.04. METHOD OF PAYMENT.

(A) Global Notes. The Issuer will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Change of Control Repurchase Date or otherwise) of, cash and interest on any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B) Physical Notes. The Issuer will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Change of Control Repurchase Date or otherwise) of, cash and interest on any Physical Note no later than the time the same is due as provided in this Indenture by wire transfer of immediately available funds to an account of the Holder, as specified by the Holder.

Section 2.05. ACCRUAL OF INTEREST; DEFAULTED AMOUNTS; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A) Accrual of Interest. Each Note will accrue interest at a rate per annum equal to the Stated Interest, plus any Special Interest that may accrue pursuant to Section 7.03. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Sections 4.02(D) and 4.03(F)(but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Special Interest, on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B) Defaulted Amounts. If the Issuer fails to pay any cash amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Cash Interest accrues, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid as provided either in clause (i) or clause (ii) below, at the Issuer’s election.

(i) Payment of Default Amounts on a Special Payment Date. The Issuer will have the right to pay such Defaulted Amount and Default Interest on a payment date selected by the Issuer to the Holder of such Note as of the close of Business on a special record date selected by the Issuer; provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and at least fifteen (15) calendar days before such special record date, the Issuer will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(ii) Payment of Default Amount in Any Other Lawful Manner. If not paid in accordance with Section 2.05(B)(i), such Defaulted Amount and Default Interest will be paid by the Issuer in any other lawful manner.

(C) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day with the same force and effect as if such payment were made on such due date (and, for the avoidance of doubt, no interest will accrue on such payment as a result of the related delay). Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(D) Special Provision for Global Notes. If the first date on which any Special Interest begins to accrue on a Global Note is on or after the fifth (5th) Business Day before a Regular Record Date and before the next Interest Payment Date, then, notwithstanding anything to the contrary in this Indenture or the Notes, the amount thereof accruing in respect of the period from, and including, such first date to, but excluding, such Interest Payment Date will not be payable on such Interest Payment Date but will instead be deemed to accrue (without duplication) entirely on such Interest Payment Date (and, for the avoidance of doubt, no interest will accrue as a result of the related delay).

Section 2.06. REGISTRAR AND PAYING AGENT.

(A) Generally. The Issuer will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); and (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”). If the Issuer fails to maintain a Registrar or Paying Agent, then the Trustee will act as such. For the avoidance of doubt, the Issuer or any of its Subsidiaries may act as Registrar or Paying Agent.

(B) Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase and Redemption of Notes. Absent manifest error, the entries in the Register will be conclusive and the Issuer and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C) Co-Agents; Issuer’s Right to Appoint Successor Registrars and Paying Agents. The Issuer may appoint one or more co-Registrars and co-Paying Agents, each of whom will be deemed to be a Registrar or Paying Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Issuer may change any Registrar or Paying Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Issuer will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D) Initial Appointments. The Issuer appoints the Trustee as the initial Paying Agent, and the initial Registrar.

Section 2.07. PAYING AGENT TO HOLD PROPERTY IN TRUST.

The Issuer will require each Paying Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Issuer in making any such payment or delivery. The Issuer, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Issuer or any of its Subsidiaries) will have no further liability for such money or property. If the Issuer or any of its Subsidiaries acts as Paying Agent, then (i) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent and (ii) references in this Indenture or the Notes to the Paying Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to Section 7.01(A)(x) or Section 7.01(A)(xi) with respect to the Issuer (or with respect to any Subsidiary of the Issuer acting as Paying Agent), the Trustee will serve as the Paying Agent for the Notes.

Notwithstanding anything to the contrary contained in this Indenture, any PIK Payment due shall be made in accordance with Section 2.22 hereof and, if made in accordance therewith, shall be deemed to comply with this Section 2.07.

Section 2.08. HOLDER LISTS.

(A) If the Trustee is not the Registrar, the Issuer and any other obligor of the Notes will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders, and shall otherwise comply with Section 312(a) of the Trust Indenture Act.

(B) The Trustee shall preserve in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders (i) contained in the most recent list furnished to it as provided in Section 2.08(A) and (ii) received by it in the capacity of Paying Agent (if so acting), and shall otherwise comply with Section 312(a) of the Trust Indenture Act.

(C) The Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or any or all series of the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

(D) Each and every Holder, by receiving the Notes and holding the same, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to the names and addresses of the Holders in accordance with the provisions of this Section 2.08.

Section 2.09. LEGENDS.

(A) Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B) [Reserved].

(C) [Reserved].

(D) Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(E) Acknowledgment and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgment of, and agreement to comply with, the restrictions set forth in such legend.

Section 2.10. TRANSFERS AND EXCHANGES.

(A) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii) Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Issuer, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii) The Issuer, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer or exchange of Notes, but the Issuer, the Trustee and the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges pursuant to Sections 2.11, 2.17 or 8.05 not involving any transfer.

(iv) Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under applicable law with respect to any Security.

(vi) Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Issuer will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(B) Transfers and Exchanges of Global Notes.

(i) Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:

(1) (x) the Depositary notifies the Issuer or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Issuer fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2) an Event of Default has occurred and is continuing and the Issuer, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3) the Issuer, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1) the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Issuer may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2) if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3) if required to effect such transfer or exchange, then the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4) if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Global Note to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by Section 2.09.

(iii) Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C) Transfers and Exchanges of Physical Notes.

(i) Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1) surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Issuer, the Trustee or the Registrar; and

(2) [Reserved].

(ii) Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1) such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2) if such old Physical Note is to be so transferred or exchanged only in part, then the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (a) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (b) are registered in the name of such Holder and (c) bear each legend, if any, required by Section 2.09;

(3) in the case of a transfer:

(a) to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by Section 2.09; and

(b) to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02 one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4) in the case of an exchange, the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (a) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (b) are registered in the name of the Person to whom such old Physical Note was registered; and (c) bear each legend, if any, required by Section 2.09.

(D) [Reserved].

(E) Transfers of Notes Subject to Redemption or Repurchase. Notwithstanding anything to the contrary in this Indenture or the Notes, the Issuer, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) [reserved]; (ii) is subject to a Change of Control Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Issuer fails to pay the applicable Change of Control Repurchase Price when due; or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Issuer fails to pay the applicable Redemption Price when due.

Section 2.11. EXCHANGE AND CANCELLATION OF NOTES TO BE REPURCHASED PURSUANT TO A REPURCHASE UPON CHANGE OF CONTROL OR REDEMPTION.

(A) Partial Repurchases of Physical Notes Pursuant to a Repurchase Upon Change of Control or Redemption. If only a portion of a Physical Note of a Holder is to be repurchased pursuant to a Repurchase Upon Change of Control or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such repurchase or Redemption, as applicable, the Issuer will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so repurchased or redeemed, as applicable, and deliver such Physical Note(s) to such Holder; and a Physical Note having a principal amount equal to the principal amount to be so repurchased or redeemed, as applicable, which Physical Note will be repurchased or redeemed, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such repurchase or Redemption, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

Section 2.12. [RESERVED].

Section 2.13. REPLACEMENT NOTES.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Issuer will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Issuer. In the case of a lost, destroyed or wrongfully taken Note, the Issuer and the Trustee may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Issuer and the Trustee to protect the Issuer and the Trustee from any loss that any of them may suffer if such Note is replaced.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.14. REGISTERED HOLDERS; CERTAIN RIGHTS WITH RESPECT TO GLOBAL NOTES.

Only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Issuer, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Issuer and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.15. CANCELLATION.

The Issuer may at any time deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange or payment. The Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures. Without limiting the generality of Section 2.03(B), the Issuer may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange or payment.

Section 2.16. NOTES HELD BY THE ISSUER OR ITS AFFILIATES.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer and its Affiliates shall be disregarded and deemed not to be outstanding; except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Notwithstanding anything in this Indenture to the contrary, no Person shall be deemed to be an Affiliate, or to be under common control of any other Person with the Issuer or any Subsidiary Guarantor, solely as a result of such Person and/or such other Person being a “beneficial owner” of more than 10% of the voting power Issuer’s outstanding Common Stock, unless such Person and/or such other Person (as determined in good faith by the Board of Directors of the Issuer) has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Issuer, whether through the ownership of Common Stock of the Issuer, by contract, or otherwise. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 2.17. TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Issuer may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. The Issuer will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18. OUTSTANDING NOTES.

(A) Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18. Subject to Section 2.16, the Notes do not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds such Notes.

(B) Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Issuer receive proof reasonably satisfactory to them that such Note is held by a “protected purchaser” under applicable law.

(C) Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Change of Control Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Change of Control Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 4.02(D) or 4.03(F); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Change of Control Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D) [Reserved].

(E) Cessation of Accrual of Interest. Except as provided in Sections 4.02(D) or 4.03(F), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

(F) PIK Payment. For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the Register) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of a PIK Payment.

Section 2.19. REPURCHASES BY THE ISSUER.

Without limiting the generality of Section 2.15, the Issuer may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders. The Issuer may, to the extent permitted by applicable law, and directly or indirectly (regardless of whether such Notes are surrendered to the Issuer), repurchase Notes in the open market or otherwise, whether by the Issuer or the Issuer’s Subsidiaries or through a private or public tender or exchange offer or through counterparties pursuant to private agreements, including cash-settled swaps or other derivatives, in each case, without prior notice to, or consent of, the Holders. The Issuer will promptly surrender to the Trustee for cancellation any Notes that the Issuer may repurchase. Any Notes that the Issuer may repurchase will be considered “outstanding” under this Indenture (except as provided in Section 2.16) unless and until such time the Issuer causes them to be surrendered to the Trustee for cancellation, and, upon receipt of a written order from the Issuer, the Trustee will cancel all Notes so surrendered.

Section 2.20. CUSIP AND ISIN NUMBERS.

The Issuer may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Issuer and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Issuer will promptly notify the Trustee, in writing, of any change in the CUSIP or ISIN number(s) identifying any Notes.

Section 2.21. TAX TREATMENT.

The Issuer agrees, and each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note by its acquisition of such interest is deemed to agree, for U.S. federal income tax purposes to treat the Notes as indebtedness that does not constitute a contingent payment debt instrument within the meaning of Treasury Regulation Section 1.1275-4. The Issuer and each Holder or beneficial owner of an interest in a Global Note shall file all tax returns consistent with, and take no position inconsistent with, the foregoing treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.22. INTEREST RATE, PAYMENT OF INTEREST; PIK NOTES.

(A) With respect to each Interest Period, interest on the Notes shall, at the option of the Issuer, (i) accrue at a rate per annum equal to 7.00% (the “Cash Interest Rate”) and be payable in the form of Cash Interest, or (ii) accrue at a rate per annum equal to 12.00% (the “PIK Interest Rate”) and be payable in kind. Payment of interest in kind will be paid, (x) if the Notes are represented by one or more Physical Notes, by issuing additional Notes (“PIK Notes”) in an aggregate principal amount equal to the relevant amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee will, upon receipt of an Issuer Order, authenticate and deliver such PIK Notes in the form of Physical Notes for original issuance to the Holders on the relevant Regular Record Date, as shown by the records of the Registrar and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, the Depositary or its nominee on the relevant Regular Record Date, by increasing the aggregate principal amount of the outstanding Global Notes by an amount equal to the amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee, upon receipt of an Issuer Order, will increase the principal amount of the outstanding Global Note by such amount. Interest will be calculated based on the outstanding principal of the Notes as of the beginning of the applicable Interest Period rounded down to the nearest $1.00, provided that the Issuer shall be deemed to have elected to pay Cash Interest in accordance with clause (i) of this Section 2.22(A) unless the Issuer gives notice to the Trustee on or prior to the date that is five (5) Business Days prior to an Interest Payment Date that the Issuer has elected to pay interest for the corresponding Interest Period in the form of PIK Interest in accordance with clause (ii) of this Section 2.22(A).

(B) In connection with a PIK Payment in respect of the Notes, the Issuer shall, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 3.12), either increase the aggregate principal amount of outstanding Global Notes or issue PIK Notes under this Indenture. Any PIK Notes issued shall be consolidated with and form a single class with the Initial Notes or the Additional Notes, as applicable, and PIK Notes issued pursuant to this Indenture shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes or the Additional Notes, as applicable.

(C) On any Interest Payment Date on which the Issuer makes a PIK Payment by increasing the aggregate principal amount of an outstanding Global Note, the Trustee, or the Depositary at the direction of the Trustee, shall increase the outstanding aggregate principal amount of such Global Note pursuant to Section 2.22(A)(ii)(y) by an amount equal to the PIK Interest payable for the relevant Interest Period on the outstanding aggregate principal amount of such Global Note on such Interest Payment Date, rounded down to the nearest $1.00, to the credit of the Holders on the relevant Regular Record Date and an adjustment will be made on the Register maintained with the Registrar with respect to such Global Note to reflect such increase and such increase shall thereafter be part of the outstanding aggregate principal amount of the Notes for all purposes of this Indenture and the other Note Documents. For the avoidance of doubt, following the increase in the aggregate principal amount of any outstanding Global Note as a result of a PIK Payment, such Global Note will bear interest on such increased aggregate principal amount from and after the date of such PIK Payment at the rate applicable to the Notes in the manner set forth in this Section 2.22.

(D) Any PIK Notes issued in certificated form pursuant to Section 2.22(A)(ii)(x) shall be issued in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded down to the nearest $1.00), shall be dated as of the applicable Interest Payment Date and will bear interest from and after such Interest Payment Date. The Trustee shall authenticate and deliver the PIK Notes in certificated form for original issuance on the Interest Payment Date to the Holders of record on the relevant Regular Record Date as set forth in an Issuer Order. All PIK Notes issued pursuant to a PIK Payment shall mature on the Stated Maturity of the Notes with respect to the Initial Notes or the Additional Notes, as applicable, shall be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Initial Notes or the Additional Notes, as applicable. Any certificated PIK Notes shall be issued with the description “PIK” on the face of such PIK Note but shall be treated for all purposes under this Indenture with the same rights and obligations as the Initial Notes or the Additional Notes, as applicable.

(E) The Issuer shall be responsible for making all calculations required in order to determine the amount of PIK Interest payable on the Notes on any Interest Payment Date. The Issuer shall make the calculations in reasonable detail and in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Trustee shall have no duty to calculate or verify the Issuer’s calculations under the Notes and this Indenture. The Trustee is entitled to rely conclusively upon the accuracy of the Issuer’s calculations. Upon written request, the Issuer shall promptly provide a schedule of its calculations to the Trustee and the Paying Agent.

Article 3. COVENANTS

Section 3.01. CONTINGENT CONSIDERATION.

Notwithstanding any other provisions hereof, the transactions set forth in the “Contingent Consideration Term Sheet” (as defined in the Bankruptcy Plan) and contemplated in the Bankruptcy Plan or “Definitive Documents” (as defined in the Bankruptcy Plan) shall be expressly permitted under this Indenture, and no Default or Event of Default shall occur in connection with the implementation of such transactions.

Section 3.02. PAYMENT ON NOTES.

(A) Generally. The Issuer will pay or cause to be paid in cash (or as applicable by increasing the principal amount of the Notes or issuing PIK Notes) all the principal of, the Change of Control Repurchase Price and Redemption Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture and in the Notes.

(B) Deposit of Funds. Before 11:00 A.M., New York City time, on each Redemption Date, Change of Control Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Issuer will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. All the funds provided to the Paying Agent must be in U.S. dollars. The Paying Agent will return to the Issuer, as soon as practicable, any money not required for such purpose. PIK Interest shall be considered paid on the date due if on such date the Trustee shall have received by electronic delivery or by first class mail postage prepaid, (i) an Issuer Order to increase the aggregate principal amount of an outstanding Global Note in the amount of the PIK Interest due as set forth in such Issuer Order, or (ii) PIK Notes duly executed by the Issuer together with an Issuer Order requesting the authentication of such PIK Notes by the Trustee in the amount of such PIK Interest due as set forth in such Issuer Order.

Section 3.03. REPORTS.

(A) For so long as the Issuer is subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the Trustee, within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of any documents or reports that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to, or with respect to which the Issuer is actively seeking, confidential treatment and any correspondence with the SEC). Any such document or report that the Issuer files with the SEC via the SEC’s EDGAR system shall be deemed to be filed with the Trustee for purposes of this Section 3.03(A) at the time such documents are filed via the EDGAR system.

(B) If the Issuer is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the Trustee:

(i) within 105 days after the end of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the Issuer and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP;

(ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the Issuer and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity shall be certified by the principal financial officer of the Issuer on behalf of the Issuer as fairly presenting, in all material respects, the financial position and results of operations of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and

(iii) within 15 days of the due date specified in the SEC’s rules and regulations for reporting companies under the Exchange Act, substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 4.01, 4.02(a) and (b), 5.01 and 5.02(b) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only) and (c) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only and other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports;

provided, that: (a) no such report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its direct or indirect parent entities or its Subsidiaries or unconsolidated affiliates) and any director, manager or officer, of the Issuer (or any of its direct or indirect parent entities or its Subsidiaries or unconsolidated affiliates), (b) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (c) no such report will be required to comply with Regulation S-X, including, without limitation, Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 13-01, 13-02 or Article 11 thereof (or any successor or similar rules), (d) in no event will such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules, (f) trade secrets and other information that reasonably could cause competitive harm to the Issuer or any of its Subsidiaries may be excluded from any disclosures and (g) such financial statements or information will not be required to contain any “segment reporting”.

The Issuer will make available the information and reports set forth in this clause (B) to any Holder and to any beneficial owner of the Notes, in each case by posting such information on a password-protected website or online data system that may require a confidentiality acknowledgment, and will make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential.

(C) Trustee’s Disclaimer. The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of the reports and documents described in Section 3.03(A) or Section 3.03(B) to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 3.04. RULE 144A INFORMATION.

At any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer shall, so long as any of the Notes shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

Section 3.05. [RESERVED].

Section 3.06. [RESERVED].

Section 3.07. COMPLIANCE AND DEFAULT CERTIFICATES.

(A) Annual Compliance Certificate. Within one hundred twenty (120) days after the end of the fiscal year of 2026 and each fiscal year of the Issuer thereafter, the Issuer will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Note Parties during such fiscal year with a view towards determining whether any Default or Event of Default has occurred and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action any Note Party is taking or proposes to take with respect thereto).

(B) Default Certificate. If a Default or Event of Default occurs, then the Issuer will, within thirty (30) days after its occurrence, deliver an Officer’s Certificate to the Trustee describing the same and what action the Issuer or any Note Party is taking or proposes to take with respect thereto; provided, however, that such notice will not be required if such Default or Event of Default has been cured or waived before the date the Issuer is required to deliver such notice.

Section 3.08. STAY, EXTENSION AND USURY LAWS.

To the extent that it may lawfully do so, each of the Note Parties: (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.09. CORPORATE EXISTENCE.

Subject to Article 6, each Note Party will cause to preserve and keep in full force and effect: (A) its corporate existence in accordance with the organizational or constitutional documents of such Note Party; and (B) the material rights (charter and statutory), licenses and franchises of each Note Party and their respective Subsidiaries; provided, however, that each Note Party (other than the Issuer except in accordance with Section 6.01) need not preserve or keep in full force and effect any such existence, right, license or franchise if the Board of Directors determines that (i) the preservation thereof is no longer desirable in the conduct of the business of the Note Parties, taken as a whole; and (ii) the loss thereof is not, individually or in the aggregate, materially adverse to the Holders.

Section 3.10. [RESERVED].

Section 3.11. FURTHER INSTRUMENTS AND ACTS.

At the Trustee’s request, each Note Party will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Indenture.

Section 3.12. INDEBTEDNESS.

(A) The Issuer will not, and will not permit any of the Subsidiaries to, incur, create, assume or permit to exist any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock, in each case on or after the Issue Date; provided, however, the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue preferred stock, in each case, if the Consolidated Net Leverage Ratio, tested on a pro forma basis after giving effect to the incurrence of such additional Indebtedness or issuance of such Disqualified Stock or preferred stock, would have been no greater than (i) 4.00:1.00 if such incurrence or issuance occurs during the fiscal years ending June 30, 2026 and June 30, 2027, (ii) 3.75:1.00 if such incurrence or issuance occurs during the fiscal year ending June 30, 2028, (iii) 3.50:1.00 if such incurrence or issuance occurs during the fiscal year ending June 30, 2029 and (iv) 3.25:1.00 thereafter.

(B) The provisions of Section 3.12(A) will not prohibit the Issuer or its Subsidiaries from incurring the following:

(i) Indebtedness existing or committed (including, for the avoidance of doubt, paid-in-kind interest payable on such Indebtedness) on the Issue Date and set forth on Schedule 3.12(B) on the Issue Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Issuer or any Subsidiary);

(ii) (a) Indebtedness represented by the Notes issued pursuant to this Indenture on the Issue Date in an amount not to exceed (x) $296,401,000 plus (y) any paid-in-kind interest in an amount not to exceed the Permitted Second Lien PIK Interest Cap applicable thereto and (b) (x) any Permitted Refinancing Indebtedness thereof (including, for the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance Indebtedness incurred pursuant to this sub-clause (b)) plus (y) any paid-in-kind interest in an amount not to exceed the Permitted Second Lien PIK Interest Cap;

(iii) Indebtedness of the Issuer or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(iv) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Issuer or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business and consistent with past practice or industry practices;

(v) Indebtedness of the Issuer to any Subsidiary and of any Subsidiary to the Issuer or any other Subsidiary; provided that (a) any such Indebtedness of a Subsidiary that is not a Note Party owing to a Note Party is permitted by Section 3.15 and (b) any such Indebtedness of a Note Party owing to a Subsidiary that is not a Note Party is permitted by Section 3.15 and is subordinated to the Note Obligations pursuant to the terms of the Note Documents;

(vi) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business and consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and consistent with past practice or industry practices;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case incurred in the ordinary course of business and consistent with past practice or industry practices;

(viii) [Reserved];

(ix) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Issuer or any Subsidiary prior to or within 30 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal) permitted under this Indenture in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 3.12(B)(ix), would not exceed the greater of (x) $60,000,000 and (y) 30.0% of EBITDA for the Test Period then most recently ended at any time;

(x) solely to the extent the Issuer has received at least $300,000,000 of Gross Cash Proceeds from the issuance or sale of the Issuer’s Qualified Equity Interests after the Issue Date, Indebtedness in respect of Permitted Disqualified Stock;

(xi) other unsecured Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 3.12(B)(xi), would not exceed the sum of (a) the aggregate principal amount of Convertible Notes that have been issued pursuant to this Section 3.12(B)(xi), have not been reclassified and are converted pursuant to their terms into Qualified Equity Interests after the Issue Date (provided that, for the avoidance of doubt, the proceeds from the conversion of the Second Lien Non-Renesas Notes, the Second Lien Renesas Notes, the exercise of any Renesas Warrants or any refinancing of any of the foregoing shall not be included), and solely to the extent such proceeds have not otherwise been applied to make any Restricted Payments pursuant to Section 3.15 or any Permitted Investment plus (b) the amount of Contribution Debt; provided that (I) any Indebtedness incurred pursuant to this Section 3.12(B)(xi) shall have a maturity date no earlier than the Maturity Date and shall not permit or require scheduled cash interest payments in excess of 10.00% per annum (with variable interest rates converted to fixed rates based on implied forward interest rate curve for purposes of such determination) and (II) the aggregate principal amount of Indebtedness outstanding under this Section 3.12(B)(xi) may not exceed the greater of (x) $550,000,000 and (y) 275.0% of EBITDA for the Test Period then most recently ended at any time;

(xii) Indebtedness and other obligations secured by the Siler City Assets in an outstanding amount not to exceed at any time (1) $750,000,000 of obligations in respect of any DOE Financing, plus (2) $750,000,000 of obligations to the United States Department of Commerce, the CHIPS Program Office or any other Governmental Authority of the United States, in each case under this Section 3.12(B)(xii)(2), in respect of award disbursements received pursuant to governmental grants under the CHIPS Act;

(xiii) Guarantees by the Issuer or any DOE Parent Entity of any DOE Financing;

(xiv) [Reserved];

(xv) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(xvi) Indebtedness in respect of cash collateralized letters of credit in an aggregate face amount not to exceed the greater of (x) $60,000,000 and (y) 30.0% of EBITDA for the Test Period then most recently ended at any one time;

(xvii) Indebtedness arising from agreements of the Issuer or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Investments or the disposition of any business, assets or a Subsidiary expressly permitted by this Indenture;

(xviii) (a) Indebtedness under Credit Facilities secured by a first-priority Lien, or resulting from any Designated Sale and Lease-Back Transaction; provided, that immediately after giving effect to the incurrence of any such Indebtedness, the then outstanding aggregate principal amount of all Indebtedness under this Section 3.12(B)(xviii) does not exceed (x) $1,385,131,140 plus (y) any paid-in-kind interest in an amount not to exceed the Permitted First Lien PIK Interest Cap minus (z) the sum of (I)

the principal amount of any Indebtedness under clause (a) hereof prepaid, repaid, redeemed or otherwise repurchased after the Issue Date mandatorily pursuant to the terms thereof (other than a mandatory prepayment, repayment, redemption or repurchase with the proceeds of a Designated Sale and Lease-Back Transaction only to the extent that the lease payment obligations arising therefrom constitute Capitalized Lease Obligations) and (II) without duplication of any amount included in subclause (z)(I) above, the principal amount of any Indebtedness under clause (a) or (b) hereof prepaid, repaid, redeemed or otherwise repurchased after the Issue Date (for the avoidance of doubt, including any voluntary prepayment, repayment, redemption or repurchase) with the proceeds of any Designated Sale and Lease-Back Transaction that does not otherwise constitute Indebtedness and (b) (x) any Permitted Refinancing Indebtedness thereof (including, for the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance Indebtedness incurred pursuant to this clause (b)) plus (y) any paid-in-kind interest in an amount not to exceed the Permitted First Lien PIK Interest Cap minus (z) the principal amount of any Indebtedness under clause (b) hereof prepaid, repaid, redeemed or otherwise repurchased after the date of incurrence thereof mandatorily pursuant to the terms thereof (other than a mandatory prepayment, repayment, redemption or repurchase with the proceeds of a Designated Sale and Lease-Back Transaction only to the extent that the lease payment obligations arising therefrom constitute Capitalized Lease Obligations); provided, further, (A) Indebtedness incurred in reliance on this Section 3.12(B)(xviii) shall have no borrower, issuer or obligor in respect thereof that is not the Issuer or a Subsidiary Guarantor, (B) Indebtedness under Credit Facilities secured by a first-priority Lien incurred in reliance on this Section 3.12(B)(xviii) shall not be secured by any assets or property that are not Collateral and (C) Indebtedness resulting from any Designated Sale and Lease-Back Transaction shall not be secured by any assets or property of the Issuer or any Subsidiary other than the assets or property that is the subject of such Designated Sale and Lease-Back Transaction, and (D) Indebtedness under Credit Facilities secured by a first-priority Lien incurred in reliance on Section 3.12(B)(xviii)(a)(x) after the Issue Date (excluding, for the avoidance of doubt, Permitted Refinancing Indebtedness in respect of any Credit Facilities outstanding on the Issue Date incurred in reliance on Section 3.12(B)(xviii)(a)(x)) shall not have a stated interest rate (excluding default and similar interest) greater than 15.875% per annum;

(xix)

(a) (I) Indebtedness under the Second Lien Non-Renesas Notes Indenture in respect of the Second Lien Non-Renesas Notes issued on the Issue Date in an amount not to exceed (x) $331,375,000 plus (y) any paid-in-kind interest in an amount not to exceed the applicable Permitted Second Lien PIK Interest Cap minus (z) the principal amount of any Indebtedness under sub-clause (a)(I) hereof converted, prepaid, repaid, redeemed or otherwise repurchased after the Issue Date and (II) (x) any Permitted Refinancing Indebtedness thereof (including, for the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance Indebtedness incurred pursuant to this sub-clause (a)(II)) plus (y) any paid-in-kind interest in an amount not to exceed the applicable Permitted Second Lien PIK Interest Cap minus (z) the principal amount of any Indebtedness under sub-clause (a)(II) hereof converted, prepaid, repaid, redeemed or otherwise repurchased after the date of incurrence thereof;

(b) (I) Indebtedness under the Second Lien Renesas Notes Indenture in respect of the Second Lien Renesas Notes issued on the Issue Date in an amount not to exceed (x) $203,599,000 plus (y) any paid-in-kind interest in an amount not to exceed the Permitted Second Lien PIK Interest Cap minus (z) the principal amount of any Indebtedness under sub-clause (a)(I) hereof converted, prepaid, repaid, redeemed or otherwise repurchased after the Issue Date and (II) (x) any Permitted Refinancing Indebtedness thereof (including, for the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance Indebtedness incurred pursuant to this sub-clause (b)(II)) plus (y) any paid-in-kind interest in an amount not to exceed the applicable Permitted Second Lien PIK Interest Cap minus (z) the principal amount of any Indebtedness under sub-clause (b)(II) hereof converted, prepaid, repaid, redeemed or otherwise repurchased after the date of incurrence thereof; and

(c) to the extent regulatory approvals have not been obtained on or prior to the Renesas Base Distribution Date (as defined in the Bankruptcy Plan), Indebtedness owed to Renesas in an aggregate principal amount not to exceed $15,000,000 plus any paid-in-kind interest paid thereon in an amount not to exceed the applicable Permitted Second Lien PIK Interest Cap, which may be in the form of incremental notes issued under this Indenture or another form of indenture reasonably acceptable to Renesas and any Permitted Refinancing Indebtedness thereof;

provided that (x) the Liens securing any Indebtedness incurred in reliance on this Section 3.12(B)(xix) shall not be senior to the Liens securing the Note Obligations (it being understand that Liens securing any Indebtedness incurred in reliance on this Section 3.12(B)(xix) may be pari passu with the Liens securing the Note Obligations or a lower priority to the Liens securing the Note Obligations, or such Indebtedness may not be secured by any Lien), (y) Indebtedness incurred in reliance on this Section 3.12(B)(xix) shall have no borrower, issuer or obligor in respect thereof that is not the Issuer or a Subsidiary Guarantor and (z) Indebtedness incurred in reliance on this Section 3.12(B)(xix) shall not be secured by any assets or property that are not Collateral;

(xx) [Reserved];

(xxi) Indebtedness incurred in the ordinary course of business in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and consistent with past practice or industry practices and not in connection with the borrowing of money or any Hedging Agreements;

(xxii) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Issuer or any Subsidiary incurred in the ordinary course of business and consistent with past practice, without duplication of any amounts payable under Section 3.15;

(xxiii) [Reserved];

(xxiv) obligations in respect of Cash Management Agreements;

(xxv) Escrowed Indebtedness;

(xxvi) Indebtedness consisting of obligations of the Issuer or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with any Investment permitted hereunder;

(xxvii) Guarantees of Indebtedness under customer financing lines of credit entered into in the ordinary course of business and consistent with past practice;

(xxviii) Indebtedness consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practice or industry practice; and

(xxix) other Indebtedness in an aggregate outstanding amount not in excess of the greater of (x) $30,000,000 and (y) 15.0% of EBITDA for the Test Period then most recently ended at any one time outstanding.

Except as specifically set forth in herein, no Indebtedness that is incurred pursuant to any clause of this Section 3.12(B) may be used to Refinance any Indebtedness that was incurred pursuant to, or outstanding under, any other clause of this Section 3.12(B) (other than Section 3.12(B)(i)); provided that (a) Indebtedness incurred pursuant to Section 3.12(B)(x) or (xi) may be used to Refinance Indebtedness incurred under any other clause of Section 3.12(B) and (b) no Indebtedness that is incurred pursuant to any clause of this Section 3.12 (other than Section 3.12(B)(xii) and Credit Facilities incurred under Section 3.12(B)(xviii)) may be secured by the Collateral on a senior basis to the Note Obligations.

(C) For purposes of determining compliance with this Section 3.12, if the use of proceeds from any incurrence or issuance of Indebtedness is to fund the repayment of any Indebtedness, then such repayment shall be deemed to have occurred substantially simultaneously with such incurrence or issuance so long as (1) such repayment occurs within one Business Day of such incurrence or issuance and (2) the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness being repaid pending such repayment.

(D) For purposes of determining compliance with this Section 3.12, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Issue Date, on the Issue Date and, in the case of such Indebtedness incurred or assumed (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Issue Date, on the date that such Indebtedness was incurred or assumed (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Permitted Refinancing Indebtedness is incurred, assumed or committed to Refinance Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being Refinanced), and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the outstanding principal amount of such Indebtedness being Refinanced.

(E) Further, for purposes of determining compliance with this Section 3.12, (i) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 3.12(A) and 3.12(B)(i) through (xxix) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 3.12(A) and Section 3.12(B)(i) through (xxix), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.12 and at the time of incurrence, assumption, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in any of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred, assumed or existing pursuant to only such clause or clauses (or any portion thereof). Notwithstanding the foregoing, (w) all Indebtedness outstanding under the First Lien Notes Indenture and in connection with any Designated Sale and Lease-Back Transaction shall at all times be deemed to have been incurred in reliance on Section 3.12(B)(xviii), (x) all Indebtedness outstanding under the Second Lien Non-Renesas Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 3.12(B)(xix)(a), (y) all Indebtedness outstanding under the Second Lien Renesas Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 3.12(B)(xix)(b) and (z) all Indebtedness outstanding under this Indenture shall at all times be deemed to have been incurred in reliance on Section 3.12(B)(ii) (and if applicable, Section 3.12(B)(xix)(c)) and, in each case, may not be so reclassified or divided.

Section 3.13. LIENS.

(A) The Issuer will not, and will not permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Issuer or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof on or after the Issue Date, except Permitted Liens.

(B) For purposes of determining compliance with this Section 3.13, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in clauses (A) through (NN) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in clauses (A) through (NN) of the definition of “Permitted Liens”, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.13 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in any of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. Notwithstanding the foregoing, (i) Liens securing any Indebtedness incurred under Section 3.12(B)(xviii) shall only be permitted in reliance on clause (W) of the definition of “Permitted Liens” and (ii) Liens securing any Indebtedness incurred under Section 3.12(B)(xix) shall only be permitted in reliance on clause (X) of the definition of “Permitted Liens”.

Section 3.14. SALE AND LEASE-BACK TRANSACTIONS.

The Issuer will not, and will not permit any of the Subsidiaries to enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), other than (i) any such transaction with respect to equipment or other personal property to the extent that any Indebtedness arising from such Sale and Lease-Back Transaction is permitted under Section 3.12(B)(ix), and (ii) a Designated Sale and Lease-Back Transaction.

Section 3.15. RESTRICTED PAYMENTS.

(A) The Issuer will not, and will not permit any of the Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of the Issuer’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Subsidiaries’ Equity Interests in their capacity as holders (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Issuer’s or any of its Subsidiaries and other than dividends or distributions payable to the Issuer or a Subsidiary); or

(ii) redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) (including, without limitation, in connection with any merger or consolidation involving the Issuer) any of the Issuer’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares);

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Financing (excluding any intercompany Indebtedness between or among the Issuer and any of its Subsidiary Guarantors), except (a) a payment of principal upon the scheduled maturity of such Junior Financing or (b) the purchase, repurchase, redemption, defeasance or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(iv) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(B) The provisions of Section 3.15(A) will not prohibit:

(i) Restricted Payments to the Issuer or to any Wholly Owned Subsidiary of the Issuer (or, in the case of non-Wholly Owned Subsidiaries, to the Issuer or any Subsidiary of the Issuer that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests in such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Issuer or such Subsidiary) based on their relative ownership interests);

(ii) [Reserved];

(iii) Restricted Payments to purchase or redeem the Equity Interests of the Issuer (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Issuer or any of the Subsidiaries or by any Plan or any stockholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (iii) shall not exceed in any fiscal year the greater of (x) $6,000,000 and (y) 3.0% of EBITDA for the Test Period then most recently ended (plus (x) the amount of net proceeds contributed to the Issuer that were (a) received by the Issuer during such fiscal year from sales of Equity Interests of the Issuer to directors, consultants, officers or employees of the Issuer or any Subsidiary in connection with permitted employee compensation and incentive arrangements, (b) the amount of net proceeds of any key-man life insurance policies received during such calendar year and (c) the amount of any cash bonuses otherwise payable to present or former directors, consultants, officers or employees in such fiscal year that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; provided, further, that cancellation of Indebtedness owing to the Issuer or any Subsidiary from present or former directors, consultants, officers and employees of the Issuer or its Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 3.15;

(iv) non-cash repurchases of Equity Interests of the Issuer deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(v) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments by the Issuer in the form of regularly scheduled dividends on Permitted Disqualified Stock (other than Permitted Disqualified Stock incurred pursuant to Section 3.12(B)(x));

(vi) Restricted Payments by the Issuer in the form of Equity Interests of the Issuer in connection with the redemption of any Convertible Notes or the exercise of any Renesas Warrants;

(vii) Restricted Payments by the Issuer to pay in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants (including the Renesas Warrants) or upon the conversion or exchange of Equity Interests of the Issuer or upon the conversion of any Convertible Notes; provided that the aggregate amount of Restricted Payments made in reliance on this clause (vii) shall not exceed the greater of (x) $300,000 and (y) 0.15% of EBITDA for the Test Period then most recently ended;

(viii) (a) any Restricted Payment made in connection with the entry into, or otherwise pursuant to the terms of, a Permitted Bond Hedge Transaction and (b) any cash payment made in connection with the exercise or early termination of any Permitted Warrant Transaction;

(ix) any Restricted Payment so long as, on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Net Leverage Ratio is less than (a) 4.00:1.00 for Restricted Payments made during the fiscal years ending June 30, 2026 and June 30, 2027, (b) 3.75:1.00 for Restricted Payments made during the fiscal year ending June 30, 2028 (c) 3.50:1.00 for Restricted Payments made during the fiscal year ending June 30, 2029, and (d) 3.25:1.00 thereafter;

(x) so long as no Default or Event of Default has occurred and is continuing, any Restricted Payments in an aggregate amount not to exceed the greater of (x) $20,000,000 and (y) 10.0% of EBITDA for the Test Period then most recently ended;

(xi) Restricted Payments in respect of any Junior Financing at a price not to exceed the principal amount thereof, plus accrued and unpaid interest and underwriting discounts, commissions and reasonable fees and expenses, with the proceeds of Permitted Refinancing Indebtedness expressly permitted under Section 3.12, solely to the extent such Permitted Refinancing Indebtedness has an interest rate and a cash component of any interest rate, in each case, equal to or less than the Junior Financing it Refinanced;

(xii) [Reserved];

(xiii) purchases of all or any portion of any Junior Financing at a price not to exceed the principal amount thereof, plus accrued and unpaid interest and reasonable fees and expenses thereon, with the proceeds of the substantially concurrent issuance or sale of Equity Interests of the Issuer; and

(xiv) the conversion or exchange of any Junior Financing to common Equity Interests of the Issuer; provided that, such conversion or exchange is accompanied by permanent reductions of any commitments, if any, with respect to such Junior Financing to the extent of such conversion or exchange, to the extent applicable.

(C) The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof (as reasonably determined by the Issuer in good faith), valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

(D) Any Investment in any person other than a Note Party that is otherwise permitted by this Section 3.15 may be made through intermediate Investments in Subsidiaries that are not Note Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth in this Section 3.15 or one or more clauses in the definition of “Permitted Investments”.

(E) For purposes of determining compliance with this Section 3.15, (a) in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (viii) of Section 3.15(B) or is entitled to be made pursuant to one or more clauses in the definition of “Permitted Investments,” the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (i) through (viii) and the definition of “Permitted Investments” in a manner that complies with this Section 3.15 and (b) an Investment need not be permitted solely by reference to one category of Permitted Investments (or portion thereof) described in the definition thereof but may be permitted in part under any combination thereof.

Section 3.16. ASSET DISPOSITIONS.

(A) The Issuer will not, and will not permit any of its Subsidiaries to, consummate an Asset Disposition unless:

(i) the Issuer or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value (as reasonably determined in good faith by the Issuer) of the assets or Equity Interests issued or sold or otherwise Disposed of; and

(ii) at least 75% of the proceeds from such Asset Disposition consists of cash or Cash Equivalents; provided that for purposes of this Section 3.16(A)(ii) “cash” shall include:

(1) any liabilities (as shown on the Issuer’s or such Subsidiary’s most recent balance sheet or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Subsidiary’s consolidated balance sheet if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Note Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation or assumption agreement that validly releases the Issuer or such Subsidiary from further liability to all applicable creditors; and

(2) any securities, notes or other obligations received by the Issuer or such Subsidiary from such transferee that are converted, in each case, within 180 days after the closing of such Asset Disposition by the Issuer or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion).

(B) Unless and solely in the event there has been a Discharge of First-Priority Obligations (as defined in the First-Lien/Second-Lien Intercreditor Agreement), within 365 days (or such shorter period as the Issuer in its sole election may determine) after the receipt of Net Proceeds from an Asset Disposition (each, an “Asset Sale Prepayment Date”) (other than Net Proceeds from the sale or other disposition of “Building 21” (as described in item 2 of Schedule 1.01(B))), the Issuer may elect to apply or cause to be applied an amount equal to the Net Proceeds from such Asset Disposition:

(i) upon a Disposition of assets that constitutes Collateral, to repay the Second-Priority Obligations (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly permanently reduce revolving commitments with respect thereto); provided that in the case of any repayment pursuant to this Section 3.16(B)(i), the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all holders of such Second-Priority Obligations to purchase (or repay) a pro rata (together with any Second-Priority Obligations repaid pursuant to this Section 3.16(B)(i)) principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repayment;

(ii) [reserved];

(iii) upon the Disposition of assets that do not constitute Collateral, to repurchase, prepay, redeem or repay Indebtedness of a Subsidiary that is not a Note Party, or Indebtedness of the Issuer or any Subsidiary Guarantor that is secured by a Lien on such assets; or

(iv) upon a Disposition of assets that does not constitute Collateral, to either (a) make an investment in, or acquire assets related to or otherwise useful in the business of the Issuer and its Subsidiaries existing on the Issue Date; and/or (b) make Capital Expenditures in or that are used or useful in the business or to make Capital Expenditures for maintenance, repair or improvement of existing assets in accordance with the terms of this Indenture.

(C) Any Net Proceeds from an Asset Disposition not applied or invested as provided in Section 3.16(B) within the applicable Asset Sale Prepayment Date will be deemed to constitute “Excess Proceeds” on the day immediately after the applicable Asset Sale Prepayment Date; provided that in the case of Section 3.16(B)(iv), a binding commitment letter with a third party shall be treated as a permitted application of the Net Proceeds from the date such commitment letter is executed so long as the Issuer or a Subsidiary enters into such commitment letter with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the execution of such commitment letter; provided, further, that if such commitment letter is later terminated or cancelled prior to the application of such Net Proceeds or such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds shall constitute Excess Proceeds.

(D) In no event later than 20 Business Days after any date that the aggregate amount of Excess Proceeds exceeds $10,000,000 (or such lesser amount as the Issuer shall determine) (an “Asset Disposition Offer Trigger Date”), to the extent permitted by the First Lien Notes Indenture, the Issuer shall commence an offer to all Holders (an “Asset Disposition Offer”) to purchase at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and to all holders of other Second-Priority Obligations containing provisions similar to those set forth in this Indenture with respect to asset dispositions, in each case, equal to the Excess Proceeds. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero. To the extent that any Excess Proceeds remain after completion of an Asset Disposition Offer, the Issuer may use the remaining amount for general corporate purposes and such amount shall no longer constitute Excess Proceeds.

(E) In connection with an Asset Disposition Offer, the Issuer shall deliver to the Holders, in accordance with the Depositary Procedures (with a copy to the Trustee), a notice stating: (i) that an Asset Disposition Offer Trigger Date has occurred and that the Issuer is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (and identifying other Indebtedness, if any, that is entitled to participate pro rata in the Asset Disposition Offer), at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Asset Disposition Offer Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is delivered, (ii) the amount of accrued and unpaid interest as of the Asset Disposition Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Issuer defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Disposition Offer, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest after the Asset Disposition Offer Purchase Date, (v) the procedures to be followed by a Holders in order to accept an Asset Disposition Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

(F) On the Asset Disposition Offer Purchase Date, the Issuer will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Disposition Offer that can be purchased out of Excess Proceeds from such Asset Disposition, (ii) deposit with the paying agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Disposition Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Disposition Offer. If less than all Notes tendered pursuant to the Asset Disposition Offer are accepted for payment by the Issuer for any reason consistent with the Indenture, selection of the Notes to be purchased by the Issuer shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, in accordance with the Depositary Procedures and, if no such Depositary Procedures apply, pro rata, by lot or by such other method the Issuer considers fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in Authorized Denominations. The paying agent shall promptly deliver to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and deliver to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. On and after an Asset Disposition Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Issuer defaults in the payment of the purchase price therefor. The Issuer will announce the results of the Asset Disposition Offer to Holders of the Notes on or as soon as practicable after the Asset Disposition Offer Purchase Date.

(G) To the extent applicable, the Issuer will comply, in all material respects, with all federal and state securities laws in connection with any Asset Disposition Offer (including complying with Rule 14e-1 under the Exchange Act, to the extent applicable) so as to permit effecting such Asset Disposition Offer in the manner set forth in this Indenture; provided, however, that, to the extent that any securities laws or regulations enacted after the Issue Date conflict with this Section 3.16, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.16 (nor will such compliance be considered a Default or an Event of Default hereunder) by virtue of such conflict.

Section 3.17. DISPOSITION OF MATERIAL IP.

(A) Notwithstanding anything to the contrary contained in Sections 3.13, 3.15, 3.16 (or the definition of “Asset Disposition”) or 3.18, neither the Issuer nor any Subsidiary shall be permitted to make any Investment of any Material IP into any person (including any Subsidiary) or Dispose of any Material IP (including to any Subsidiary) unless, (i) in the case of an Investment, at all times after giving effect to the consummation of such Investment, such Material IP is subject to first priority Lien securing the Note Obligations and (ii) in the case of a Disposition of any Material IP, such Disposition consists of a non-exclusive license of such Material IP and such Material IP remains subject to at least a first priority Lien securing the Note Obligations; provided that such non-exclusive license shall (x) if to a Subsidiary, be subject to recurring royalties, payment terms or other consideration negotiated consistent with an arm’s length transaction, and (y) otherwise (other than in subclause (x) immediately preceding), be entered into in the ordinary course of business.

(B) The restrictions set forth in Section 3.17(A) shall not apply to the Specified IP Disposition.

Section 3.18. TRANSACTIONS WITH AFFILIATES.

(A) The Issuer will not, and will not permit any of the Subsidiaries to sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates on or after the Issue Date, unless such transaction is (i) upon terms that are no less favorable to the Issuer or such Subsidiary, as applicable, in any material respect than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (ii) if in connection with any transaction or series of transactions with a fair market value greater than $1,200,000, approved by a majority of the Disinterested Directors of the Issuer.

(B) The foregoing clause (A) shall not prohibit, to the extent otherwise permitted under this Indenture:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Issuer;

(ii) loans and advances to officers, directors, employees or consultants of the Issuer or any Subsidiary permitted by clause (E) of the definition of “Permitted Investments”;

(iii) transactions among the Issuer or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Issuer or a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees the Issuer and the Subsidiaries in the ordinary course of business;

(v) transactions, agreements and arrangements in existence on the Issue Date and set forth on Schedule 3.18 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Holders in any material respect;

(vi) (a) any employment, independent contractor or consulting agreements entered into by the Issuer or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 3.15 and Permitted Investments;

(viii) [Reserved];

(ix) [Reserved];

(x) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and consistent with past practice or industry practice;

(xi) any transaction in respect of which the Issuer delivers to the Trustee a letter addressed to the Board of Directors of the Issuer from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Issuer qualified to render such letter, which letter states that (a) such transaction is on terms that are substantially no less favorable to the Issuer or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (b) such transaction is fair to the Issuer or such Subsidiary, as applicable, from a financial point of view;

(xii) [Reserved];

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and consistent with past practice;

(xiv) [Reserved];

(xv) [Reserved];

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) [Reserved];

(xx) [Reserved];

(xxi) transactions between the Issuer or any of the Subsidiaries and any person, a director of which is also a director of the Issuer; provided, however, that (a) such director abstains from voting as a director of the Issuer on any matter involving such other person and (b) such person is not an Affiliate of the Issuer for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Article 6; and

(xxiii) intercompany transactions undertaken in good faith (as certified by an Officer of the Issuer) for the purpose of improving the consolidated tax efficiency of the Issuer and the Subsidiaries which do not circumvent any provisions of this Indenture.

Section 3.19. [RESERVED].

Section 3.20. DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

(A) The Issuer will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Issuer or any Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Subsidiary Guarantor;

(ii) make loans or advances to the Issuer or any Subsidiary;

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any Subsidiary or

(iv) grant any Liens by the Issuer or such Subsidiary that is a Note Party pursuant to the Security Documents,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Subsidiary to other Indebtedness incurred by the Issuer or any Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(B) The provisions of Section 3.20(A) shall not apply to the following:

(i) restrictions imposed by applicable law;

(ii) contractual encumbrances or restrictions in effect on the Issue Date, including under (a) the Note Documents, (b) the First Lien Notes Indenture, (c) the Second Lien Non-Renesas Notes Indenture, (d) the Second Lien Renesas Notes Indenture and (e) any other Indebtedness existing on the Issue Date and set forth on Schedule 3.12(B);

(iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(iv) any encumbrances or restrictions of the type referred to in Section 3.20(A)(i) through (iv) imposed by any agreement relating to Indebtedness incurred pursuant to Section 3.12(B)(xii) or to any Designated Sale and Lease-Back Transaction;

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi) any restrictions imposed by any agreement relating to Indebtedness or other obligations incurred pursuant to Section 3.12 to the extent such restrictions are not more restrictive in any material respect than the restrictions contained in this Indenture or are market terms at the time of issuance (as reasonably determined by the Issuer);

(vii) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business and consistent with past practice or industry practice;

(viii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and consistent with past practice or industry practice;

(x) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 3.16 pending the consummation of such sale, transfer, lease or other disposition;

(xi) customary restrictions and conditions contained in the document relating to any Lien, so long as (a) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (b) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 3.20;

(xii) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations;

(xiii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(xiv) customary provisions in joint venture agreements and other similar agreements;

(xv) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi) restrictions on cash or other deposits imposed by customers or counterparties under contracts entered into in the ordinary course of business (and including with respect to any cash collateral permitted to be provided to any counterparty under Section 3.13); and

(xvii) any encumbrances or restrictions of the type referred to in Section 3.20(A)(i) through (xvi) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements or the contracts, instruments or obligations referred to in Section 3.20(A)(i) through (xiii); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Issuer, not more restrictive in any material respect with respect to such dividend, other payment, sale and Lien restrictions than those contained in the dividend, other payment and Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or similar arrangements or are otherwise in accordance with the terms of the applicable intercreditor agreement.

Section 3.21. FURTHER ASSURANCES; ADDITIONAL SECURITY.

(A) The Issuer will, and will cause each of the Subsidiaries to, subject to the Agreed Security Principles, the terms of any applicable Intercreditor Agreement and to the extent consist with the Collateral and Guarantee Requirement:

(i) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings (provided that if a Mortgage is actually filed, only to the extent a filed Mortgage cannot act as a fixture filing in an applicable jurisdiction), Mortgages and other documents), as are reasonably necessary (or that Trustee and/or Collateral Agent and/or Parallel Debt Creditor may reasonably request) (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Note Parties and provide to the Collateral Agent and/or Parallel Debt Creditor, from time to time, evidence reasonably necessary to establish the perfection and priority of the Liens created or intended to be created by the Security Documents.

(ii) if any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Issuer at the time of acquisition) in an amount greater than $5,000,000 or is a semiconductor tool or equipment used in any Product Family of the Issuer and its Subsidiaries is acquired by the Issuer or any Subsidiary Guarantor after the Issue Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Issuer or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Note Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary (or reasonably requested by the Collateral Agent) to grant and perfect such Liens, including actions described in Section 3.21(A)(i), all at the expense of the Note Parties, subject to Section 3.21(A)(vii).

(iii) (a) subject to clause (vii)(H) below, grant and cause each of the Subsidiary Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of the Issuer or such Subsidiary Guarantors, as applicable, (x) within 90 days after the Issue Date with respect to Material Real Property owned as of the Issue Date and (y) to the extent acquired after the Issue Date, within 90 days after such acquisition pursuant to a Mortgage, which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and (ii) to the extent applicable in the applicable jurisdiction, record or file, and cause each such Subsidiary Guarantor to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) and/or the Collateral Agent under a Parallel Debt structure for the benefit of the Secured Parties required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Guarantor to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to Section 3.21(A)(vii). Subject to Section 3.21(A)(vii), with respect to each such Mortgage, to the extent applicable in the applicable jurisdiction, the Issuer shall cause the requirements set forth in clause (F) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(iv) if any additional direct or indirect Subsidiary of the Issuer is formed or acquired after the Issue Date and if such Subsidiary is a Subsidiary Guarantor (with any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary), within 10 Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within (x) in the case of a Domestic Subsidiary, 30 days or (y) in the case of a Foreign Subsidiary, 60 days, in each case, after the date such Subsidiary is formed or acquired (or, with respect to clause (F) of the definition of “Collateral and Guarantee Requirement”, within 90 days after such formation or acquisition or such longer period as set forth therein ), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Note Party, subject to Section 3.21(A)(vii).

(v) [reserved].

(vi) furnish to the Collateral Agent prompt written notice of any change (A) in any Note Party’s corporate or organization name, (B) in any Note Party’s identity or organizational structure, (C) in any Note Party’s organizational identification number, (D) in any Note Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Note Party that is not a registered organization; provided that the Issuer shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change, under the Uniform Commercial Code or other applicable law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(vii) the Collateral and Guarantee Requirement and the other provisions of this Section 3.21(A) and the other Note Documents with respect to Collateral are (a) solely in the case of Foreign Subsidiaries (and the assets of and Equity Interests in such Foreign Subsidiaries), subject in all respects to the Agreed Security Principles and (b) solely in the case of Domestic Subsidiaries (and the assets of, and Equity Interests in, such Domestic Subsidiaries) need not be satisfied by any Excluded Subsidiary or by any Note Party with respect to any of the following (collectively, the “Excluded Property”): (I) any Real Property other than Material Real Property, (II) (x) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and (y) commercial tort claims with a value of less than $10,000,000, (III) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 3.20 and such restriction is binding on such assets on the Issue Date or on the date of acquisition thereof and not entered into in contemplation thereof (and renewals and replacements thereof)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or which would require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (IV) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Issuer, (V) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Issuer or any Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (VI) those assets as to which the Issuer in good faith reasonably determines that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (VII) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (VIII) pending “intent to use” trademark applications for which an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has not been filed with or accepted by the United States Trademark Office, (IX) any Excluded Account and any cash and Cash Equivalents maintained in an Excluded Account, (X) any Excluded Securities, (XI) any Third Party Funds and (XII) any equipment or other real or personal property or asset that is subject to a Lien permitted by clause (I) of the definition of Permitted Liens, if permitted by Section 3.12, if the agreement governing such Lien (or the Indebtedness secured thereby) prohibits or requires the consent of any person (other than the Issuer or any Subsidiary thereof) as a condition to the creation of any other security interest on such equipment or other real or personal property or asset and, in each case, such prohibition or requirement is permitted hereunder after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code; provided that the Issuer may in its sole discretion elect to exclude any property from the definition of Excluded Property; provided, further, that no property or assets that secure any obligations under the First Lien Notes Indenture, the Second Lien Non-Renesas Notes Indenture, the Second Lien Renesas Notes Indenture (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) or any other Indebtedness for borrowed money (other than Specified Indebtedness)

shall be Excluded Property. Notwithstanding anything herein to the contrary, (A) [reserved], (B) no landlord, mortgagee or bailee waivers shall be required, (C) no notice shall be required to be sent to account debtors or other contractual third parties prior to the occurrence and continuance of an Event of Default, (D) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise reasonably determined by the Issuer, (E) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Issuer (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent), (F) the Issuer may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments to subordinate the lien of any Mortgage to any such easement, covenant, right of way or similar instrument or record as permitted by the Indenture or may agree to recognize any tenant pursuant to an agreement, as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder, (G) other than to the extent required by the Collateral Agreement, no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, and (H) no Mortgage (or the filing of recordation thereof) on any Material Real Property acquired by the Issuer or any Subsidiary Guarantor after the Issue Date shall be required if such Material Real Property is located in a jurisdiction that imposes a mortgage recording tax, documentary tax or similar tax in connection with the filing or recordation thereof (x) at any time prior to the Discharge of First-Priority Obligations (as defined in the First-Lien/Second-Lien Intercreditor Agreement) or (y) at any time after the Discharge of First-Priority Obligations, if the Collateral Agent is not then the Controlling Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) under the Pari Passu Intercreditor Agreement.

(viii) Neither the Collateral Agent (including as the Parallel Debt Creditor) nor the Trustee undertakes any responsibility whatsoever to determine whether any of the foregoing covenants have been satisfied, and neither shall have any liability whatsoever arising out of the failure of the Issuer or any of the Subsidiary Guarantors to satisfy such requirements.

Section 3.22. POST-CLOSING.

(A) The Issuer will, and will cause each of the Subsidiaries to, take all necessary actions to satisfy the requirements set forth in Schedule 3.22.

Article 4. REPURCHASE AND REDEMPTION

Section 4.01. NO SINKING FUND.

No sinking fund is required to be provided for the Notes.

Section 4.02. RIGHT OF HOLDERS TO REQUIRE THE ISSUER TO REPURCHASE NOTES UPON A CHANGE OF CONTROL.

(A) Right of Holders to Require the Issuer to Repurchase Notes Upon a Change of Control. Subject to the other terms of this Section 4.02, if a Change of Control occurs, then each Holder will have the right (the “Change of Control Repurchase Right”) to require the Issuer to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Change of Control Repurchase Date for such Change of Control for a cash purchase price equal to the Change of Control Repurchase Price.

(B) Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Change of Control Repurchase Date for a Repurchase Upon Change of Control (including as a result of the payment of the related Change of Control Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Change of Control Repurchase Date), then (i) the Issuer may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Issuer will cause any Notes theretofore surrendered for such Repurchase Upon Change of Control to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Issuer, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C) Change of Control Repurchase Date. The Change of Control Repurchase Date for any Change of Control will be a Business Day of the Issuer’s choosing that is no more than thirty-five (35) and not less than twenty (20) Business Days after the date the Issuer delivers the related Change of Control Notice pursuant to Section 4.02(E).

(D) Change of Control Repurchase Price. The Change of Control Repurchase Price for any Note to be repurchased upon a Repurchase Upon Change of Control following a Change of Control is an amount in cash equal to one hundred and one percent (101%) of the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Change of Control Repurchase Date for such Change of Control; provided, however, that if such Change of Control Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Change of Control, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Change of Control Repurchase Date is before such Interest Payment Date); and (ii) the Change of Control Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Change of Control Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Change of Control Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Change of Control Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E) Change of Control Notice. On or before the twentieth (20th) calendar day after the effective date of a Change of Control, the Issuer will deliver to each Holder, the Trustee and the Paying Agent a notice of such Change of Control (a “Change of Control Notice”). Substantially contemporaneously, the Issuer will either (x) issue a press release through such national newswire service as the Issuer then uses; (y) publish the same through such other widely disseminated public medium as the Issuer then uses, including its website; or (z) file or furnish a Form 8-K (or any successor form) with the SEC, in each case of clauses (x), (y) and (z), containing the information set forth in the Change of Control Notice.

Such Change of Control Notice must state:

(i) briefly, the events causing such Change of Control;

(ii) the effective date of such Change of Control;

(iii) the procedures that a Holder must follow to require the Issuer to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Change of Control Repurchase Right and the procedures for submitting and withdrawing a Change of Control Repurchase Notice;

(iv) the Change of Control Repurchase Date for such Change of Control;

(v) the Change of Control Repurchase Price per $1,000 principal amount of Notes for such Change of Control (and, if such Change of Control Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.02(D));

(vi) the name and address of the Paying Agent;

(vii) [Reserved];

(viii) [Reserved];

(ix) that Notes for which a Change of Control Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Change of Control Repurchase Price;

(x) [Reserved]; and

(xi) the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Change of Control Notice nor any defect in a Change of Control Notice will limit the Change of Control Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Change of Control.

(F) Procedures to Exercise the Change of Control Repurchase Right.

(i) Delivery of Change of Control Repurchase Notice and Notes to Be Repurchased. To exercise its Change of Control Repurchase Right for a Note following a Change of Control, the Holder thereof must deliver to the Paying Agent:

(1) before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or such later time as may be required by law), a duly completed, written Change of Control Repurchase Notice with respect to such Note; and

(2) such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Issuer a copy of each Change of Control Repurchase Notice that it receives.

(ii) Contents of Change of Control Repurchase Notices. Each Change of Control Repurchase Notice with respect to a Note must state:

(1) if such Note is a Physical Note, the certificate number of such Note;

(2) the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3) that such Holder is exercising its Change of Control Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Change of Control Repurchase Notice must comply with the Depositary Procedures (and any such Change of Control Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii) Withdrawal of Change of Control Repurchase Notice. A Holder that has delivered a Change of Control Repurchase Notice with respect to a Note may withdraw such Change of Control Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date. Such withdrawal notice must state:

(1) if such Note is a Physical Note, the certificate number of such Note;

(2) the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3) the principal amount of such Note, if any, that remains subject to such Change of Control Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Issuer; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Issuer, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G) Payment of the Change of Control Repurchase Price. Without limiting the Issuer’s obligation to deposit the Change of Control Repurchase Price within the time proscribed by Section 3.02(B), the Issuer will cause the Change of Control Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Change of Control to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Change of Control must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.02(G).

(H) Repurchase by Third Party. Notwithstanding anything to the contrary in this Section 4.02, the Issuer will be deemed to satisfy its obligations under this Section 4.02 if (i) one or more third parties conduct any Repurchase Upon Change of Control and related offer to repurchase Notes otherwise required by this Section 4.02 in a manner that would have satisfied the requirements of this Section 4.02 if conducted directly by the Issuer; and (ii) an owner of a beneficial interest in any Note repurchased by such third party or parties will not receive a lesser amount as a result of withholding or similar taxes than such owner would have received had the Issuer repurchased such Note.

(I) Compliance with Applicable Securities Laws. To the extent applicable, the Issuer will comply with all federal and state securities laws in connection with a Repurchase Upon Change of Control (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Change of Control in the manner set forth in this Indenture; provided, however, that, to the extent that any securities laws or regulations enacted after the Issue Date conflict with the Section 4.02, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.02 (nor will such compliance be considered a Default or an Event of Default hereunder) by virtue of such conflict.

(J) Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Change of Control in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03. RIGHT OF THE ISSUER TO REDEEM THE NOTES.

(A) No Right to Redeem Before September 29, 2027. The Issuer may not redeem the Notes at any time before September 29, 2027.

(B) Right to Redeem the Notes on or after September 29, 2027. Subject to the terms of this Section 4.03, the Issuer has the right, at its election, to redeem (a “Redemption”) all, or any portion in an Authorized Denomination, of the Notes, at any time, and from time to time, on a Redemption Date that falls on or after September 29, 2027 and on or before the sixtieth (60th) Business Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price.

For the avoidance of doubt, the calling of any Notes for Redemption will constitute a Make-Whole Event with respect to such Notes pursuant to clause (B) of the definition thereof.

(C) [Reserved].

(D) Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.03(F), on such Redemption Date), then (i) the Issuer may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Issuer will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Issuer, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(E) Redemption Date. The Redemption Date for a Redemption will be a Business Day of the Issuer’s choosing that is no more than sixty (60) Business Days and not less than thirty-five (35) Business Days after the related Redemption Notice Date for such Redemption.

(F) Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to one hundred percent (100%) of the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(G) Redemption Notice. To call any Notes for Redemption, the Issuer must (i) deliver to each Holder of such Notes, the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”); and (ii) substantially contemporaneously therewith, either (x) issue a press release through such national newswire service as the Issuer then uses; (y) publish the same through such other widely disseminated public medium as the Issuer then uses, including its website; or (z) file or furnish a Form 8-K (or any successor form) with the SEC, in each case of clauses (x), (y) and (z), containing the information set forth in the Redemption Notice.

Such Redemption Notice must state:

(i) that such Notes have been called for Redemption, briefly describing the Issuer’s Redemption right under this Indenture;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(F));

(iv) the name and address of the Paying Agent;

(v) [Reserved];

(vi) [Reserved];

(vii) [Reserved]; and

(viii) the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Issuer will deliver a copy of such Redemption Notice to the Trustee and the Paying Agent. At the Issuer’s request, given in an Officer’s Certificate delivered to the Trustee at least five (5) days prior to the requested date of delivery (or such shorter period of time as may be acceptable to the Trustee), the Trustee shall give such notice in the Issuer’s name; provided, however that in all cases, the text of such Redemption Notice shall be prepared by the Issuer.

(H) [Reserved].

(I) Selection of Notes to Be Redeemed in Part. If less than all Notes then outstanding are called for Redemption, then:

(i) the Notes to be redeemed will be selected by the Issuer as follows: (1) in the case of Global Notes, in accordance with the Depositary Procedures and, if no such Depositary Procedures apply, pro rata, by lot or by such other method the Issuer considers fair and appropriate; and (2) in the case of Physical Notes, pro rata, by lot or by such other method the Issuer considers fair and appropriate; and

(ii) [Reserved].

(J) Payment of the Redemption Price. Without limiting the Issuer’s obligation to deposit the Redemption Price by the time proscribed by Section 3.02(B), the Issuer will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date. For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.03(F) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

Section 4.04. MANDATORY AHYDO REDEMPTION.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, on December 15, 2030 (the “AHYDO Redemption Date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be one hundred percent (100%) of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. The Issuer will comply with clause (E) through (J) of Section 4.03 in connection with any Mandatory Principal Redemption.

Article 5. [RESERVED]

Article 6. SUCCESSORS

Section 6.01. WHEN THE ISSUER AND SUBSIDIARY GUARANTORS MAY MERGE, ETC.

(A) Generally. The Issuer will not consolidate with, merge with or into, dissolve or liquidate voluntarily into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise Dispose, in one transaction or a series of transactions, all or substantially all of the consolidated assets of the Issuer and its Subsidiaries, taken as a whole, to another Person (a “Issuer Business Combination Event”), unless:

(i) the resulting, surviving or transferee Person either (x) is the Issuer or (y) if not the Issuer, is a Qualified Successor Entity (such Qualified Successor Entity, the “Successor Entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee and the Collateral Agent, at or before the effective time of such Issuer Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) and any other amendments to the Security Documents all of the Issuer’s obligations under this Indenture, the Security Documents to which the Issuer is a party, and the Notes;

(ii) immediately after giving effect to such Issuer Business Combination Event, no Default or Event of Default will have occurred and be continuing; and

(iii) before the effective time of any Issuer Business Combination Event, the Issuer will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Issuer Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Issuer Business Combination Event provided in this Indenture have been satisfied.

(B) Subsidiary Guarantors. Unless otherwise permitted pursuant to this Indenture (including Section 12.04), the Issuer shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, dissolve or liquidate voluntarily into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise Dispose, in one transaction or a series of transactions, all or substantially all of the consolidated assets (other than to the Issuer or another Subsidiary Guarantor) (a “Guarantor Business Combination Event” together with a Issuer Business Combination Event, a “Business Combination Event”) unless:

(i) the resulting, surviving or transferee Person (the “Successor Guarantor”) either (x) is the Subsidiary Guarantor or (y) if not the Subsidiary Guarantor, is an entity that expressly assumes (by executing and delivering to the Trustee and the Collateral Agent, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture pursuant to Section 8.01(B)) and any other amendments to the Security Documents all of such Subsidiary Guarantor’s obligations under this Indenture, the Security Documents to which it is a party, the Notes and its Guarantee;

(ii) immediately after giving effect to such Guarantor Business Combination Event, no Default or Event of Default will have occurred and be continuing; and

(iii) before the effective time of any Guarantor Business Combination Event, the Issuer and the Subsidiary Guarantor, as applicable, will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(B); and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.

(C) For purposes of this Section 6.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer to another Person, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer to another Person. Notwithstanding the foregoing, this Article 6 shall not apply to any sale, conveyance, transfer or lease of assets between or among the Issuer and its Wholly Owned Subsidiaries and, in such an event, the Issuer shall not be discharged from its obligations under this Indenture, the Security Documents to which the Issuer is a party, and the Notes.

Section 6.02. SUCCESSOR ENTITY SUBSTITUTED.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Entity (if not the Issuer) or the Successor Guarantor (if not the applicable Subsidiary Guarantor), as the case may be, will succeed to, and may exercise every right and power of, the Issuer or the Subsidiary Guarantor, as the case may be, under this Indenture, the Security Documents, the Notes and/or Guarantee, as is applicable, with the same effect as if such Successor Entity or Successor Guarantor, as the case may be, had been named as the Issuer or Subsidiary Guarantor, as the case may be, in this Indenture, the Security Documents, the Notes and such Guarantee; provided that in the case of a lease, the predecessor Issuer will be discharged from its obligations under this Indenture and the Notes.

Article 7. DEFAULTS AND REMEDIES

Section 7.01. EVENTS OF DEFAULT.

(A) Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i) a default in the payment when due (whether at maturity, upon Redemption or Repurchase Upon Change of Control or otherwise) of the principal of, or the Redemption Price or Change of Control Repurchase Price for, any Note;

(ii) a default in the payment when due of interest on any Note, which default continues for thirty (30) consecutive days;

(iii) the Issuer’s failure to deliver, when required by this Indenture, a Change of Control Notice, and such failure is not cured within five (5) Business Days after its occurrence;

(iv) [Reserved];

(v) [Reserved];

(vi) a default in any Note Party’s obligations under Article 6;

(vii) [Reserved];

(viii) a default in any of the Note Parties’ obligations or agreements under the Note Documents (other than a default set forth in clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.01(A)) where such default is not cured or waived within thirty (30) days after notice to the Issuer by the Trustee, or to the Issuer and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(ix) a default by a Note Party or any of its Subsidiaries with respect to indebtedness for money borrowed (whether pursuant to one or more agreements or other instruments) of greater than $87,500,000 (or its foreign currency equivalent) in the aggregate of an Note Party or any of its Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, either: (x) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity, or (y) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration or otherwise, and, in the case of either subclause (x) or (y), such acceleration is not, after the expiration of any applicable grace period, rescinded or annulled or such indebtedness is not paid or discharged, as the case may be, within thirty (30) days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding in accordance with this Indenture;

(x) one or more final judgments being rendered against an Note Party or any of its Subsidiaries for the payment of at least $87,500,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(xi) a Note Party or any of its Significant Subsidiaries (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property (other than that arises from any solvent liquidation or restructuring of such Subsidiary(ies) in the ordinary course of business that shall result in the net assets of such Subsidiary(ies) being transferred to or otherwise vested in such Note Party or any of its other subsidiaries on a pro rata basis or on a basis more favorable to such Note Party);

(4) makes a general assignment for the benefit of its creditors;

(5) takes any comparable action under any foreign Bankruptcy Law; or

(6) generally is not paying its debts as they become due;

(xii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against a Note Party or any of its Significant Subsidiaries (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding;

(2) appoints a custodian of a Note Party or any of its Significant Subsidiaries, or for any substantial part of the property of a Note Party or any of its Significant Subsidiaries (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary);

(3) orders the winding up or liquidation of a Note Party or any of its Significant Subsidiaries (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary); or

(4) grants any similar relief under any foreign Bankruptcy Law,

(5) and, in each case under this Section 7.01(A)(xii), such order or decree remains unstayed and in effect for at least sixty (60) days;

(xiii) if the obligation of any Subsidiary Guarantor under its Guarantee or any other Note Document to which any Subsidiary Guarantor is a party is limited or terminated by operation of law or by such Subsidiary Guarantor (other than, in each case, in accordance with the terms of this Indenture or such other Note Documents), or if any Subsidiary Guarantor fails to perform any obligation under its Guarantee or under any such Note Document, or repudiates or revokes or purports to repudiate or revoke in writing any obligation under its Guarantee, or under any such Note Document, or any Subsidiary Guarantor ceases to exist for any reason (other than as permitted or not prohibited by this Indenture); or

(xiv) any security interest and Liens purported to be created by any Security Document on any of the Collateral intended to be covered thereby having a fair market value in excess of $25,000,000 (unless perfection is not required by this Indenture or the Security Documents) shall cease to be in full force and effect or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid and perfected security interest in and Lien on all of the Collateral thereunder in favor of the Collateral Agent with the priority required by the Security Documents) with respect to any of the Collateral intended to be covered thereby having a fair market value in excess of $25,000,000 (unless perfection is not required by this Indenture or the Security Documents), or shall be asserted by or on behalf of any Note Party not to be a valid and perfected security interest in or Lien on the Collateral covered thereby (in each case, except (i) the failure of the Collateral Agent to maintain possession of possessory Collateral received by it, which failure is not a direct result of any act, omission, advice or direction of any Note Party, (ii) in connection with a transaction expressly permitted under the Note Documents, in each case solely to the extent such termination or release is permitted under the Note Documents or (iii) as a result of the satisfaction and discharge of this Indenture in accordance Article 9).

(B) Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 7.02. ACCELERATION.

(A) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(xi) or 7.01(A)(xii) occurs with respect to the Issuer (and not solely with respect to a Significant Subsidiary (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary) of the Issuer), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B) Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(xi) or 7.01(A)(xii) with respect to the Issuer and not solely with respect to a Significant Subsidiary (or multiple Subsidiaries which, when taken together, would constitute a Significant Subsidiary) of the Issuer) occurs and is continuing, then either (i) the Trustee, by notice to the Issuer, or (ii) Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, by notice to each of the Issuer, the Trustee and the Collateral Agent, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding (subject to the Trustee and the Collateral Agent being indemnified and/or secured and/or pre-funded to such Agent’s reasonable satisfaction) to become due and payable immediately. For the avoidance of doubt, if such Event of Default is not continuing at the time such notice is provided (that is, such Event of Default has been cured or waived as of such time), then such notice will not be effective to cause such amounts to become due and payable immediately.

(C) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the other Note Documents, the Majority Holders, by notice to the Issuer and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived; and (iii) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their agents and counsel have been paid. No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7.03. SOLE REMEDY FOR A FAILURE TO REPORT.

(A) Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Issuer elects, the sole remedy for an Event of Default relating to the Issuer’s failure to comply with its obligations as set forth in Section 3.03(A) or Section 3.03(B) shall, for the first 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive Special Interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for the first 90 days during which such Event of Default is continuing, beginning on, and including, the date on which such an Event of Default first occurs and 0.50% per annum of the principal amount of the Notes outstanding for each day during the next 90 day period during which such Event of Default is continuing. In no event shall the rate of any such Special Interest payable under this Section 7.03 exceed a total rate of 0.50% per annum on any Note, regardless of the number of events or circumstances giving rise to the requirement to pay such Special Interest. If the Issuer so elects, such Special Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 181st day after such Event of Default (if the Event of Default relating to the Issuer’s failure to file is not cured or waived prior to such 181st day), the Notes shall be immediately subject to acceleration as provided in Section 7.02. The provisions of this Section 7.03 will not affect the rights of Holders of Notes in the event of the occurrence of any Event of Default other than the Issuer’s failure to comply with its obligations as set forth in Section 3.03(A) or Section 3.03(B). In the event the Issuer does not elect to pay Special Interest following an Event of Default in accordance with this Section 7.03 or the Issuer elected to make such payment but does not pay the Special Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 7.02.

(B) In order to elect to pay Special Interest as the sole remedy during the first 180 days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Issuer must notify all Holders of the Notes and the Trustee of such election prior to the beginning of such 180-day period. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 7.02.

(C) If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Issuer will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Issuer is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of Special Interest that is payable on such date of payment. The Trustee and the Paying Agent shall have no duty to determine whether any Special Interest is payable or the amount thereof.

Section 7.04. OTHER REMEDIES.

(A) Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B) Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All powers and remedies given by this Article 7 to the Trustee or to the Holders shall, to the extent permitted by law, be cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture.

Section 7.05. WAIVER OF PAST DEFAULTS.

A Default that is (or, after notice, passage of time or both, would be) an Event of Default pursuant to clause (i), (ii), (v) or (viii) of Section 7.01(A) (that, in the case of clause (viii) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Majority Holders. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06. [RESERVED].

Section 7.07. CONTROL BY MAJORITY.

Majority Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on it under this Indenture. However, the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 10.01, the Trustee or the Collateral Agent determines may be unduly prejudicial to the rights of other Holders (provided, however, that neither the Trustee nor the Collateral Agent shall have any affirmative duty to ascertain whether or not any such direction would prejudice any Holder) or may involve the Trustee or the Collateral Agent in liability, unless the Trustee or the Collateral Agent is offered security and indemnity reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense to the Trustee or the Collateral Agent that may result from the Trustee’s or the Collateral Agent’s following such direction.

Section 7.08. LIMITATION ON SUITS.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce its rights to receive the principal of, or the Redemption Price or Change of Control Repurchase Price for, or interest on, any Notes) unless:

(A) such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B) Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a request to the Trustee to pursue such remedy;

(C) such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D) the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E) during such sixty (60) calendar day period, the Majority Holders do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.09. ABSOLUTE RIGHT OF HOLDERS TO INSTITUTE SUIT FOR THE ENFORCEMENT OF THE RIGHT TO RECEIVE PAYMENT.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the Redemption Price or Change of Control Repurchase Price for, or any interest on, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 7.10. COLLECTION BY TRUSTEE.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (v) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Issuer for the total unpaid or undelivered principal of, or Redemption Price or Change of Control Repurchase Price for, or interest on, , the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 10.06.

Section 7.11. PREFERENTIAL COLLECTION OF CLAIMS AGAINST ISSUER.

If and when the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to §311(a) of the Trust Indenture Act (excluding any creditor relationship listed in §311(b) of the Trust Indenture Act) regarding the collection of claims against the Issuer (or any such other obligor).

Section 7.12. TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 10.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.13. [RESERVED].

Section 7.14. SUMS RECEIVED BY DEBTORS AND THIRD-PARTY SECURITY PROVIDERS.

Without prejudice to Section 7.11, if the Issuer or any Subsidiary Guarantor receives or recovers any sum which, under the terms of any of the Note Documents, should have been paid to the Collateral Agent, the Issuer or that Subsidiary Guarantor will:

(a) hold an amount of that receipt or recovery equal to the relevant Note Obligations (or, if less, the amount received or recovered) on trust for (or otherwise on behalf and for the account of) the Collateral Agent and promptly pay that amount to the Collateral Agent (or as the Collateral Agent may direct) for application in accordance with the terms of this Indenture; and

(b) promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the relevant Note Obligations to the Collateral Agent (or as the Collateral Agent may direct) for application in accordance with the terms of this Indenture.

SECTION 7.15. PRIORITIES.

Subject to the terms of the Intercreditor Agreements, the Collateral Agent and Trustee (acting in any capacity) will pay or deliver in the following order any money or other property that it collects pursuant to this Article 7:

First:

to the Collateral Agent and Trustee (acting in any capacity) and their respective agents and attorneys for amounts due under this Indenture or any other Note Documents, including payment of all fees and expenses (including any reasonably incurred and documented fees and expenses of legal counsel; provided that there shall not be more than one counsel in each relevant jurisdiction, and, to the extent necessary, special counsel), compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

Second:

in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, , the Notes in default in the order of the date due of the payments of such interest, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third:

in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of Change of Control Repurchase Price) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Change of Control Repurchase Price) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Change of Control Repurchase Price) and accrued and unpaid interest; and

Fourth:

the payment of the remainder, if any, to the Issuer (or to the extent the Trustee collects any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor), or such other Person as a court of competent jurisdiction may direct.

The Trustee (acting in any capacity) may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.15, in which case the Trustee will instruct the Issuer to, and the Issuer will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.16. UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that this Section 7.16 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.09, any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding, or any suit by any Holder for the enforcement of the payment of the principal of or interest on any Note, on or after the respective due dates expressed in such Note.

Section 7.17. COLLATERAL AGENT EXPENSE REIMBURSEMENT.

The Note Parties, jointly and severally, agree to reimburse or pay the Trustee or Collateral Agent for its fees, expenses and indemnities incurred under this Indenture or the Note Documents (including all reasonably incurred and documented fees and disbursements of legal counsel; provided that there shall not be more than one counsel in each relevant jurisdiction and, to the extent necessary, special counsel) that may be paid or incurred by the Trustee or Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Note Obligations or Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, the Note Parties under this Indenture or the Security Documents.

Article 8. AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01. WITHOUT THE CONSENT OF HOLDERS.

Notwithstanding anything to the contrary in Section 8.02, the Issuer, the Trustee and, if required, the Collateral Agent may amend or supplement the Note Documents without the consent of any Holder to:

(A) cure any ambiguity or correct any omission, defect or inconsistency in any Note Document;

(B) add guarantees or security with respect to the Issuer’s obligations under this Indenture or the other Note Documents, including for greater certainty, to allow any additional Subsidiary Guarantor to execute a supplemental indenture, a joinder to any Security Document and/or a Guarantee with respect to the Notes;

(C) add to the Issuer’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Issuer;

(D) provide for the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations under this Indenture, the Notes and the other Note Documents, as applicable, pursuant to, and in compliance with, Article 6;

(E) [Reserved];

(F) [Reserved];

(G) [Reserved];

(H) evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee or Collateral Agent;

(I) effect such amendment, restatement, supplement, modification, waiver or consent in respect of the First-Priority Debt Documents that shall apply automatically to the Note Documents without the consent of any Holder in accordance with the Intercreditor Agreements;

(J) provide for the entry into an Additional Intercreditor Agreement pursuant to, and in compliance with, Section 14.02;

(K) comply with the rules of any applicable Depositary in a manner that does not adversely affect the rights of the Holders;

(L) comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

(M) make any other change to any Note Document that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect as determined by the Issuer in good faith;

(N) effect, confirm and evidence the release, termination or discharge or any guarantee of or Lien securing the Note Obligations when such release, termination or discharge is permitted by the Note Documents;

(O) provide for or confirm the issuance of Additional Notes pursuant to the terms of Section 2.03(B);

(P) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law;

(Q) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Note Obligations, in any property or assets (whether or not constituting Collateral), including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or any other Note Document;

(R) to add additional junior priority Secured Parties to any Security Documents, to the extent permitted to be so secured by this Indenture;

(S) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First-Lien/Second-Lien Intercreditor Agreement, taken as a whole, or any joinder thereto in connection with the incurrence of any Note Obligations permitted to be incurred pursuant to the provisions of this Indenture;

(T) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the First-Lien/Second-Lien Intercreditor Agreement or to modify any such legend as required by the First-Lien/Second-Lien Intercreditor Agreement; or

(U) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of, the First Lien Notes, the Second Lien Non-Renesas Notes, the Second Lien Renesas Notes or any other agreement that is permitted by this Indenture.

Section 8.02. WITH THE CONSENT OF HOLDERS.

(A) Generally. Subject to Sections 8.01, 7.05 and 7.09, the immediately following sentence and the terms of the Intercreditor Agreements, the Issuer, the Trustee and, if required, the Collateral Agent may, with the consent of the Majority Holders, amend or supplement the Note Documents or waive compliance with any provision of the Note Documents. Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 8.01 and the terms of the Intercreditor Agreements, without the consent of each affected Holder, no amendment or supplement to the Note Documents, or waiver of any provision of the Note Documents, may:

(i) reduce the principal, or extend the stated maturity, of any Note;

(ii) reduce the Redemption Price or Change of Control Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Issuer;

(iii) reduce the rate, or extend the time for the payment, of interest on any Note;

(iv) [Reserved];

(v) impair the rights of any Holder set forth in Section 7.09 (as such Section is in effect on the Issue Date);

(vi) change the ranking of the Notes in any manner adverse to the Holders;

(vii) make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(viii) reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(ix) make any change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Change of Control Repurchase Date or the Maturity Date, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

Notwithstanding anything herein to the contrary, without the consent of the Supermajority Holders, no amendment or supplement to the Note Documents, or waiver of any provision of the Note Documents, may (i) subordinate the priority with respect to the Guarantees guaranteeing, or the Liens securing, the Note Obligations and then only to the extent not prohibited by the Intercreditor Agreements; (ii) release all or substantially all of the Guarantees, or all or substantially all of the Collateral, except as otherwise may be provided or permitted under this Indenture, the Intercreditor Agreements or the other Note Documents; or (iii) discharge any Note Party from its Note Obligations, in each case, except as otherwise may be provided or permitted under this Indenture, the Intercreditor Agreements or the other Note Documents.

(B) Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

(C) Subsidiary Guarantors Bound. The Subsidiary Guarantors shall be bound by any supplemental indenture or amendment to the Note Documents entered into by the Issuer and the Trustee pursuant to the terms of this Indenture and may but shall not be required to execute any such supplemental indenture or amendment, other than in the case of a joinder of a new Subsidiary Guarantor the execution by such Subsidiary Guarantor.

Section 8.03. [RESERVED].

Section 8.04. NOTICE OF AMENDMENTS, SUPPLEMENTS AND WAIVERS.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Sections 8.01 or 8.02 becomes effective, the Issuer will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Issuer will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic or current report filed by the Issuer with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.05. REVOCATION, EFFECT AND SOLICITATION OF CONSENTS; SPECIAL RECORD DATES; ETC.

(A) Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.05(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B) Special Record Dates. The Issuer may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.05(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C) Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D) Effectiveness and Binding Effect. Each amendment or supplement to this Indenture, or waiver of any Default, Event of Default or compliance with any provision of this Indenture, will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.06. NOTATIONS AND EXCHANGES.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee or the Issuer may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Issuer on such Note and return such Note to such Holder. Alternatively, at its discretion, the Issuer may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.06 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.07. TRUSTEE AND COLLATERAL AGENT TO EXECUTE SUPPLEMENTAL INDENTURES.

The Trustee and/or the Collateral Agent, as the case may be, will execute and deliver any amendment or supplement to the Note Documents authorized pursuant to this Article 8, provided, however, that the Trustee and/or the Collateral Agent, as the case may be, need not (but may, in their respective sole and absolute discretion) execute or deliver any such amendment or supplement to the Note Documents that adversely affects the rights, duties, liabilities or immunities of the Trustee and/or the Collateral Agent, as the case may be. In executing any amendment or supplement to the Note Documents, the Trustee and/or the Collateral Agent, as the case may be will be entitled to receive, and (subject to Sections 10.01 and 10.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel, provided in accordance with Section 13.02 and in addition to the documents delivered pursuant to Section 13.03, each stating that (A) the execution and delivery of such amendment or supplement to the Note Documents is authorized or permitted by this Indenture and the other applicable Note Documents; and (B) in the case of the Opinion of Counsel, such amendment or supplement to the Note Documents is valid, binding and enforceable against the Issuer in accordance with its terms. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture.

Article 9. SATISFACTION AND DISCHARGE; DEFEASANCE

Section 9.01. TERMINATION OF ISSUER’s OBLIGATIONS.

(A) Discharge. This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(i) all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, a Change of Control Repurchase Date, the Maturity Date, or otherwise) for an amount of cash that has been fixed;

(ii) the Issuer or any Subsidiary Guarantor has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent, in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(iii) the Issuer has performed all other Note Obligations by it under this Indenture; and

(iv) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 10 and Section 11.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee and the Paying Agent with respect to money or other property deposited with them will survive such discharge.

At the Issuer’s written request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

(B) Legal Defeasance and Covenant Defeasance.

(i) The Issuer may at any time terminate:

(1) all of the Note Parties’ obligations under the Notes and this Indenture with respect to the Note Parties (“Legal Defeasance Option”), and

(2) the Note Parties’ obligations under Sections 3.03, 3.07, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19 and 3.20, Article 6, and Sections 7.01(A)(vi), 7.01(A)(viii), 7.01(A)(ix), 7.01(A)(x) and 7.01(A)(xiii) (“Covenant Defeasance Option”).

(ii) The Issuer may exercise its Legal Defeasance Option notwithstanding its prior exercise of its Covenant Defeasance Option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its Legal Defeasance Option or its Covenant Defeasance Option, the obligations of the Issuer and each Subsidiary Guarantor with respect to the Security Documents shall be terminated simultaneously with the termination of such obligation.

(iii) If the Issuer exercises its Legal Defeasance Option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuer exercises its Covenant Defeasance Option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Sections 7.01(A)(vi), 7.01(A)(viii), 7.01(A)(ix), 7.01(A)(x) or 7.01(A)(xiii).

(iv) The Issuer may exercise its Legal Defeasance Option or its Covenant Defeasance Option only if:

(1) the Issuer irrevocably deposits in trust with the Trustee cash in U.S. Dollars sufficient to pay the principal of and interest on the Notes when due at maturity or redemption, as the case may be;

(2) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, investment bank or financial advisory firm expressing their opinion that the payments of principal and interest when due and without reinvestment on any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, and interest when due on all the Notes to maturity or redemption, as the case may be;

(3) no Default specified in Section 7.01(A)(xi) or 7.01(A)(xii) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;

(4) the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(5) in the case of the Legal Defeasance Option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(6) such exercise does not impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) in the case of the Covenant Defeasance Option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(8) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance of the Notes to be so defeased as contemplated by this Section 9.01(B) have been complied with; and

(9) before or after a deposit, the Issuer may make arrangements reasonably satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article 4.

(v) Article 10 and Section 11.01 will survive any defeasance and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee and the Paying Agent with respect to money or other property deposited with them will survive such defeasance.

(vi) At the Issuer’s written request, the Trustee will acknowledge the defeasance of those obligations that the Issuer terminates.

Section 9.02. APPLICATION OF TRUST MONEY.

The Trustee shall hold in trust money (including proceeds thereof) deposited with it pursuant to this Article 9. The Trustee shall apply the deposited money through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 9.03. REPAYMENT TO ISSUER.

Subject to applicable unclaimed property law, the Trustee and the Paying Agent will promptly notify the Issuer if there exists (and, at the Issuer’s request, promptly deliver to the Issuer) any cash or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Issuer, the Trustee and the Paying Agent will have no further liability to any Holder with respect to such cash or other property, and Holders entitled to the payment or delivery of such cash or other property must look to the Issuer for payment as a general creditor of the Issuer.

Section 9.04. REINSTATEMENT.

If the Trustee or the Paying Agent is unable to apply any cash or other property deposited with it pursuant to Section 9.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 9.01 will be rescinded; provided, however, that if the Issuer thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Issuer will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee or the Paying Agent, as applicable.

Article 10. TRUSTEE

Section 10.01. DUTIES OF THE TRUSTEE.

(A) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B) Except during the continuance of an Event of Default:

(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(C) The Trustee may not be relieved from liabilities for its negligent action or negligent failure to act or willful misconduct, except that:

(i) this paragraph will not limit the effect of Section 10.01(B);

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06.

(D) Each provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (A), (B) and (C) of this Section 10.01, regardless of whether such provision so expressly provides.

(E) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(F) The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

Section 10.02. RIGHTS OF THE TRUSTEE.

(A) The Trustee may conclusively rely on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D) The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(F) The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G) The Trustee will not be responsible or liable for any punitive, special, indirect or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(H) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, the Collateral Agent and each agent, custodian and other Person employed to act under this Indenture; provided, however, that (i) the Collateral Agent and each other agent, custodian, and other Person employed to act under this Indenture shall be liable only to the extent of its gross negligence or willful misconduct and (ii) in and during an Event of Default, only the Trustee (in its capacity as such) and not any other Agent (including for the avoidance of doubt, the Collateral Agent) shall be subject to the prudent person standard.

(I) The permissive rights of the Trustee enumerated in this Indenture will not be construed as duties.

(J) Neither the Trustee nor the Registrar will have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants, members of the Depositary or owners of beneficial interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements of this Indenture.

(K) Except with respect to receipt of payments of principal and interest on the Notes payable by the Issuer pursuant to Section 3.02 and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to Section 3.06(B), the Trustee will have no duty to monitor the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(L) The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Issuer and any other Person with respect thereto, or the legality, validity, enforceability, perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default. The Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to the Security Documents or enable the Collateral Agent to exercise and enforce its rights under the Security Documents with respect to such pledge and security interest. In addition, the Trustee shall have no responsibility or liability (i) in connection with the acts or omissions of the Issuer in respect of the foregoing.

(M) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice at the Corporate Trust Office of any event which is in fact such a default, and such notice references the Notes and this Indenture and states on its face that a Default or Event of Default has occurred.

(N) Whether or not expressly incorporated therein, the Trustee shall have the benefit of all of the rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture when acting under any other Note Document.

Section 10.03. INDIVIDUAL RIGHTS OF THE TRUSTEE.

(A) The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Issuer or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. Each Note Agent will have the same rights and duties as the Trustee under this Section 10.03.

Section 10.04. TRUSTEE’s DISCLAIMER.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes or Note Documents; (B) accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or Note Documents or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 10.05. NOTICE OF DEFAULTS.

If a Default or Event of Default occurs, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes known to a Responsible Officer; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, the Trustee shall be protected in withholding such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders. The Trustee will not to be charged with knowledge of any Default or Event of Default, or knowledge of any cure of any Default or Event of Default, unless written notice of such Default or Event of Default, or of such cure of any Default or Event of Default, has been given by the Issuer or any Holder to a Responsible Officer of the Trustee and such notice states on its face that a Default or Event of Default has occurred.

Section 10.06. COMPENSATION AND INDEMNITY.

(A) The Issuer will, from time to time, pay the Trustee and the Collateral Agent reasonable compensation for its acceptance of this Indenture and the other Note Documents and services under this Indenture and the other Note Documents. The Trustee’s and the Collateral Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s and Collateral Agent’s services, the Issuer will reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

(B) The Issuer will indemnify the Trustee and the Collateral Agent and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless against any and all losses, liabilities, suits, actions, proceedings at law or in equity, and any other costs, fees or expenses incurred by the Indemnified Parties arising out of or in connection with the acceptance and administration of its duties under this Indenture and the other Note Documents, including the costs and expenses of enforcing this Indenture and the Note Documents against the Issuer (including this Section 10.06) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture and the other Note Documents, except to the extent any such loss, liability, suit, action, proceeding at law or in equity or other cost, fee or expense may be attributable to such Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Trustee or the Collateral Agent, as applicable, will promptly notify the Issuer of any third party claim for which it may seek indemnity, but the Trustee’s or the Collateral Agent’s failure to so notify the Issuer will not relieve the Issuer of its obligations under this Section 10.06(B). The Issuer will defend such claim, and the Trustee and the Collateral Agent will cooperate in such defense. If the Trustee or the Collateral Agent is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Issuer, or that there is an actual or potential conflict of interest, then the Trustee or the Collateral Agent may retain separate counsel, and the Issuer will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee and the Collateral Agent incurred in evaluating whether such a conflict exists). The Issuer need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C) The obligations of the Issuer under this Section 10.06 will survive the resignation or removal of the Trustee or the Collateral Agent, the repayment of the Notes and the satisfaction or discharge of this Indenture.

(D) To secure the Issuer’s payment obligations in this Section 10.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E) If the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default pursuant to Section 7.01(A)(xi) or 7.01(A)(xii) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration for purposes of priority under any Bankruptcy Law.

Section 10.07. REPLACEMENT OF THE TRUSTEE.

(A) Notwithstanding anything to the contrary in this Section 10.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 10.07.

(B) The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Issuer. The Majority Holders may remove the Trustee by so notifying the Trustee and the Issuer in writing at least thirty (30) days prior to the requested date of removal. The Issuer may remove the Trustee if:

(i) the Trustee fails to comply with the provisions of Section 310(b) of the Trust Indenture Act with respect to any series of Notes after written request therefor by the Issuer or by any Holder who has been a bona fide holder of a Note or Notes of such series for at least six (6) months;

(ii) the Trustee fails to comply with Section 10.09;

(iii) the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iv) a custodian or public officer takes charge of the Trustee or its property; or

(v) the Trustee becomes incapable of acting.

(C) If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Issuer will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Majority Holders may appoint a successor Trustee to replace such successor Trustee appointed by the Issuer.

(D) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E) If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with Section 10.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 10.06(D).

(G) For as long as any First-Priority Obligations remain outstanding, the successor Trustee shall concurrently with its appointment as the successor Trustee accede as a party to the Intercreditor Agreements.

Section 10.08. SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, sells or transfers all or substantially all of its corporate trust business to, another corporation, then such corporation will become the successor Trustee without any further act.

Section 10.09. ELIGIBILITY; DISQUALIFICATION.

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state or territory thereof or the District of Columbia, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal, state, territorial or District of Columbia authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. Neither the Issuer nor any Subsidiary Guarantor nor any person directly or indirectly controlling, controlled by, or under common control with the Issuer or any Subsidiary Guarantor shall serve as Trustee under this Indenture.

Section 10.10. REPORTS BY THE TRUSTEE.

The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act (including, without limitation, Sections 313(a), (b) and (c)) at the times and in the manner provided pursuant thereto. If required by Section 313(a) of the Trust Indenture Act, the Trustee shall, within sixty (60) days after each July 15 following the date of this Indenture, deliver to Holders a brief report, dated as of such July 15, which complies with the provisions of such Section 313(a) (but if no event described in Section 313(a) has occurred within the twelve (12) months preceding the reporting date, no report need be transmitted).

A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with the SEC and with the Issuer.

Article 11. COLLATERAL AND SECURITY

Section 11.01. COLLATERAL AGENT.

(A) The Issuer and the Subsidiary Guarantors hereby appoint U.S. Bank Trust Company, National Association to act as Collateral Agent, and each Holder, by its acceptance of any Notes and the Subsidiary Guarantees thereof, irrevocably consents and agrees to such appointment on its behalf. The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture and the Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents or the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(B) The Issuer and the Subsidiary Guarantors hereby agrees that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Collateral Agent, in each case pursuant to, and in accordance with, the terms of the Security Documents and the Intercreditor Agreements and that the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder. The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in the Collateral which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(C) Each Holder, by its acceptance of any Notes and the Subsidiary Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure, exercises of remedies and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent (i) to enter into the Security Documents and the Intercreditor Agreements, whether executed on or after the Issue Date, and perform its obligations and exercise its rights, powers and discretions under the Security Documents and the Intercreditor Agreements in accordance therewith, (ii) make the representations of the Holders set forth in the Security Documents and the Intercreditor Agreements, and (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements.

(D) The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder or under any Security Documents or Intercreditor Agreements to which it is a party, except for its own gross negligence or willful misconduct. The Collateral Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.

(E) The Collateral Agent shall be entitled to seek and shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Majority Holders as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in the Security Documents, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Majority Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. If the Collateral Agent shall request direction from the Majority Holders with respect to any action, the Collateral Agent shall be entitled to refrain from taking such action unless and until the Collateral Agent shall have received direction from the Majority Holders, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(F) The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Majority Holders (subject to this Section 11.01(F)), subject to the terms of the Security Documents.

(G) Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(H) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Note Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture and to the extent such proceeds or payments are permitted to be paid to the Trustee or the Holders under the terms of the Intercreditor Agreements, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(I) Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to any of the Holders or to the Trustee, in the case of the Collateral Agent, to assure that the Collateral exists or is owned by the Issuer or any Subsidiary Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or any Subsidiary Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the value, genuineness, validity, ownership, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than to exercise such rights, authorities and powers pursuant to the instructions of the Trustee or the Majority Holders or as otherwise provided in the Security Documents. Further to the foregoing and notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, or makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(J) The Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or any income thereon. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. The Collateral Agent shall be permitted to use overnight carriers to transmit possessory collateral and shall be not liable for any items lost or damages in transmit.

(K) Upon the receipt by the Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.01(K), (ii) instruct the Collateral Agent to execute and enter into such Security Document and (iii) certify that all covenants and conditions precedent, if any to the execution and delivery of the Security Document have been compiled with; provided that in no event shall the Collateral Agent be required to enter into a Security Document that it reasonably determines adversely affects the Collateral Agent. The Holders, through their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(L) Upon receipt by the Collateral Agent of a Security Document Order, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Intercreditor Agreement to be entered into after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is an Intercreditor Agreement referred to in this Section 11.01(L), (ii) certify that such Intercreditor Agreement complies with the terms of this Indenture and the Note Documents and that all covenants and conditions precedent, if any, under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Collateral Agent to execute and enter into such Intercreditor Agreement; provided that in no event shall the Collateral Agent be required to enter into any intercreditor agreement if it reasonably determines that such document adversely affects the Collateral Agent. The Holders, by their acceptance of the Notes, authorize and direct the Collateral Agent to execute such intercreditor agreements and the Collateral Agent shall be entitled to conclusively rely on such Security Document Order.

(M) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.15 and the other provisions of this Indenture.

(N) In acting under this Indenture or any other Note Document, the Collateral Agent shall have all the rights and protections provided hereunder and in the Note Documents as well as the rights and protections afforded to the Trustee (including its rights to be compensated, reimbursed and indemnified under Section 10.06). For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or its earlier termination, resignation or removal of the Collateral Agent, in such capacity.

(O) Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Collateral Agent has reasonably determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(P) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Subsidiary Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Subsidiary Guarantors, subject to the terms of the Security Documents, the Majority Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(Q) Neither the Trustee nor the Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to make any determination or inquire as to the sufficiency of any policies of insurance carried by the Issuer or any Subsidiary Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(R) Without limiting the foregoing, with respect to any Collateral located outside of the United States (“Foreign Collateral”), the Collateral Agent shall have no obligation to directly enforce, or exercise rights and remedies in respect of, or otherwise exercise any judicial action or appear before any court in any jurisdiction outside of the United States. To the extent the Majority Holders determine that it is necessary or advisable in connection with any enforcement or exercise of rights with respect to Foreign Collateral to exercise any judicial action or appear before any such court, the Majority Holders shall be entitled to direct the Collateral Agent to appoint a local agent for such purpose (subject to the receipt of such protections, security and indemnities as the Collateral Agent shall determine in its sole discretion to protect the Collateral Agent from liability).

(S) Neither the Collateral Agent nor the Trustee shall have any responsibility or liability for the actions or omissions of the any other agent under the Intercreditor Agreements, nor shall the Trustee or Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Security Documents.

(T) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. The Collateral Agent may be removed by the Issuer at any time, upon thirty days written notice to the Collateral Agent. If the Collateral Agent resigns or is removed under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of the Issuer), at its option, appoint a successor Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Section 11.01 (and Section 10.06) shall continue to inure to its benefit and the retiring or removed Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(U) If the Collateral Agent consolidates, mergers, converts into or transfers all or substantially all of its corporate trust business to another corporation, such successor corporation without any further act shall be the successor Collateral Agent.

(V) Permissive rights of the Collateral Agent to do things enumerated in this Indenture, the Security Documents or the Intercreditor Agreements shall not be construed as a duty.

(W) Nothing in this Indenture shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(X) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Holders, unless the Holders have offered to the Collateral Agent security or indemnity reasonably satisfactory to the Collateral Agent against the costs, expenses and liabilities which may be incurred by it in compliance with such direction or request.

(Y) In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(Z) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Subsidiary Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.03. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. The Collateral Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Collateral Agent in accordance with the advice of counsel or other professionals retained or consulted by the Collateral Agent.

(AA) The Collateral Agent may act through attorneys or agents and shall not be responsible for the acts or omissions of any such attorney or agent appointed with due care.

(BB) The Collateral Agent shall not be charged with knowledge of (i) any events or other information, or (ii) any default under this Indenture or any other agreement unless a Responsible Officer of the Collateral Agent shall have actual knowledge thereof.

(CC) The Collateral Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein.

(DD) The Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(EE) The Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.07. The Majority Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent or of exercising any trust or power conferred on the Collateral Agent. However, the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture or the Notes, the Security Documents or the Intercreditor Agreements or that the Collateral Agent determines is unduly prejudicial to the rights of other Holders (provided that the Collateral Agent shall not have an affirmative duty to determine whether any such action is unduly prejudicial) or would involve the Collateral Agent in personal liability; provided, however, that the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with such direction. Prior to taking any such action hereunder, the Collateral Agent shall be entitled to indemnification reasonably satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

(FF) The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law).

(GG) Notwithstanding anything else to the contrary set forth herein, whenever reference is made herein or in any other Note Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, (i) such provision shall refer to the Collateral Agent exercising each of the foregoing at the instruction of the Majority Holders (or such other number or percentage of Holders as is required by the Note Documents) and (ii) it is understood that in all cases, the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Majority Holders (or such other number or percentage of Holders as shall be expressly provided for in any Note Document) in respect of such action.

Section 11.02. DELEGATION OF DUTIES.

(A) The Trustee and the Collateral Agent (each, an “Agent”) may execute any of their respective duties under this Indenture and the other Note Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, attorneys-in-fact or Subagent selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the applicable Agent. Should any instrument in writing from the Issuer or any other Note Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Issuer shall, or shall cause such Note Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Trustee or the Collateral Agent until the appointment of a new Subagent.

Section 11.03. SECURITY DOCUMENTS.

(A) The Holders and the other Secured Parties authorize the Collateral Agent and the Trustee to release any Collateral or Subsidiary Guarantors in accordance with Section 11.05 or Section 12.04 or if approved, authorized or ratified in accordance with Article 8.

(B) The Holders and the other Secured Parties hereby authorize and instruct the Trustee and the Collateral Agent to, without any further consent of any Holders or any other Secured Party (other than any consent of the Holders to the form of any Additional Intercreditor Agreement, to the extent required by Article 8 or Article 14), enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) the First-Lien/Second-Lien Intercreditor Agreement, (ii) the Pari Passu Intercreditor Agreement or (iii) any Additional Intercreditor Agreement, in each case of clauses (i), (ii) and (iii), with the collateral agent or other representatives of the holders of Indebtedness or other obligations that is to be secured by a Lien on the Collateral that is expressly permitted (including with respect to priority) under this Indenture and to subject the Liens on the Collateral securing the Note Obligations to the provisions thereof. The Holders and the other Secured Parties agree that (x) the Trustee and the Collateral Agent may rely exclusively on an Officer’s Certificate of the Issuer as to whether any such other Liens are expressly permitted and that all covenants and conditions precedent to the execution of such Intercreditor Agreement have been complied with and (y) any Intercreditor Agreement entered into by the Trustee or the Collateral Agent in compliance with the terms of this Indenture shall be binding on the Secured Parties, and each Holder and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into in compliance with the terms of this Indenture and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness or other obligations expressly permitted by Section 3.12 to extend credit to the Note Parties and such persons are intended third-party beneficiaries of such provisions.

Section 11.04. AUTHORIZATION OF ACTIONS TO BE TAKEN.

(A) Each Holder, by its acceptance of Notes, consents and agrees to the terms of each Security Document and each Intercreditor Agreement as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and/or the Collateral Agent to enter into each Intercreditor Agreement permitted by the terms of this Indenture and the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the Security Documents and each Intercreditor Agreement permitted hereunder and authorizes and empowers the Trustee and the Collateral Agent to bind the holders of Notes and other holders of Note Obligations as set forth in the Security Documents to which it is a party and each Intercreditor Agreement permitted hereunder and to perform its obligations and exercise its rights and powers thereunder.

(B) Subject to the provisions of each Intercreditor Agreement and the Security Documents, the Trustee and the Collateral Agent are authorized and empowered to receive for the benefit of the holders of Notes any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(C) Subject to the provisions of Article 7, Section 10.01 and Section 10.02, each Intercreditor Agreement and the Security Documents, upon the occurrence and continuance of an Event of Default, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens securing the Note Obligations;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Note Obligations.

(D) Subject to the terms of each Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Note Obligations or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.

(E) Notwithstanding anything contrary under this Indenture, the Holders are deemed to have consented to, and shall be deemed to have directed the Trustee and/or the Collateral Agent (as applicable), to execute and deliver any of the following amendments, waivers and other modifications to the Note Documents, in each case, as evidenced by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent pursuant to Section 8.07, Section 13.02 and Section 13.03:

(i) to establish that the Liens on any Collateral securing any Indebtedness replacing the applicable series of First Lien Notes permitted to be incurred under the First-Priority Debt Documents that represent First-Priority Obligations shall be senior to the Liens on such Collateral securing the Note Obligations under this Indenture, the Notes and the Subsidiary Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral;

(ii) to give effect to any amendment, waiver or consent to any of the First-Priority Debt Documents, to the extent applicable to the Collateral (including the release of any Liens on Collateral), that applies automatically to the comparable Security Documents with respect to the security interest of the Holders in such Collateral pursuant to the terms of the Intercreditor Agreements; and

(iii) upon any cancellation, repayment, redemption or termination of the First Lien Notes and all other First-Priority Obligations without a replacement thereof, and to the extent the Note Obligations have not been discharged in full in accordance with the terms of this Indenture and the Intercreditor Agreements, to establish that the Liens on the Collateral securing any Note Obligations under this Indenture, the Notes and the Subsidiary Guarantees shall become first priority perfected Lien, except as set forth below under Section 11.05.

Section 11.05. RELEASE OR SUBORDINATION OF LIENS.

(A) The Holders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Note Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date subject to Section 11.05(D); (ii) upon the Disposition of such Collateral by any Note Party to a person that is not (and is not required to become) a Note Party in a transaction not prohibited by this Indenture (and the Collateral Agent and the Trustee may rely conclusively on an Officer’s Certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Note Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on an Officer’s Certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Holders (or such other percentage of the Holders whose consent may be required in accordance with Article 8), (v) to the extent that the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee in accordance with this Indenture (and the Collateral Agent and the Trustee may rely conclusively on an Officer’s Certificate to that effect provided to it by any Note Party upon its reasonable request without inquiry), (vi) as required by the Trustee to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent or the Trustee pursuant to the Security Documents and (vii) as required by the terms of any Intercreditor Agreement. The Holders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Note Parties on any Collateral shall be automatically subordinated to the Liens securing other Indebtedness or other obligations to the extent expressly contemplated by this Indenture and required by any Intercreditor Agreement permitted by this Indenture. Any such release or subordination shall not in any manner discharge, affect, or impair the Note Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Note Parties in respect of) all interests retained by the Note Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Note Documents.

(B) [Reserved].

(C) The Holders and the other Secured Parties hereby authorize the Trustee and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or the release or subordination of any Collateral pursuant to Section 11.03 and the foregoing provisions of this Section 11.05 and to return to the Issuer all title documents (including share certificates (if any)) held by it in respect of any Collateral, all without the further consent or joinder of any Holder or any other Secured Party. Any representation, warranty or covenant contained in any Note Document relating to any such Collateral or Subsidiary Guarantor shall no longer be deemed to be made. In connection with any release or subordination hereunder, the Trustee and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Trustee and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Issuer and at the Issuer’s expense in connection with the release or subordination of any Liens or release of Guarantees created by any Note Document in respect of such Subsidiary, property or asset; provided that the Trustee and the Collateral Agent shall have received an Officer’s Certificate containing such certifications as the Trustee or the Collateral Agent, as applicable, shall reasonably request (and the Trustee and the Collateral Agent may rely conclusively on an Officer’s Certificate to that effect provided to it by any Note Party upon its reasonable request without inquiry). Notwithstanding anything to the contrary contained herein or any other Note Document, on the Termination Date, upon request of the Issuer, the Trustee and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral (including returning to the Issuer all share certificates (if any) held by it in respect of any Collateral), and to release all obligations under any Note Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided that the Trustee and the Collateral Agent shall have received an Officer’s Certificate of the Issuer containing such certifications as the Trustee and the Collateral Agent shall reasonably request (and the Trustee and the Collateral Agent may rely conclusively on an Officer’s Certificate to that effect provided to it by any Note Party upon its reasonable request without inquiry).

(D) Any such release of the Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Guaranteed Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Issuer agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Trustee or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Note Documents as contemplated by this Section 11.05(D).

Section 11.06. POWERS EXERCISABLE BY RECEIVER OR TRUSTEE.

(A) In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or the Subsidiary Guarantors with respect to the release, subordination, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or the Subsidiary Guarantors or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee, the Collateral Agent or a nominee of the Trustee or Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, Collateral Agent or a nominee of the Trustee or Collateral Agent.

Section 11.07. RELEASE UPON TERMINATION OF THE ISSUER’s OBLIGATIONS.

(A) In the event (i) that the Issuer delivers to the Trustee an Officer’s Certificate certifying that all the Note Obligations (other than any contingent indemnification obligations or expense reimburse claims not then due) have been satisfied and discharged by the payment in full of the Note Obligations, and all such Note Obligations have been so satisfied, or (ii) a discharge of this Indenture occurs under Article 9, the Trustee shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary at the request and expense of the Issuer to release such Lien as soon as is reasonably practicable.

Section 11.08. RIGHT TO REALIZE ON COLLATERAL AND ENFORCE GUARANTEES.

(A) Subject to the Intercreditor Agreements, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, (i) the Trustee (irrespective of whether the principal of any Note Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Note Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Trustee and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under the Note Documents. Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Note Obligations or the rights of any Holder or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

(B) Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Trustee, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Trustee, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, to the extent permitted by applicable law, the Collateral Agent or any Holder may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Note Party or Note Parties in its or their respective individual capacities unless the Supermajority Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Note Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 11.09. PARALLEL DEBT (COVENANT TO PAY THE COLLATERAL AGENT).

(A) The Issuer and, subject to Section 12.06, each Subsidiary Guarantor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to any amounts owing from time to time by the Issuer or that Subsidiary Guarantor to any Secured Party under any Note Document as and when those amounts are due and payable.

(B) The Issuer, each Subsidiary Guarantor and the Collateral Agent acknowledges that the obligations of the Issuer and each Subsidiary Guarantor under Section 11.09(A) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of the Issuer or that Subsidiary Guarantor to any Secured Party under any Note Document (its “Corresponding Debt”), nor shall it constitute the Collateral Agent and any Note Party as joint creditors of any Corresponding Debt, nor shall the amounts for which the Issuer or each Subsidiary Guarantor is liable under Section 11.09(A) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i) The Parallel Debt of the Issuer and each Subsidiary Guarantor shall be decreased and the Collateral Agent shall not demand payment to the extent that its Corresponding Debt has been paid or (in the case of guarantee obligations) discharged; and

(ii) The Corresponding Debt of the Issuer and each Subsidiary Guarantor shall be decreased and the Collateral Agent shall not demand payment to the extent that its Parallel Debt has been paid or (in the case of guarantee obligations) discharged.

(C) For the purposes of this Section 11.09, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust and instead shall be owed to it in its individual capacity. The Collateral granted under the Security Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as Parallel Debt Creditor and shall not be held on trust.

(D) All moneys received or recovered by the Collateral Agent pursuant to this Section 11.09, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Indenture.

Article 12. GUARANTEES

Section 12.01. SUBSIDIARY GUARANTEES.

(A) Subject to this Article 12, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior basis, as primary obligors and not as a surety, to each the Collateral Agent for the benefit of each Holder (and its successors and assigns) of a Note authenticated and delivered by the Trustee and each of the Collateral Agent and the Trustee to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Note Documents and/or the Note Obligations of the Issuer:

(i) that the principal of, interest on, or any other amount payable to the Holders, under the Notes shall be promptly paid in full or performed when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest (including but not limited to any interest, fees, costs or charges that would accrue but for the provisions of applicable Bankruptcy Law after any insolvency proceeding), on the Notes, if any, if lawful; and

(ii) that in the case of any extension of time of payment or renewal of any Notes or the payment of any other amount payable to the Holders, the same shall be promptly paid in full when due (such obligations in clauses (i) and (ii) being herein collectively called the “Guaranteed Obligations”).

(B) Failing payment when so due of any amount so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the Guaranteed Obligations in the same manner and to the same extent as the Note Obligations.

(C) The Subsidiary Guarantors hereby agree that their Guaranteed Obligations shall be absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Notes, this Indenture, the Note Documents or any other agreement or instrument referred to herein or therein, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a surety of Subsidiary Guarantor, all to the fullest extent permitted by law. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which remain absolute, irrevocable and unconditional under any and all circumstances as described above, to the fullest extent permitted by law:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Indenture or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Indenture, Notes, or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Holder, the Collateral Agent or the Trustee as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Subsidiary Guarantor.

(D) Each Subsidiary Guarantor further, to the fullest extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Note Obligations.

(E) Until terminated in accordance with Section 12.05, each Subsidiary Guarantee shall, to the fullest extent permitted by law, remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee or other similar officer be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(F) Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (a) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 7.02 (and shall be deemed to have become automatically due and payable in the circumstances in Section 7.02) for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such obligations as provided in Section 7.02, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of its Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(G) Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Collateral Agent in enforcing any rights under the Note Documents.

(H) Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by such Subsidiary Guarantor pursuant to the provisions of this Section 12.01; provided that no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture, the Notes or the Note Documents shall have been paid in full in cash.

(I) Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(J) Each Subsidiary Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held in connection with the Note Documents or any of them.

Section 12.02. EXECUTION AND DELIVERY.

(A) To evidence its Subsidiary Guarantee set forth in Section 12.01, each Subsidiary Guarantor hereby agrees that this Indenture (or a supplemental indenture) shall be executed on behalf of such Subsidiary Guarantor by one of its authorized officers.

(B) Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes. If an officer whose signature is on this Indenture (or a supplemental indenture) no longer holds that office at the time the Trustee authenticates a Note, the Subsidiary Guarantee of such Subsidiary Guarantor shall be valid nevertheless.

(C) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 12.03. [RESERVED].

Section 12.04. RELEASES OF SUBSIDIARY GUARANTEES.

(A) The Subsidiary Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released:

(i) in connection with (x) any disposition (including by way of merger or consolidation) of the Equity Interests of such Subsidiary Guarantor (or the Equity Interests of the direct parent of such Subsidiary Guarantor) to a Person that is not (either before or after giving effect to such transaction) a Note Party, to the extent such sale is permitted under any First-Priority Debt Documents and is not in violation of Section 3.16 or (y) any sale or other disposition of all or substantially all of the properties or assets of that Subsidiary Guarantor, by way of merger, consolidation or otherwise solely to the extent that such sale or other disposition is permitted pursuant to Section 6.01, in each case, only provided that the applicable guarantee of such Subsidiary Guarantor under First-Priority Debt Documents is also released under any First-Priority Debt Documents substantially at the same time;

(ii) the liquidation or dissolution of such Subsidiary Guarantor; provided that no Event of Default occurs as a result thereof or has occurred or is continuing;

(iii) upon exercise of the Legal Defeasance Option or Covenant Defeasance Option, or the satisfaction and discharge of this Indenture and the other Note Documents, in each case in accordance with Article 9;

(iv) if such Subsidiary Guarantor is an Immaterial Subsidiary (or would be deemed an Immaterial Subsidiary (as defined in the First Lien Notes Indenture)) under the First Lien Notes Indenture; provided that no Event of Default occurs as a result thereof or has occurred or is continuing;

(v) upon the occurrence of the Termination Date subject to Section 11.05(D);

(vi) if such Subsidiary Guarantor is an Excluded Subsidiary or upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Guarantor ceasing to constitute a Subsidiary or otherwise becoming an Excluded Subsidiary; or

(vii) in accordance with the terms of any Intercreditor Agreement.

(B) Upon delivery by the Issuer to the Trustee of an Officer’s Certificate or an Opinion of Counsel to the effect that any of the conditions described in Section 12.04(A)(i), (ii), (iii), (iv), (v) and (vi) has occurred and the conditions precedent to such transactions provided for in this Indenture have been complied with, the Trustee shall promptly execute any documents reasonably requested by the Issuer in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee. Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, on, the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided in this Article 12.

Section 12.05. INSTRUMENT FOR THE PAYMENT OF MONEY.

(A) Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article 12 constitutes an instrument for the payment of money, and consents and agrees that any Holder (to the extent that the Holder is otherwise entitled to exercise rights and remedies hereunder) or the Trustee, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

Section 12.06. LIMITATION ON SUBSIDIARY GUARANTOR LIABILITY.

(A) Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or any comparable laws in any other jurisdiction to the extent applicable to any Subsidiary Guarantee. The Guaranteed Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Guaranteed Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the Guaranteed Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or any comparable laws in any other jurisdiction and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 12.07. “TRUSTEE” TO INCLUDE PAYING AGENT.

(A) In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 12 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 12 in place of the Trustee.

Article 13. MISCELLANEOUS

Section 13.01. NOTICES.

Any notice or communication by any Note Party or the Trustee, Collateral Agent and Note Agent to the other must be provided in writing and will be deemed to have been duly given in writing if delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to any Note Party:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Attention: General Counsel

Email: legaldept@wolfspeed.com

If to the Trustee or Collateral Agent:

U.S. Bank Trust Company, National Association

333 Commerce Street, Suite 900

Nashville, Tennessee 37201

Attention: Global Corporate Trust – Wolfspeed, Inc.

Facsimile No.: 615-251-0737

Any Note Party, the Trustee or the Collateral Agent, by notice to the other, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Issuer to the Trustee, the Trustee will cause any notice prepared by the Issuer to be sent to any Holder(s) pursuant to the Depositary Procedures, provided such request is evidenced in a Issuer Order delivered, together with the text of such notice, to the Trustee at least two (2) Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Issuer Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Issuer Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, will be deemed original signatures for purposes of this Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties to this Indenture to the same extent as if it were physically executed and each party hereby consents to the use of any third- party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee, Collateral Agent or a Note Agent acts on any Executed Documentation sent by electronic transmission, the Trustee, Collateral Agent or Note Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (A) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise); or (B) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it is understood and agreed that the Trustee, Collateral Agent and each Note Agent will conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including the risk of the Trustee, Collateral Agent or a Note Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.02. DELIVERY OF OFFICER’S CERTIFICATE AND OPINION OF COUNSEL AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Issuer to the Trustee or to the Collateral Agent to take any action under this Indenture or the other Note Documents (other than with respect to clause (B) below, the initial authentication of Notes under this Indenture), the Issuer will furnish to the Trustee and the Collateral Agent:

(A) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and the Collateral Agent that complies with Section 13.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture and, as applicable, the other Note Documents, relating to such action have been satisfied; and

(B) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee that complies with Section 13.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03. STATEMENTS REQUIRED IN OFFICER’S CERTIFICATE AND OPINION OF COUNSEL.

Upon any application or request by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under any provision of this Indenture or the other Note Documents, the Issuer shall furnish to the Trustee or the Collateral Agent such certificates and opinions as may be required under the provisions of the Trust Indenture Act made a part of this Indenture and hereunder. Each such certificate or opinion shall be given in the form of an Officer’s Certificate, if to be given by an Officer of the Issuer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirements set forth in this Indenture.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.06) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture or the other Note Documents will include:

(A) a statement that the signatory making such certificate or opinion thereto has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion therein are based;

(C) a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(D) a statement as to whether, in the opinion of such signatory, such covenant or condition has been complied with.

Any certificate, statement or opinion of an Officer of the Issuer or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Issuer, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous.

Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

Section 13.04. RULES BY THE TRUSTEE, THE REGISTRAR AND THE PAYING AGENT.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of any Note Party, as such, will have any liability for any obligations of such Note Party under this Indenture, the Intercreditor Agreements or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 13.06. GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE NOTE PARTIES, THE TRUSTEE AND THE COLLATERAL AGENT AND THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE OR THE NOTES.

Section 13.07. SUBMISSION TO JURISDICTION.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Note Parties, the Trustee, the Collateral Agent and Holders (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.08. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 13.09. SUCCESSORS.

All agreements of each Note Parties in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind their respective successors.

Section 13.10. FORCE MAJEURE.

The Trustee, Collateral Agent and each Note Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under this Indenture, the Notes or any other Note Document by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, act of God or war, civil unrest, local or national disturbance or disaster, act of terrorism or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 13.11. U.S.A. PATRIOT ACT.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Terrorism Law”), the Trustee, Collateral Agent and the Note Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee, Collateral Agent and/or the Note Agents. Accordingly, each of the Note Parties (including any Person that executes an agreement to become a Subsidiary Guarantor) agrees to provide to the Trustee, Collateral Agent or any of the Note Agents (or any additional party that executes an agreement to become party to this Indenture as a trustee, a collateral trustee or a note agent) upon its request from time to time such documentation as may be available for such party in order to enable the Trustee, the Collateral Agent or any of the Note Agents (or any such additional party) to comply with Applicable Terrorism Law.

Section 13.12. CALCULATIONS.

The Issuer will be responsible for making all calculations called for under this Indenture or the Notes, including, but not limited to, accrued interest on the Notes.

The Issuer will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Issuer will provide a schedule of its calculations to the Trustee, and the Trustee may rely conclusively on the accuracy of the Issuer’s calculations without independent verification. The Issuer will promptly forward a copy of each such schedule to a Holder upon its written request therefor.

Section 13.13. SEVERABILITY.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 13.14. COUNTERPARTS.

This Indenture and the Notes may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture or the Notes and of signature pages by facsimile, PDF transmission or similar imaged document transmitted by electronic transmission (including .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Issuer and reasonably available at no undue burden or expense to the Trustee or the Collateral Agent) shall be deemed original signatures for all purposes hereunder and shall constitute effective execution and delivery of this Indenture or the Notes as to the parties hereto and may be used in lieu of the original Indenture or Notes for all purposes. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. The Trustee and the Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 13.15. TABLE OF CONTENTS, HEADINGS, ETC.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Article 14. INTERCREDITOR ARRANGEMENTS

Section 14.01. INTERCREDITOR AGREEMENTs.

(A) The Indenture is entered into with the benefit of, and subject to the terms of, the Intercreditor Agreements and each Holder, by accepting a Note, shall be deemed to have agreed to, and accepted the terms and conditions of, the Intercreditor Agreements, to have authorized the Trustee and the Collateral Agent, as applicable, to enter into the Intercreditor Agreements on its behalf, and to have agreed that the Trustee and the Collateral Agent shall be bound by the Intercreditor Agreements, as well as this Indenture. The rights, duties and benefits of the Trustee and the Collateral Agent are governed by this Indenture and the Intercreditor Agreements. For the avoidance of doubt, to the extent any provision of any of the Intercreditor Agreements conflicts with the express provisions of this Indenture, the provisions of such Intercreditor Agreement shall govern and be controlling.

Section 14.02. ADDITIONAL INTERCREDITOR AGREEMENTs.

(A) At the request of the Issuer, at the time of, or prior to, the incurrence of any Indebtedness that is expressly permitted under this Indenture to share the Collateral or that is otherwise permitted to be incurred under this Indenture, the Issuer, the relevant Subsidiary Guarantors, the Trustee and the Collateral Agent will (without the consent of Holders), to the extent authorized and permitted under the then-existing applicable Intercreditor Agreement(s), enter into such amendments, supplements or agreements as necessary to add the obligees of such Indebtedness and/or any representative(s) thereof as party to the applicable Intercreditor Agreement(s), or an additional intercreditor agreement (each such agreement, an “Additional Intercreditor Agreement”); provided that such amendments, supplements, agreements or such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Collateral Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent under the Indenture or any Intercreditor Agreement.

(B) At the written direction of the Issuer and without the consent of the Holders, the Trustee and the Collateral Agent, to the extent authorized and permitted under the applicable Intercreditor Agreement, shall upon the written direction of the Issuer from time to time enter into one or more Additional Intercreditor Agreements or amendments or supplements of the Intercreditor Agreement(s) to: (1) cure any ambiguity, omission, defect or inconsistency therein; (2) increase the amount of Indebtedness permitted to be incurred or issued under this Indenture of the types covered thereby that may be incurred by the Issuer or any other Note Party that is subject thereto (including the addition of provisions relating to new Indebtedness); (3) add Subsidiary Guarantors thereto; (4) further secure the Notes (including any Additional Notes); (5) allow any successor Trustee and/or Collateral Agent to accede as a party thereto; or (6) make any other such change thereto that does not adversely affect the rights of holders of the Notes in any material respect; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Collateral Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent under the Indenture or the Intercreditor Agreements.

(C) In executing any execution of the Additional Intercreditor Agreement or the amendments or supplements of an Intercreditor Agreement in accordance with this Section 14.02, the Trustee and the Collateral Agent, as the case may be, will be entitled to receive, and (subject to Sections 10.01 and 10.02) will be fully protected in relying on, an Officer’s Certificate provided in accordance with Section 13.02, stating that the execution and delivery of such Additional Intercreditor Agreement or such amendments or supplements of the Intercreditor Agreement is authorized or permitted by this Indenture and the other Note Documents;

(D) Each Holder, by accepting a Note, will be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreements and each Additional Intercreditor Agreement (in each case as may be amended or supplemented from time to time in accordance with the terms of this Indenture, the Intercreditor Agreements or other Note Documents), to have authorized the Trustee and the Collateral Agent to become a party to any such Intercreditor Agreements, and Additional Intercreditor Agreement(s), and any amendment referred to in Article 8 and the Trustee or the Collateral Agent will not be required to seek the consent of any Holders to perform their respective obligations under and in accordance with this Article 14.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

Issuer:

WOLFSPEED, INC.

By:	/s/ Melissa Garrett
Name: Melissa Garrett
Title: Senior Vice President and General Counsel

Subsidiary Guarantor:

WOLFSPEED TEXAS LLC

By:	/s/ Melissa Garrett
Name: Melissa Garrett
Title: Secretary

[Signature Page to Second Lien Takeback Notes Indenture]

Trustee:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Registrar, Paying Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Second Lien Takeback Notes Indenture]

Collateral Agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Second Lien Takeback Notes Indenture]

EXHIBIT A

FORM OF NOTE

[Insert Global Note Legend, if applicable]

[Insert “THIS IS A PIK NOTE”, if applicable]

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE NOTES WERE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. NOTEHOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE ISSUER.]

Wolfspeed, Inc.

7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031

CUSIP No.: [_][[Insert for a “unrestricted” CUSIP number:]]

Certificate No. [_]

ISIN No.: [_][[Insert for a “unrestricted” ISIN number:]]

Wolfspeed, Inc., a Delaware corporation, for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [  ] dollars ($[_]) [(as revised by the attached Schedule of Exchanges of Interests in the Global Note)]† on June 15, 2031 and to pay interest thereon, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates: June 15 and December 15 of each year, commencing on [December 15, 2025], unless otherwise provided in the definition of “Interest Payment Date.”

Regular Record Dates: June 1 and December 1, unless otherwise provided in the definition of “Regular Record Date.”

Additional provisions of this Note are set forth on the other side of this Note.

†	Insert bracketed language for Global Notes Only.

IN WITNESS WHEREOF, Wolfspeed, Inc. has caused this instrument to be duly executed as of the date set forth below.

WOLFSPEED, INC.

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank Trust Company, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

Wolfspeed, Inc.

7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031

This Note is one of a duly authorized issue of notes of Wolfspeed, Inc., a Delaware corporation (the “Issuer”), designated as its 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of September 29, 2025 (as the same may be amended from time to time, the “Indenture”), between the Issuer, the Subsidiary Guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as Trustee and as Collateral Agent. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Issuer, the Trustee and the Holders and the terms of the Notes. The Notes are secured pursuant to the terms of the Indenture, the Intercreditor Agreements (as defined in the Indenture) and the Security Documents referred to in the Indenture and subject to the Liens securing First-Priority Obligations as defined in the Indenture. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1. Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 and Section 2.22 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

With respect to each Interest Period, interest on the Notes shall, at the option of the Issuer, (i) accrue at a rate per annum equal to 7.00% and be payable in the form of Cash Interest, or (ii) accrue at a rate per annum equal to 12.00% and be payable in kind. Payment of interest in kind shall be (x) if the Notes are represented by one or more Physical Notes, by issuing PIK Notes in an aggregate principal amount equal to the relevant amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee will, upon receipt of an Issuer Order, authenticate and deliver such PIK Notes in the form of Physical Notes for original issuance to the Holders on the relevant Regular Record Date, as shown by the records of the Registrar and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Regular Record Date, by increasing the aggregate principal amount of the outstanding Global Notes by an amount equal to the amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee, upon receipt of an Issuer Order, will increase the principal amount of the outstanding Global Note by such amount. Interest will be calculated based on the outstanding principal of the Notes as of the beginning of the applicable Interest Period rounded down to the nearest $1.00, provided that the Issuer shall be deemed to have elected to pay Cash Interest in accordance with clause (i) above unless the Issuer gives notice to the Trustee on or prior to the date that is five (5) Business Days prior to an Interest Payment Date that the Issuer has elected to pay interest for the corresponding Interest Period in the form of PIK Interest in accordance with clause (ii) above.

2. Maturity. This Note will mature on June 15, 2031, unless earlier repurchased or redeemed.

3. Guarantees. The Issuer’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors as provided in Article 12 of the Indenture.

4. Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture. PIK Payments will be made in the manner set forth in Section 2.22 of the Indenture.

5. Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

6. Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in minimum denominations of $1.00 principal amount and integral multiples of $1.00 in excess thereof. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

7. Right of Holders to Require the Issuer to Repurchase Notes upon a Change of Control. If a Change of Control occurs, then each Holder will have the right to require the Issuer to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Indenture.

8. Redemption of the Notes. The Notes will be subject to Redemption for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

9. Authorized Denominations. Each Note will have a minimum principal amount thereof equal to $1.00 or any integral multiple of $1.00 in excess thereof.

10. [Reserved].

11. When the Issuer and Subsidiary Guarantors May Merge, Etc. Article 6 of the Indenture places certain restrictions on the Issuer and the Subsidiary Guarantors’ ability to be a party to a Business Combination Event.

12. Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.

13. Amendments, Supplements and Waivers. The Issuer, the Trustee and, if required, the Collateral Agent, may amend or supplement the Note Documents or waive compliance with any provision of the Note Documents in the manner, and subject to the terms, set forth in Section 7.05 and Article 8 of the Indenture.

14. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

17. Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Issuer will provide to any Holder at no charge, please send a written request to the following address:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Attention: General Counsel

Email: legaldept@wolfspeed.com

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

INITIAL PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[  ]

The following exchanges, transfers or cancellations of this Global Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Global Note	Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

*	Insert for Global Notes only.

CHANGE OF CONTROL REPURCHASE NOTICE

Wolfspeed, Inc.

7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031

Subject to the terms of the Indenture, by executing and delivering this Change of Control Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Change of Control Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ ___________* aggregate principal amount of

the Note identified by CUSIP No. and Certificate No.

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Change of Control Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

ASSIGNMENT FORM

Wolfspeed, Inc.

7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031

Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:

the within Note and all rights thereunder irrevocably appoints:

as agent to transfer the within Note on the books of the Issuer. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

EXHIBIT B

FORM OF GLOBAL NOTE LEGEND

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [•], 2025 among Wolfspeed, Inc., a Delaware corporation (or its successor) (the “Issuer”),             (the “Guaranteeing Subsidiary”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and as collateral agent (the “Collateral Agent”), under the indenture referred to below.

WHEREAS the Issuer (or its successor) has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of September 29, 2025, providing for the issuance of the Issuer’s 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 (the “Notes”); and

WHEREAS, Section 8.01(B) of the Indenture provides that the parties may amend or supplement the Note Documents in order to add Subsidiary Guarantors pursuant to the Indenture, without the consent of the Holders; and

WHEREAS, all acts and things prescribed by the Indenture to make this Supplemental Indenture a valid instrument legally binding on the parties in accordance with its terms, have been duly done and performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders (as defined in the Indenture) as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the provisions, including the limitations and conditions, set forth herein and in the Indenture including but not limited to Article 12 thereof, and hereby further agrees to accede to the Indenture as a Subsidiary Guarantor and be bound by the covenants therein applicable to Subsidiary Guarantors.

3. [Limitation on Guarantee. The Issuer, as it deems necessary and appropriate, to insert limitation on Subsidiary Guarantor language applicable to the relevant jurisdiction of such Subsidiary Guarantor.]

4. Releases. The Subsidiary Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged in accordance with Section 12.04 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Trustee and Collateral Agent Make No Representation. The Trustee and the Collateral Agent make no representation as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WOLFSPEED, INC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Registrar, Paying Agent

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

EXHIBIT D

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

(a)	Capitalized terms used but not defined herein shall have the meaning given to such terms in the Indenture to which this Exhibit D is attached.

(b)	An Applicable Acceleration Event (as defined below) is “continuing” unless the relevant demand or notice has been revoked in accordance with the Note Documents.

(c)

The guarantees and security required to be provided under the Note Documents will be given in accordance with the principles set out in this Exhibit D (the “Agreed Security Principles”). This Exhibit D identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact and determine the extent and terms of the guarantees and security proposed to be provided under any Note Documents.

(d)

These Agreed Security Principles shall apply to any security or guarantee to be provided by, or over the Equity Interests in, any Foreign Subsidiary irrespective of where such person is organized or incorporated (and irrespective of what law governs the relevant security agreement).

2.	Guarantees

Subject to the guarantee limitations set out in the Note Documents and customary limitations in the relevant jurisdiction, each guarantee will be an upstream, cross-stream and downstream guarantee for the Note Obligations in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3.	Secured Liabilities

Security documents will secure the Note Obligations in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4.	Overriding Principle

(a)

Subject to paragraph (b) below, the parties agree that the overriding intention is for security in respect of the Note Documents only to be granted over (subject, in each case, to any timeframes set out in the Note Documents for granting such security), (i) substantially all assets of each Foreign Subsidiary Guarantor (subject to customary exclusions and the terms of these Agreed Security Principles) in any jurisdiction where all-asset/floating security is available; provided that a floating charge (or similar security) shall not be required to be granted or continue to subsist where to do so would be expected to have an adverse effect on the ability of the grantor to conduct its operations and business (as determined in good faith by such grantor and the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes)) and, subject to the Collateral Agent’s determination that such matters will not adversely affect it (in consultation with local counsel and at the expense of the Issuer as set forth in the Indenture) the Collateral Agent shall be required (and shall be pre-authorized) to issue a non-crystallization certificate (or similar certificate) solely at the request of the applicable grantor in an Officer’s Certificate (a) that such non-crystallization certificate (or similar certificate) is authorized or permitted by the Indenture (including, for purposes of clarity, this schedule), and (b) certifying that no event of default has occurred and is continuing and (ii) in any jurisdiction where all-asset/floating security is not available, (A) Material Real Property, (B) Material IP, (C) material bank accounts, (D) Equity Interests in Subsidiaries, (E) trade receivables, (F) inventory (unless such grant would be expected to have an adverse effect on the ability of the grantor to conduct its operations and business (as determined in good faith by such grantor and the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes)) and (F) material intra-group receivables (“Material Intercompany Receivables”).

(b)

Without prejudice to paragraph (a) above, no guarantees shall be required to be granted by and no security shall be required to be granted by (or over shares, ownership interests or investments in) any Person other than the Issuer and Subsidiaries thereof.

5.	Governing Law and Jurisdiction of Security

(a)

All security (other than share security) will be governed by the law of, and secure only assets located in, (i) the jurisdiction of incorporation of the applicable grantor of the security (or, in respect of Equity Interests in a Subsidiary, the jurisdiction of incorporation of that person) and (ii) any other Foreign Collateral Jurisdiction.

(b)

No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions other than (i) the jurisdiction where the grantor of security is incorporated and (ii) any other Foreign Collateral Jurisdiction, except as provided in Section 5(a) above insofar as it contemplates that security over Equity Interests in Subsidiaries may not be subject to the governing law of the jurisdiction of incorporation of the applicable grantor of security (the “Relevant Share Security”) in which case (and subject, for the avoidance of doubt, to the other provisions of these Agreed Security Principles) security may be perfected in, and only to the extent required by, the jurisdiction of incorporation of the Subsidiary whose Equity Interests are subject to the Relevant Share Security.

6.	Excluded Jurisdictions

(a)

The guarantees and security to be provided under the Note Documents in accordance with the Agreed Security Principles are only to be given by the Issuer and its Subsidiaries which are not incorporated in or organized in Japan, Turkey, Taiwan, Hungary, India, Italy, Switzerland, Dubai, Thailand, Philippines, Indonesia, China, Malaysia and any other jurisdiction agreed between the Issuer and the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes) (acting reasonably) (together, the “Excluded Jurisdictions”).

(b)

No guarantees shall be required to be given by and no security shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

(c)	No guarantees or security shall be required to be governed by the law of, nor shall any security or perfection steps be required to be taken in, any Excluded Jurisdiction.

7.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Note Documents:

(a)

security will not be enforceable or crystallise until the Trustee has exercised its rights under the relevant acceleration provisions of the Indenture to declare all or part of the applicable Note to be immediately due and payable (an “Applicable Acceleration Event”) which is continuing;

(b)

the beneficiaries of the security or any agent will only be able to exercise a power of attorney (or set-off granted to them under the terms of the Note Documents) following the occurrence of an Applicable Acceleration Event which is continuing;

(c)

notification of receivables security to debtors will only be given (i) with respect to material receivables security and (ii) only if notice is required to perfect the Collateral Agent’s security interest in an applicable Foreign Jurisdiction;

(d)

the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in the Indenture (accordingly they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, inspections, limitations on dispositions, distributions or transfers, maintenance or protection of assets or the payment of fees, costs and expenses)) except to the extent that these are: (1) the same as or consistent with those contained in the Indenture; and (2) required for the creation or perfection of security;

(e)

notwithstanding anything to the contrary in any Security Document, the terms of a Security Document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the Security Document if not prohibited by the Indenture or where the consent of the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes) has been obtained and, subject to the Collateral Agent’s and the Trustee’s determination that such matters will not adversely affect it (in consultation with counsel) the Collateral Agent and the Trustee shall promptly enter into such documentation and/or take such other action as is required by a relevant Note Party (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Trustee or the Collateral Agent entering into such documentation and/or taking such other action at the request of such Note Party pursuant to this paragraph shall be for the account of such Note Party;

(f)

other than to the extent required by Section 7.14 of the Indenture, no control agreement (or perfection by control or similar arrangements) or control, lockbox or similar arrangement shall be required with respect to any assets; provided that the foregoing shall not limit the requirement for notices to account banks;

(g)

Security Documents will, where possible and practical, automatically create security over future assets of the applicable security provider of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes) and at intervals no more frequent than quarterly;

(h)

each Security Document must contain a clause which records that if there is a conflict between the security document and the Indenture or (if applicable) any Intercreditor Agreement specifically entered into in connection with the Indenture then (to the fullest extent permitted by law) the provisions of the Indenture or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document;

(i)

there will be no “fixed” security over fixed assets, insurance policies, Intellectual Property, bank accounts, cash or receivables (other than Material Intercompany Receivables) or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Applicable Acceleration Event which is continuing; provided that “fixed” security over bank accounts shall be required to the extent required by Section 7.14 of the Indenture;

(j)	all security shall only be given in favor of the Collateral Agent and not any other of the secured parties; “parallel debt” provisions will be used where necessary; and

(k)

whether expressly so stated or not, the rights, privileges, protections, immunities and benefits given to the Collateral Agent or the Trustee, as applicable, under the Indenture, including, without limitation, its right to seek direction and be indemnified prior to taking action shall be deemed to be incorporated, mutatis mutandis in each security document.

8.	Intercompany and Trade Receivables

(a)

Until an Applicable Acceleration Event has occurred and is continuing, any person will be free to deal with, amend, waive, repay, prepay or terminate its Material Intercompany Receivables and trade receivables.

(b)

Until an Applicable Acceleration Event has occurred and is continuing, no lists of or other information in respect of Material Intercompany Receivables or trade receivables will be required to be provided.

(c)	No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

(d)	If required under local law, security over Material Intercompany Receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)

Any security over trade receivables (including any list of trade receivables required) shall be structured so as not to cause the relevant Obligor to breach any data protection obligations owed by it in the underlying applicable contracts or under applicable law, and if such structuring is not possible (based on advice of external legal counsel), then such security shall not be required.

9.	Equity Interests

(a)

Until an Applicable Acceleration Event has occurred and is continuing and Collateral Agent has given the applicable shareholder written notice, the legal title of the Equity Interests (or equivalent ownership interests) subject to any Security Document will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction).

(b)

Until an Applicable Acceleration Event has occurred and is continuing and Collateral Agent has given the applicable shareholder written notice, any grantor of share security will be permitted to retain and to exercise all voting rights and powers in relation to any Equity Interests (or equivalent ownership interests) and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition. With respect to security over shares in a German company only, to the extent required under German law, the voting rights will remain with the Obligor even after an Enforcement Event has occurred.

(c)

Where customary and applicable as a matter of law and following a request by the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes), as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated Equity Interests, the applicable Equity Interest certificate (or other documents evidencing title to the relevant Equity Interests) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Collateral Agent.

(d)	No “fixed” security shall be required to be granted over any Equity Interests (or equivalent ownership interest) in any person which are not directly owned by its immediate holding company.

(e)	If required under local law, security over Equity Interests (or equivalent ownership interests) will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Bank Accounts

(a)

Until an Applicable Acceleration Event or a Control Triggering Event (with respect to Controlled Accounts only) has occurred and is continuing, any person will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts).

(b)

Until an Applicable Acceleration Event has occurred and is continuing, unless the Indenture expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, there will be:

(i)	no “fixed” security over bank accounts, cash or receivables (other than Material Intercompany Receivables), except as required by Section 7.14 of the Indenture; and

(ii)	no obligation to hold, pay or sweep cash or receivables into a particular account.

(c)

Where “fixed” security is required, if required by local law to perfect that security and if possible without disrupting operation of the account, notice of that security will be served on the account bank by the applicable grantor in relation to applicable accounts within ten (10) Business Days of the creation of that security and the applicable grantor of that security will use its reasonable endeavors to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of that security has used its reasonable endeavors but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of that security is required for perfection, if the service of notice would prevent any Foreign Subsidiary Guarantor from using a bank account in the course of its business, except as required by Section 7.14 of the Indenture, no notice of security will be served until the occurrence of an Applicable Acceleration Event which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favour of the Secured Parties has been given. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	No control agreements (or perfection by control or similar arrangements) shall be required with respect to any Excluded Account.

(f)

If any bank account is required to be opened as a matter of local law in order to perfect any share security required to be granted in accordance with these Agreed Security Principles (i) such bank account shall not be required to be opened prior to the date falling 90 days after such share security is granted and (ii) the Secured Parties authorise, instruct and direct the Collateral Agent to, and the Collateral Agent shall, promptly subject to the Collateral Agent’s determination that such matters will not adversely affect it (in consultation with local counsel and at the expense of the Issuer as set forth in the Indenture) enter into any documentation requested by the applicable account bank in connection with such security.

(g)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(h)

If the consent of an account bank is required to grant security over a bank account, and such bank account is not required to be subject to an Account Control Agreement by Section 7.14 of the Indenture, the relevant Foreign Subsidiary Guarantor shall use its commercially reasonable endeavours to attempt once to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent in the first instance, the Loan Party shall not be required to change its banking arrangements or to replace its account bank.

11.	Additional Principles

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant Foreign Subsidiaries in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation” (and in particular, guarantees and security shall not result in all or part of the Note Obligations being considered related debt for thin capitalisation purposes), “earnings stripping”, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a Foreign Subsidiary to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Trustee or the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes) before signing any applicable security or accession document, the relevant Foreign Subsidiary shall use reasonable endeavors (for a period of not more than ten (10) Business Days but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or Security Document shall be subject to such limit;

(b)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs guarantee fees payable to any person that is not the Issuer or a Subsidiary thereof and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security, as determined in good faith by Issuer;

(c)

subject always to sections 4 and 6 above, Foreign Subsidiaries will not be required to give guarantees or enter into Security Documents if it is not within the legal capacity of the relevant Foreign Subsidiary or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction, require the consent of any legal or regulatory authority or contractual counterparty or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for the Issuer or any of its Subsidiaries, provided that, to the extent requested by the Trustee or the Collateral Agent (in each case, acting at the direction of Holders of the requisite principal amount of the Notes) before signing any applicable Security Document or guaranty document, the relevant Foreign Subsidiary shall, in relation to a contractual restriction only, use reasonable endeavors (for a period of not more than ten (10) Business Days but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or Security Document shall be subject to such limit;

(d)

it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets, as determined in good faith by Issuer, in which event security will not be taken over such assets;

(e)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have an adverse effect on the ability of the relevant Foreign Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Applicable Acceleration Event which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (e);

(f)	any security document will only be required to be notarized if required by law in order for the relevant security to become effective or admissible in evidence;

(g)	if not required by the laws of the applicable Foreign Jurisdiction, no title investigations or other diligence on assets will be required and no title insurance will be required;

(h)

to the extent legally effective, all security will be given in favour of the Collateral Agent and not the Secured Parties individually; “parallel debt” provisions will be used where necessary (and included in the Indenture and not the individual security documents);

(i)

neither the Issuer nor any Subsidiary will be required to take any action in relation to any guarantees or security as a result of any assignment, sub-participation or transfer by a Secured Party (and neither the Issuer nor any Subsidiary shall bear or otherwise be liable for any taxes, any notarial registration or perfection fees or any other costs, fees or expenses that result from any assignment, sub-participation or transfer by a Secured Party);

(j)

other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by the applicable Foreign Subsidiary Guarantor;

(k)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties (or any agent or similar representative appointed by them at the relevant time) unless (i) required for such documents to become effective or admissible in evidence, and (ii) an Applicable Acceleration Event is continuing; provided, however, if the Collateral Agent or the Trustee is asked to sign a document in a language other than English, a courtesy translation shall be provided at the expense of the Issuer (upon which translation the Collateral Agent shall conclusively rely); and

(l)	no security shall be required to be provided over any of the following property:

(i)	any Real Property other than Material Real Property;

(ii)

(x) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing of a general notice filing or similar) and (y) commercial tort claims with a value of less than $10,000,000;

(iii)

pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 8.09(c) of the Indenture and such restriction is binding on such assets on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (and renewals and replacements thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the anti-assignment provisions of applicable law) or which would require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received);

(iv)

assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Issuer in consultation with the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes);

(v)

any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Issuer or any Subsidiary thereof) after giving effect to the anti-assignment provisions of applicable law;

(vi)

those assets as to which the Issuer and the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes) reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby;

(vii)

any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby after giving effect to the anti-assignment provisions of applicable law;

(viii)

pending “intent to use” trademark applications for which an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has not been filed with or accepted by the United States Trademark Office;

(ix)	any Excluded Account and any cash and Permitted Investments maintained in an Excluded Account;

(x)	any Excluded Securities;

(xi)	any Third Party Funds;

(xii)

any equipment or other real or personal property or asset that is subject to a Lien permitted by clause (i) of Section 8.02 of the Indenture if permitted by Section 8.01 of the Indenture, if the agreement governing such Lien (or the Indebtedness secured thereby) prohibits or requires the consent of any person (other than the Issuer or any Subsidiary thereof) as a condition to the creation of any other security interest on such equipment or other real or personal property or asset and, in each case, such prohibition or requirement is permitted hereunder after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code; and

(xiii)	any other property mutually agreed upon between the Issuer and the Collateral Agent (acting at the direction of Holders of the requisite principal amount of the Notes).

12.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Security Document, the Secured Parties authorise, instruct and direct the Collateral Agent and the Trustee to, and the Collateral Agent and Trustee shall promptly (at the option and upon request of Issuer) and in accordance with Article XIII of the Indenture, enter into such amendments to such Security Document as shall be necessary or desirable to cure such conflict or inconsistency.